     As filed with the Securities and Exchange Commission on April 5, 1999
                                                      Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               ----------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                               ----------------

                            Star Gas Partners, L.P.
             (Exact name of registrant as specified in its charter)

        Delaware                      5984                 06-1437793
    (State or other       (Primary Standard Industrial  (I.R.S. Employer
      jurisdiction            Classification Code)    Identification No.)
  of incorporation or
     organization)
  2187 Atlantic Street                             Irik P. Sevin, Chairman of
    P.O. Box 120011                              the Board and Chief Executive
 Stamford, Connecticut                                      Officer
       06912-0011                                         Star Gas LLC
     (203) 328-7300                                   2187 Atlantic Street
(Address, including zip                                 P.O. Box 120011
       code, and                                  Stamford, Connecticut 06912-
   telephone number,                                          0011
including area code, of                                  (203) 328-7300
 registrant's principal                          (Name, address, including zip
   executive offices)                                      code, and
                                                  telephone number, including
                                                         area code, of
                                                       agent for service)
                                    Copy to:
                   Phillips Nizer Benjamin Krim & Ballon LLP
                          666 Fifth Avenue, 28th Floor
                            New York, New York 10103
                                 (212) 977-9700
                            Attn: Alan Shapiro, Esq.

        Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering. [_]     .

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering. [_]     .

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                               ----------------

                        CALCULATION OF REGISTRATION FEE

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--------------------------------------------------------------------------------

                                        Proposed    Proposed maximum
 Title of each class of     Amount      maximum        aggregate
    securities to be        to be    offering price     offering        Amount of
       registered         registered  per Unit(1)       price(1)     registration fee
-------------------------------------------------------------------------------------
 Common Units
  representing
  limited partner
  interests...........     427,803       $14.00        $5,989,242         $1,770

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act. Based on the last sales price of the Common Units as reported on the NYSE of $14 on March 31, 1999.
                               ----------------

  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                   Subject to Completion--Dated April 5, 1999

PROSPECTUS

                              427,803 Common Units

                            Star Gas Partners, L.P.

                     Representing Limited Partner Interests

                               ----------------

  This Prospectus covers the reoffering and resale from time to time by selling unitholders of an aggregate of 427,803 common units that they acquired from us in transactions not involving a public offering. We will not receive any proceeds from the sale of these common units by the selling unitholders. We are the eighth largest retail distributor of propane and the largest retail distributor of home heating oil in the United States.

  We intend, to the extent we have sufficient cash available from operations, to distribute to each holder of common units a distribution of at least $0.575 per common unit per quarter, which is the minimum quarterly distribution, or $2.30 per common unit on a yearly basis. Our general partner has broad discretion in making cash disbursements and establishing reserves. During the subordination period, which generally will not end before October 1, 2002, we will make the minimum quarterly distribution to holders of common units before any distributions will be made on the Star Gas Partners interests that rank below the common units.

  The common units are listed on the New York Stock Exchange under the symbol "SGU." The last reported sale price of common units on the NYSE on April 1, 1999 was $14 3/16 per common unit.

  You should read "Risk Factors" beginning on page 20 of this prospectus for a discussion of the material risks relating to an investment in the common units.

                               ----------------

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                               ----------------

                 The date of this prospectus is April   , 1999

                               TABLE OF CONTENTS

GUIDE TO READING THIS PROSPECTUS......   1
SUMMARY...............................   2
  The Business........................   2
  Summary Selected Historical
   Financial and Operating Data--
   Propane Operations.................   9
  Summary Selected Historical
   Financial and Operating Data--Home
   Heating Oil Operations.............  11
  Summary Selected Unaudited Pro Forma
   Condensed Consolidated Financial
   Information........................  13
  The Offering........................  15
  Cash Available for Distribution.....  17
  Summary of Tax Considerations.......  18
RISK FACTORS..........................  20
  Risks Inherent in Our Businesses....  20
  Risks Arising Out of the
   Transaction........................  24
  Risks Inherent in an Investment in
   Star Gas Partners..................  25
  Tax Risks to Common Unitholders.....  27
THE TRANSACTION.......................  30
  Acquisition of Petro................  30
  Financings and Refinancings.........  30
  New General Partner.................  31
  Amendment of Partnership Agreement..  31
  Outstanding Star Gas Partners
   Units..............................  31
USE OF PROCEEDS.......................  32
CAPITALIZATION........................  33
SELLING UNITHOLDERS...................  34
STAR GAS PARTNERS STRUCTURE AND
 MANAGEMENT FOLLOWING THE
 TRANSACTION..........................  35
PRICE RANGE OF COMMON UNITS AND
 DISTRIBUTIONS........................  37
CASH DISTRIBUTION POLICY..............  38
  General Description of Cash
   Distribution.......................  38
  Quarterly Distributions of Available
   Cash...............................  39
  Distributions of Available Cash from
   Operating Surplus During the
   Subordination Period...............  39
  Distributions of Available Cash from
   Operating Surplus After the
   Subordination Period...............  40
  Incentive Distributions During the
   Subordination Period...............  40

  Incentive Distributions After the
   Subordination Period...............  41
  Distributions from Capital Surplus..  42
  Limitations and Prohibitions on
   Distributions on Subordinated
   Interests..........................  42
  Adjustment of Minimum Quarterly
   Distribution and Target
   Distribution Levels................  42
  Issuance of Additional Senior
   Subordinated Units.................  43
  Distributions of Cash upon
   Liquidation During the
   Subordination Period...............  44
  Distributions of Cash upon
   Liquidation After the Subordination
   Period.............................  46
  Cash Available for Distribution.....  46
BUSINESS..............................  48
  General.............................  48
  Industry Characteristics............  48
  Competitive Strengths...............  49
  Business Strategy...................  50
  Propane.............................  50
  Home Heating Oil....................  54
  Other...............................  58
MANAGEMENT............................  61
  Star Gas Partners Management........  61
  Reimbursement of Expenses of the
   General Partner....................  64
BENEFICIAL OWNERSHIP OF PRINCIPAL
 UNITHOLDERS AND MANAGEMENT...........  65
DESCRIPTION OF THE COMMON UNITS.......  66
  The Rights of Unitholders...........  66
  Transfer Agent and Registrar........  66
  Obligations and Procedures for the
   Transfer of Units..................  66
THE PARTNERSHIP AGREEMENT.............  68
  Organization and Duration...........  68
  Purpose.............................  68
  Power of Attorney...................  68
  Restrictions on Authority of the
   General Partner Regarding
   Extraordinary Transactions.........  68
  Lack of Dissenters' Rights..........  69
  Withdrawal or Removal of the General
   Partner; Approval of Successor
   General Partner....................  69

Restriction on Transfer of General Partner Interest.......................   70
Reimbursement for Services of the General Partner.........................   71
Rights and Status as Limited Partner or Assignee upon Transfer of
 Interest.................................................................   71
Limitations on the Rights of Non-citizen Assignees and Redemption Rights
 of Star Gas Partners.....................................................   71
Issuance of Additional Securities by Star Gas Partners....................   71
Limited Call Right on Outstanding Limited Partner Interests...............   72
Amendment of the Partnership Agreement....................................   73
Meetings of Limited Partners and Voting Rights............................   74
Indemnification Obligations of Star Gas Partners..........................   75
Potential Loss of Limited Liability by Unitholders........................   75
Obligations of the General Partner to Provide Books and Reports to Limited
 Partners.................................................................   76
Limited Partners' Right to Inspect Star Gas Partners Books and Records....   76
Description of Termination and Dissolution of Star Gas Partners...........   76
Liquidation of Star Gas Partners and Distribution of Proceeds.............   77
Registration Rights of the General Partner or its Affiliates..............   77
CONFLICTS OF INTEREST.....................................................   78
Conflicts of Interest May Arise as a Result of the Publicly-Traded Limited
 Partnership Structure....................................................   78
Fiduciary Duties Owed to Unitholders by the General Partner as Prescribed
 by Law and the Partnership Agreement.....................................   79
DESCRIPTION OF INDEBTEDNESS...............................................   81
New Indebtedness..........................................................   81
Existing Indebtedness.....................................................   82

FEDERAL INCOME TAX CONSIDERATIONS.........................................  84
Tax Consequences of Unit Ownership........................................  84
Tax Treatment of Unitholders..............................................  87
Tax-exempt Organizations and Other Investors                                90
Tax Treatment of Operations...............................................  91
Administrative Matters....................................................  92
Disposition of Units......................................................  95
State, Local and Other Tax Considerations.................................  98
INVESTMENT IN STAR GAS PARTNERS BY EMPLOYEE BENEFIT PLANS AND INDIVIDUAL
 RETIREMENT ACCOUNTS......................................................  99
VALIDITY OF COMMON UNITS.................................................. 100
EXPERTS................................................................... 100
WHERE YOU CAN FIND MORE INFORMATION....................................... 101
FORWARD-LOOKING STATEMENTS................................................ 101
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE........................... 102
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION.......... 103
Pro Forma Condensed Consolidated Balance Sheet (Unaudited)................ 104
Pro Forma Condensed Consolidated Statement of Operations (Unaudited)...... 105
Pro Forma Condensed Consolidated Statement of Operations (Unaudited)...... 106
Notes to Pro Forma Condensed Consolidated Financial Information........... 107
ANNEX A--APPLICATION FOR TRANSFER OF COMMON UNITS......................... A-1
ANNEX B--GLOSSARY OF TERMS................................................ B-1
ANNEX C--PRO FORMA AVAILABLE CASH FROM OPERATING SURPLUS.................. C-1

                        GUIDE TO READING THIS PROSPECTUS

  The following information should help you understand some of the conventions used in this prospectus.

 .  Throughout this prospectus, we refer to ourselves, Star Gas Partners, L.P., as "we," or "us" or "Star Gas Partners." Generally we refer to ourselves as "we" or "us" when discussing operations (such as "We are the eighth largest retail distributor of propane..........''), and as ""Star Gas Partners'' when discussing our entity or its structure (such as ""Star Gas Partners conducts its operations through Star Gas Propane, L.P. . . .'').

 . When we refer to a fiscal year, we are referring to Star Gas Partners' fiscal year that ends September 30. Historically, Petro has operated on a calendar year basis.

 .  Except as the context otherwise requires, references to:

  (1) the "transaction" refers to our acquisition of Petro and certain related transactions that closed on March 26, 1999;

  (2) our operations prior to the completion of the transaction included the operations of Star Gas Propane, L.P., referred to in this prospectus as "Star Gas Propane" and its subsidiary; and

  (3) our operations from the time of completion of the transaction include all of the operations cited above together with Petro's home heating oil operations.

 . This prospectus generally treats Petro's home heating oil operations as if they had historically been owned and operated by Star Gas Partners. Prior to the transaction, the home heating oil business and operations referred to in this prospectus were owned and operated by Petro, which is the current parent of our general partner. Following the transaction, the home heating oil business and operations have been operated by Petro, which is our wholly-owned subsidiary, Petro's immediate parent corporation, Petro Holdings, Inc., referred to in this prospectus as "Petro Holdings," and Petro's wholly-owned subsidiaries.

 .  As part of the transaction, we appointed a new general partner, Star Gas
   LLC. References to the "general partner" generally refer to Star Gas LLC unless the context refers to the period prior to the transaction, in which case we are referring to Star Gas Corporation.

 . For ease of reference, a glossary of some terms used in this prospectus is included as Annex B to this prospectus. Capitalized terms not otherwise defined in this prospectus have the meanings given in the glossary.

 . Unless otherwise specified, the information in this prospectus assumes that the underwriters' over-allotment option for equity offering is not exercised.

                                    SUMMARY

  This summary highlights some information from this prospectus. It may not contain all of the information that is important to you. To understand this offering fully, you should read the entire prospectus carefully, including the risk factors, financial statements, annexes and all information incorporated by reference.

                                  The Business

General

  We are the eighth largest retail distributor of propane and the largest retail distributor of home heating oil in the United States. Our propane operations serve customers in the Midwest and Northeast regions, and our home heating oil operations serve customers in the Northeast and Mid-Atlantic regions.

 Propane Operations

  Our propane operations are primarily engaged in the retail distribution of propane and related supplies and equipment to residential, commercial, industrial, agricultural and motor fuel customers. We serve our approximately 166,000 propane customers from 55 branch locations and 32 satellite storage facilities in the Midwest, and 19 branch locations and 14 satellite storage facilities in the Northeast. In addition to our retail business, we also serve approximately 30 wholesale customers from our facilities in southern Indiana.

  On a pro forma basis giving effect to acquisitions in fiscal 1998, approximately 80% of our propane sales, by volume of gallons sold, were to retail customers and approximately 20% were to wholesale customers. Our retail sales have historically had a greater profit margin, more stable customer base and less price sensitivity than our wholesale business.

 Home Heating Oil Operations

  We are a leading consolidator in the highly fragmented home heating oil industry. We serve approximately 340,000 home heating oil customers from 24 branch locations in the Northeast and Mid-Atlantic regions. We also install and repair heating equipment 24 hours a day, seven days a week, 52 weeks a year, generally within four hours of requests. These services are an integral part of our basic home heating oil service, and are designed to maximize customer satisfaction and loyalty.

  As a result of a major strategic study, in 1996 we began to implement an operational restructuring program designed to take advantage of our size within the home heating oil industry. This program involves regionalization of our home heating oil operation into three profit centers, which allows us to operate more efficiently. In addition, this program enables us to access developments in communication and computer technology that are in use by other large distribution businesses, but are generally not used by other retail heating oil companies. This program is designed to reduce our operating costs, improve our customer service and establish a brand image among our heating oil consumers.

  For the twelve months ended September 30, 1998, approximately 83% of our total sales were from sales of home heating oil, approximately 13% were from the installation and repair of heating equipment and approximately 4% were from the sale of other petroleum products, including diesel fuel and gasoline, to commercial customers.

Industry Characteristics

  Propane is used primarily for space heating, water heating and cooking by residential and commercial customers. Home heating oil is used primarily as a source of residential space heating. The retail propane and home heating oil industries are both mature, with total demand expected to remain relatively flat or to decline slightly. We believe that these industries are relatively stable and predictable due to the largely non-discretionary nature of propane and home heating oil use. Accordingly, the demand for propane and home heating oil has historically been relatively unaffected by general economic conditions and has been a function of weather conditions.

  According to the American Petroleum Institute, the domestic retail market for propane is approximately 9.4 billion gallons annually and according to the Energy Information Administration, this accounts for approximately 4% of household energy consumption in the United States. According to the Energy Information Administration, the domestic retail market for home heating oil is approximately 7.4 billion gallons annually and the Northeast accounts for approximately two-thirds of the demand for home heating oil in the United States. In 1997, approximately 6.9 million, or 36% of all homes in the Northeast, were heated by oil.

  The propane and home heating oil distribution industries are highly fragmented, characterized by a large number of relatively small, independently owned and operated local distributors. Each year a significant number of local distributors have sought to sell their business for reasons that include retirement and estate planning. In addition, the propane and heating oil distribution industries are becoming more complex due to increasing environmental regulations and escalating capital requirements needed to acquire advanced, customer oriented technologies. Primarily as a result of these factors, both industries are undergoing consolidation, and Star Gas Partners and Petro have been active consolidators in their markets.

Competitive Strengths

  We believe that we are well-positioned to compete in the propane and home heating oil industries. Our competitive strengths include:

 . High Percentage of Sales to Stable, Higher Margin Residential
   Customers. Our propane and home heating oil operations concentrate on sales to residential customers. Residential customers tend to generate higher margins and are generally more stable purchasers than other customers. For the year ended September 30, 1998, sales to residential customers represented 56% of our retail propane gallons sold and 66% of propane gross profit. In addition, we own approximately 95% of the propane tanks located at our customers' homes, which further enhances our profitability and customer stability. For the twelve months ended September 30, 1998, sales to residential customers represented 83% of Petro's total heating oil gallons sold and 91% of total heating oil gross profit.

 . Proven Acquisition Expertise. Petro has a proven track record in the acquisition of home heating oil companies. Petro has achieved substantial growth since 1979 through the acquisition and consolidation of 188 retail home heating oil distributors in both new and existing markets. In addition, since January 1994, our propane operations have acquired 12 distributors, including seven distributors in fiscal 1998.

 . Premium Service Provider with Brand Name Recognition. In New York and our
   Mid-Atlantic region, our home heating oil business now operates only under the name "Petro," rather than the acquired brand names previously in use. We have been building this brand name by focusing on delivering premium service to our customers.

 . Operating Leverage. As the largest retail distributor of home heating oil and a leading retail distributor of propane in the United States, we are able to realize economies of scale in operating, marketing, information technology and other areas by spreading our costs over a larger base of sales. In our home heating oil business, we are using communication and computer technology, generally not used by our competitors, that has allowed us to realize operating efficiencies.

Business Strategy

  Our primary objective is to increase cash flow on a per unit basis. We intend to pursue this objective principally through the following strategies:

 . Pursuing Strategic Acquisitions. We intend to continue to grow through acquisitions. Both the propane and home heating oil distribution industries are highly fragmented, characterized by a large number of relatively small, independently owned and operated local distributors. We believe that, as a result of the transaction, the field of potential acquisition candidates will be broadened due to our ability to acquire propane companies, home heating oil companies and companies with both propane and home heating oil operations. In addition, our increased size will enable us to consider larger transactions.

 . Realizing Operating Efficiencies in Existing and Acquired Operations. We intend to continue to implement our restructuring and cost reduction programs in our home heating oil business to improve profitability and realize cost savings in both existing and acquired operations. We intend to continue to focus our propane operations in high margin markets with a large proportion of residential customers.

 . Focusing on Customer Growth and Retention. We intend to continue to seek internal growth through individual branch marketing programs in our propane business. In our home heating oil business, we seek to maximize customer retention by providing premium customer service and building brand awareness and customer loyalty.

 . Enhancing Our Brand Awareness. We believe that the impact of Petro's branding efforts may offer competitive advantages in the home heating oil industry, due to the lack of comparable branding and extremely low consumer awareness in the industry.

  There can be no assurance that we will be able to implement the above strategies.

The Transaction

  Star Gas Partners acquired Petro as part of a four-part transaction which closed on March 26, 1999. The four principal parts of the transaction are described below.

 . Acquisition of Petro. Petro became a wholly-owned, indirect subsidiary of Star Gas Partners through:

    (1) a merger of one of Star Gas Partners' wholly-owned subsidiaries into Petro; and

    (2) an exchange by affiliates of Petro of their Petro common stock for senior subordinated units, junior subordinated units and general partner units of Star Gas Partners.

 . Financings and Refinancings. We offered and sold to the public 8,720,013 common units, the net proceeds of which were approximately $116.1 million. Separately, Petro offered and sold $90 million of senior secured notes in a private transaction, the net proceeds of which were approximately $87.7 million. Star Gas Partners, along with Petro Holdings, have guaranteed the notes. Star Gas Partners used the proceeds from these offerings to redeem or restructure most of Petro's public and private debt and its preferred stock.

 . New General Partner. As a result of the transaction, Star Gas Corporation became a subsidiary of Star Gas Partners. We substituted a new general partner, Star Gas LLC, for Star Gas Corporation. This substitution was necessary because a general partner cannot be a subsidiary of a limited partnership of which it is a general partner.

 . Amendment of Partnership Agreement. We amended our partnership agreement in effect prior to the transaction. The amendment, among other things, facilitated the completion of the transaction and increased our minimum quarterly distribution from $0.55 to $0.575 per common unit per quarter.

Use of Proceeds

  We will not receive any proceeds from the sale of common units by the selling unitholders.

Outstanding Star Gas Partners Units

  The following table shows the approximate number of units outstanding before and after the transaction. The 325,729 general partner interests/units represents 324,100 general partner units in Star Gas Partners and the 0.01% general partner interest in Star Gas Propane. This 0.01% interest is deemed to be in unit form solely for purposes of this table.

                                       Before Transaction    After Transaction
                                      -------------------- ---------------------
                                       Number   Percentage   Number   Percentage
                                      --------- ---------- ---------- ----------
  Common Units
   Existing common units............  3,858,999    60.5%    3,858,999    23.7%
   Issued to Petro junior preferred
    stockholders....................         --      --       102,848     0.6
   Issued in this offering and
    related refinancings............         --      --     9,120,547    56.0
                                      ---------   -----    ----------   -----
     Subtotal.......................  3,858,999    60.5    13,082,394    80.3
  Subordinated Units
   Existing subordinated units......  2,396,078    37.5            --      --
   Senior subordinated units........         --      --     2,481,742    15.3
   Junior subordinated units........         --      --       396,558     2.4
                                      ---------   -----    ----------   -----
     Subtotal.......................  2,396,078    37.5     2,878,300    17.7
  General Partner Interests/Units...    127,655     2.0       325,729     2.0
                                      ---------   -----    ----------   -----
     Total..........................  6,382,732   100.0%   16,286,423   100.0%
                                      =========   =====    ==========   =====

Capitalization

  The following table shows our historical capitalization as of December 31, 1998 on an actual basis and as adjusted to give pro forma effect to the acquisition of Petro. It is further adjusted to give pro forma effect to the equity offering and the debt offering and the application of the net proceeds of these offerings. This table does not include $4.2 million of the current portion of Petro's 1989 preferred stock that was paid with the proceeds of the equity offering and the debt offering.

  The Petro public debt listed below consists of:

  . $80.6 million of 12 1/4% Senior Subordinated Debentures due 2005, including a prepayment discount of $0.7 million;

  . $47.4 million of 10 1/8% Senior Subordinated Notes due 2003, including a prepayment discount of $2.6 million; and

  . $68.9 million of 9 3/8% Senior Subordinated Debentures due 2006, including a prepayment discount of $6.1 million.

Upon completion of the transaction, Petro exercised its right to redeem an aggregate of 98.5% of the principal amount of these securities.

  The Petro private debt listed below consists of:

  . approximately $62.7 million of 9% Senior Notes due 2002;

  . $4.3 million of 10 1/4% Subordinated and Senior Notes due 2001; and

  . $14.0 million of notes payable for the purchase of fuel oil dealers maturing at various dates through 2004.

  You should read this table together with the historical and pro forma financial statements and notes included and incorporated by reference in this prospectus.

                                     December 31, 1998
                             ----------------------------------
                                         Pro Forma    Adjusted
                              Actual      Combined    Pro Forma
                             --------  -------------- ---------
                                       (In thousands)
Cash........................ $  5,831     $  7,835    $ 14,266
                             ========     ========    ========
Debt:
 Star Gas Propane First
  Mortgage Notes............ $ 96,000     $ 96,000    $ 96,000
 Star Gas Propane acquisi-
  tion facility.............    7,616        7,616       7,616
 The notes issued in the
  debt offering.............      --           --       90,000
 Petro public debt..........      --       196,875       3,022
 Petro private debt.........      --        75,357      80,917
                             --------     --------    --------
    Total Long-Term Debt....  103,616      375,848     277,555
                             --------     --------    --------
Redeemable Preferred Stock:
 Petro 12 7/8% preferred
  stock.....................      --        12,828         --
Partners' Capital:
 Common unitholders.........   57,347       58,806     180,333
 Existing subordinated
  unitholders...............     (962)         --          --
 Senior and junior subordi-
  nated unitholders.........      --        13,266      13,266
 General partner............       63        1,267       1,267
                             --------     --------    --------
    Total Partners' Capi-
     tal....................   56,448       73,339     194,866
                             --------     --------    --------
    Total Capitalization.... $160,064     $462,015    $472,421
                             ========     ========    ========

Star Gas Partners Structure and Management Following the Transaction

  Our propane operations are conducted through Star Gas Propane and its wholly-owned corporate subsidiaries. In addition, substantially all of our propane operations' consolidated assets and liabilities are accounted for by Star Gas Propane in which Star Gas Partners owns a 99.99% limited partnership interest and the general partner owns a 0.01% general partner interest. The general partner directs and manages all activities of Star Gas Partners and Star Gas Propane and is reimbursed on a monthly basis for all related direct and indirect expenses it incurs on their behalf. Our home heating oil operations are conducted through Petro Holdings, Petro and Petro's subsidiaries.

  Upon completion of the transaction, Star Gas LLC became our general partner and the general partner of Star Gas Propane.

  Star Gas Partners, L.P.'s principal executive offices are located at 2187 Atlantic Street, Stamford, CT 06902. Our telephone number is (203) 328-7300.

  The following chart illustrates the organization and ownership of Star Gas Partners, Star Gas Propane and its subsidiaries and Star Gas LLC immediately following the transaction. The percentages reflected in the following chart represent the approximate ownership interests in each of Star Gas Partners and Star Gas Propane, individually, and not on an aggregate basis.

        [Star Gas Partners Organization Chart Following the Transaction]

 Summary Selected Historical Financial and Operating Data-- Propane Operations

  The following table shows, for the periods and dates indicated, summary selected historical financial and operating data of Star Gas Partners, which is derived from our consolidated financial statements. The financial data is only a summary and should be read in conjunction with our historical financial statements and related notes contained in the annual reports and other information that we have filed with the SEC. See "Incorporation of Certain Documents by Reference." The historical financial data for the three months ended December 31, 1997 and 1998 is unaudited. The results of operations for the three-month periods ended December 31, 1997 and 1998 contain all adjustments that are of a normal and recurring nature necessary to present fairly the financial condition and results of operations for those periods. The historical Other Data is unaudited but has been prepared on the same basis as that of the audited consolidated financial statements. These historical results of operations do not predict the future results of operations.

  The 1996 column of the table shows the results of operations of the predecessor of Star Gas Partners for the period from October 1, 1995 through December 20, 1995 and the results of Star Gas Partners from December 20, 1995 through September 30, 1996. We combined these operating results to facilitate an analysis of the fundamental operating data. However, on a per unit basis, both the net income (loss) and the cash distributions paid in the 1996 column of the table represent Star Gas Partners' actual results for the period from December 20, 1995 through September 30, 1996.

  "EBITDA" listed in the table below is defined as operating income plus depreciation, amortization and other non-cash charges, less net gain (loss) on sales and equipment. EBITDA should not be considered an alternative to net income, as an indicator of operating performance, or as an alternative to cash flow, as a measure of liquidity or ability to service debt obligations. Instead, EBITDA provides additional information for evaluating our ability to make the minimum quarterly distribution. The definition of EBITDA used by Star Gas Partners is different from the definition of EBITDA used by Petro and may be different from that used by other corporations or partnerships.

                                                             Three Months
                                                                 Ended
                                    September 30,            December 31,
                              ----------------------------  ----------------
                                1996      1997      1998     1997     1998
                              --------  --------  --------  -------  -------
                               (In thousands, except for per unit data)
Statement of Operations Data
Sales.......................  $119,634  $135,159  $111,685  $41,844  $30,237
Costs and expenses
  Cost of sales.............    58,557    72,211    49,498   21,650   11,978
  Delivery and branch ex-
   penses...................    34,750    36,427    37,216   10,153   10,295
  Depreciation and amortiza-
   tion.....................     9,680    10,242    11,462    2,785    3,008
  General and administrative
   expenses.................     6,457     6,818     6,065    1,369    1,429
  Net gain (loss) on sales
   of assets................      (260)     (295)     (271)     (48)      (4)
                              --------  --------  --------  -------  -------
Operating income............     9,930     9,166     7,173    5,839    3,523
  Interest expense, net.....     7,124     6,966     7,927    2,086    2,178
  Amortization of debt issu-
   ance costs...............       128       163       176       40       45
                              --------  --------  --------  -------  -------
Income (loss) before income
 taxes......................     2,678     2,037      (930)   3,713    1,300
                              --------  --------  --------  -------  -------
  Income tax expense........        85        25        25        6        6
                              --------  --------  --------  -------  -------
Net income (loss)...........  $  2,593  $  2,012  $   (955) $ 3,707  $ 1,294
                              ========  ========  ========  =======  =======
General partner's interest
 in net income (loss).......       --         40       (19)      74       26
                                        --------  --------  -------  -------
Limited partners' interest
 in net income (loss).......       --   $  1,972  $   (936) $ 3,633  $ 1,268
                                        ========  ========  =======  =======
Basic and diluted, net in-
 come (loss) per limited
 partner unit...............  $   0.11  $   0.37  $  (0.16) $  0.66  $  0.20
                              ========  ========  ========  =======  =======
Cash distribution declared
 per unit...................  $   1.17  $   2.20  $   2.20  $  0.55  $  0.55(c)
                              ========  ========  ========  =======  =======

                                                        Three Months Ended
                               September 30,               December 31,
                         ----------------------------  -----------------------
                           1996      1997      1998      1997      1998
                         --------  --------  --------  --------  --------
                                        (In thousands)
Balance Sheet Data (end
 of period)
  Current assets........ $ 17,842  $ 14,165  $ 17,947  $ 21,989  $ 25,514
  Total assets..........  156,913   147,469   179,607   179,451   185,403
  Long-term debt........   85,000    85,000   104,308    96,000   103,616
  Partners' capital.....   61,398    51,578    57,347    71,883    56,448
Summary Cash Flow Data
  Net cash provided by
   operating activi-
   ties................. $  9,982  $ 18,964  $  9,264  $  1,980  $  2,244
  Net cash provided by
   (used in) investing
   activities...........   (6,954)   (4,905)  (13,276)     (548)   (1,285)
  Net cash provided by
   (used in) financing
   activities...........   (2,649)  (14,276)    4,238     1,131     3,757
Other Data
  Operating income be-
   fore depreciation,
   amortization and
   other non-cash
   charges less net gain
   (loss) on sales of
   equipment
   ("EBITDA")........... $ 19,870  $ 19,703  $ 18,906  $  8,672  $  6,535
  Retail propane gallons
   sold.................   96,294    94,893    98,870    38,550    29,400
  Ratio of earnings to
   fixed charges(a).....    1.22x     1.27x       --       2.7x      1.6x
  Total capital
   expenditures(b)...... $  5,332  $  5,279  $  5,015  $  2,085  $  1,312

-------
(a) For purposes of determining the ratio of earnings to fixed charges, earnings are defined as earnings (loss) from continuing operations before income taxes, plus fixed charges. Fixed charges consist of interest expense on all indebtedness, the amortization of deferred debt issuance costs and the portion of operating rental expense that is representative of the interest factor. For the year ended September 30, 1998, earnings were inadequate to cover fixed charges by $1.0 million.
(b) Includes net maintenance capital expenditures for the fiscal years ended September 30, 1996, 1997 and 1998 and the three months ended December 31, 1997 and 1998 of $2.3 million, $3.1 million, $2.6 million, $1.3 million and $0.5 million.
(c) Star Gas Partners did not declare a distribution on the subordinated units for the three months ended December 31, 1998.

           Summary Selected Historical Financial and Operating Data--
                          Home Heating Oil Operations

  The following table shows summary selected historical financial and operating data of Petro, which is derived from the consolidated financial statements of Petro. The financial data is only a summary, and you should read it in conjunction with Petro's historical financial statements, and related notes, contained in the annual reports and other information that Petro has filed with the SEC. See "Incorporation of Certain Documents by Reference." Since Star Gas Partners' initial public offering in December 1995, Star Gas Partners has been accounted for under the equity method of accounting in Petro's financial statements. The Historical Other Data is unaudited but has been prepared on the same basis as that of the Audited Consolidated Financial Statements. These historical results of operations do not predict future results.

  In analyzing the results of Petro, the following important factors should be noted:

    . The decline in operating income before depreciation, amortization and provision for supplemental benefits (EBITDA) for the year ended December 31, 1997, as compared to the year ended December 31, 1996, was primarily due to warm weather experienced in 1997.

    . For the twelve months ended December 31, 1998, home heating oil volume declined by approximately 21% as compared to the twelve months ended December 31, 1997 primarily due to the abnormally warm temperatures associated with the weather phenomenon generally referred to as "El Nino." While volume declined approximately 21%, EBITDA declined only 11.5% due to a reduction in operating costs largely attributable to the effects of the restructuring and cost reduction programs.


                                                   Year Ended December 31,
                                                 -----------------------------
                                                   1996       1997      1998
                                                 ---------  --------  --------
                                                  (In thousands, except per
                                                         share data)
Statement of Operations Data
Net sales....................................... $ 608,161  $548,141  $408,019
Costs and expenses
  Cost of sales.................................   427,388   379,748   265,526
  Operating expenses ...........................   138,703   132,383   111,881
  Restructuring, corporate identity, pension
   curtailment and Star Gas transaction
   expenses.....................................     4,366     7,640     5,510
  Depreciation, amortization and other non-cash
   costs........................................    28,946    28,847    26,895
                                                 ---------  --------  --------
Operating income (loss).........................     8,758      (477)   (1,793)
  Interest expense-net..........................   (32,412)  (31,668)  (30,732)
  Amortization of debt issuance cost............    (1,872)   (1,464)   (1,404)
  Income tax expense............................      (500)     (500)     (400)
  Other income (expense)-net....................     1,842    11,445       112
  Share of income (loss) of Star Gas............     2,283      (235)   (1,120)
                                                 ---------  --------  --------
Income (loss) before extraordinary item.........   (21,901)  (22,899)  (35,337)
                                                 ---------  --------  --------
Extraordinary Item..............................    (6,414)      --        --
                                                 ---------  --------  --------
Net income (loss)............................... $ (28,315) $(22,899) $(35,337)
                                                 =========  ========  ========
Basic and Diluted earnings (losses) per common
 share
  Class A and Class C common stock.............. $   (1.20) $  (1.06) $  (1.52)
Cash dividends declared per common share
  Class A and Class C common stock.............. $    0.60  $   0.30       --
Weighted average number of common shares
 outstanding
  Basic
  Class A common stock..........................    22,983    23,441    23,962
  Class C common stock..........................     2,598     2,598     2,598
  Diluted
  Class A common stock..........................    22,983    23,441    23,962
  Class C common stock..........................     2,598     2,598     2,598

Balance Sheet Data (end of period)
  Cash........................................ $   3,257  $   2,390  $   2,004
  Working capital.............................    18,093     12,436     (8,977)
  Total assets................................   275,025    247,846    199,531
  Long-term debt..............................   291,337    288,957    278,731
  Redeemable preferred stock (long-term
   portion)...................................     8,333     32,489     28,578
  Stockholders' deficiency....................  (145,733)  (177,033)  (215,825)
Summary Cash Flow Data
  Net cash provided by (used in) operating
   activities................................. $  (3,852) $  18,644  $  19,284
  Net cash provided by (used in) investing
   activities.................................   (26,193)      (980)         1
  Net cash provided by (used in) financing
   activities.................................   (44,983)   (18,531)   (19,671)
Other Data
  Operating income before depreciation,
   amortization and provision for supplemental
   benefits (EBITDA).......................... $  37,704  $  28,370  $  25,102
  Heating oil gallons.........................   456,141    410,291    324,667
  Ratio of earnings to fixed charges(a).......       --         --         --

-------
(a) For purposes of determining the ratio of earnings to fixed charges, earnings are defined as earnings (losses) from continuing operations before income taxes, plus fixed charges. Fixed charges consist of interest expense on all indebtedness and the amortization of deferred debt issuance costs and the portion of operating rental expense that is representative of the interest factor. For the years ended December 31, 1996, 1997 and 1998, earnings were inadequate to cover fixed charges by $28.3 million, $22.9 million, and $35.3 million.

     Summary Selected Unaudited Pro Forma Condensed Consolidated Financial
                                  Information

  The following summary selected unaudited pro forma condensed consolidated Statement of Operations Data, and Other Data for the twelve month period ended September 30, 1998 assume the transaction occurred on October 1, 1997. The pro forma Statement of Operations Data, and other data for the three months ended December 31, 1998 assume the transaction occurred on October 1, 1998. The Balance Sheet data assume the transaction occurred on December 31, 1998. The pro forma financial information below reflects the purchase method of accounting and is intended to give you a better picture of what our businesses might have looked like had they been combined. The companies may have performed differently if they were combined. You should not rely on the pro forma financial information as being indicative of the historical results that we would have had or the future results that we will experience after the transaction. See "Unaudited Pro Forma Condensed Consolidated Financial Information."

  The "Pro Forma Combined" column of the table represents the acquisition of Petro by Star Gas Partners and the "As Adjusted Pro Forma" column of the table represents the further effects of this offering and the debt offering.

                                     Twelve Months Ended    Three Months Ended
                                     September 30, 1998      December 31, 1998
                                    ---------------------- ----------------------
                                       (In thousands,         (In thousands,
                                    except per unit data)  except per unit data)
                                    Pro Forma  As Adjusted Pro Forma  As Adjusted
                                    Combined    Pro Forma  Combined    Pro Forma
                                    ---------  ----------- ---------  -----------
Statement of Operations Data
Sales.............................. $566,155    $566,155   $146,777    $146,777
Costs and expenses:
  Cost of sales....................  349,472     349,472     85,996      85,996
  Operating expenses...............  161,551     161,551     41,847      41,847
  Restructuring charges............    2,085       2,085        --          --
  Transaction expenses.............    1,029       1,029      3,794       3,794
  Corporate identity expenses......    1,100       1,100        --          --
  Provision for supplemental
   benefits........................      409         409         90          90
  Depreciation and amortization....   35,431      35,431      8,863       8,863
  Net gain (loss) on sales of
   assets..........................      (48)        (48)       (19)        (19)
                                    --------    --------   --------    --------
Operating income...................   15,030      15,030      6,168       6,168
  Interest (income) expense, net...   39,157      22,878      9,998       6,094
  Amortization of debt issuance
   costs...........................    1,608         448        380         112
                                    --------    --------   --------    --------
  Income (loss) before income
   taxes...........................  (25,735)     (8,296)    (4,210)        (38)
  Income tax expense...............      500         500         81          81
                                    --------    --------   --------    --------
Net income (loss).................. $(26,235)   $ (8,796)  $ (4,291)   $   (119)
                                    ========    ========   ========    ========
Net income (loss) per limited
 partner unit......................      --     $  (0.54)       --     $  (0.01)
                                                ========               ========

Balance Sheet Data (as of December
 31, 1998)
  Current assets...................                        $113,820    $115,351
  Total assets.....................                         640,876     637,829
  Long-term debt...................                         375,848     277,555
  Total partners' capital..........                          73,339     194,866

Summary Cash Flow Data
  Net cash provided by operating
   activities...................... $ 11,955    $ 28,234   $ (7,275)   $ (3,371)
  Net cash provided by (used in)
   investing activities............   (4,826)     (4,826)    (2,295)     (2,295)
  Net cash provided by (used in)
   financing activities............  (17,356)    (23,231)     4,991      (1,215)

                                     Twelve Months Ended   Three Months Ended
                                     September 30, 1998     December 31, 1998
                                    --------------------- ---------------------
                                       (In thousands)        (In thousands)
                                    Pro Forma As adjusted Pro Forma As adjusted
                                    Combined   Pro Forma  Combined   Pro Forma
                                    --------- ----------- --------- -----------
Other Data
  Operating income before
   depreciation, amortization less
   net gain (loss) on sales of
   equipment ("EBITDA")(a)......... $ 50,918   $ 50,918    $15,140   $ 15,140
  Ratio of earnings to fixed
   charges(b)......................      --         --         --         --
  Heating oil and propane gallons..  455,360    455,360    127,488    127,488

--------
(a) EBITDA has been reduced by approximately $3.8 million for the three months ended December 31, 1998 and $4.2 million for the year ended September 30, 1998 for expenses associated with Petro's corporate identity, restructuring and transaction expenses.
(b) For the twelve months ended September 30, 1998 pro forma combined and as adjusted pro forma, the earnings were inadequate to cover fixed charges by $26.2 million and $8.8 million. For the three months ended December 31, 1998, the pro forma combined and as adjusted pro forma, the earnings were inadequate to cover fixed charges by $4.3 million and $0.1 million.

  In analyzing the historical results of Star Gas Partners and the pro forma information as provided in the table above, the following three important factors should be considered.

  . First, the results for the fiscal 1998 pro forma exclude cost savings associated with Petro's restructuring program implemented during 1998. This restructuring program includes reductions in both corporate and field personnel, the consolidation of employee benefit plans and the rationalization of branch facilities.

  . Second, while depreciation and amortization expenses reduce net income as a non-cash expense, these expenses do not impact distributable cash flow.

  . Third, in fiscal 1998, temperatures were 12.8% warmer than normal for the areas in which Star Gas Partners conducts its propane operations and temperatures were 12.2% warmer than normal for the areas in which Petro conducts its home heating oil operations. Temperatures in the propane operating regions for the three months ended December 31, 1998 were 13.5% warmer than normal and 15.5% warmer than the prior year's comparable period. Temperatures in the home heating oil operating regions for the three months ended December 31, 1998 were 13.4% warmer than normal and 13.6% warmer than the prior year's comparable period. Star Gas Partners believes that overall levels of pro forma available cash from operating surplus were adversely affected during these periods due to this abnormally warm weather.

Recent Developments

 Star Gas Partners

  For the month ended January 31, 1999, retail propane volume sold increased
4.9 million gallons or 36.9% to 18.1 million gallons for the month ended January 31, 1999, as compared to 13.2 million gallons for the month ended January 31, 1998. These changes were largely attributable to the impact of 24.4% colder temperatures in the areas that Star Gas Partners conducts operations.

 Petro

  For the month ended January 31, 1999, home heating oil volume sold increased
13.5 million gallons or 24.6% to 68.6 million gallons for the month ended January 31, 1999, as compared to 55.1 million gallons for the month ended January 31, 1998. These changes were attributable to the impact of 21.9% colder temperatures in the areas that Petro conducts operations.

                                  The Offering

Common units offered by
selling unitholders...........     427,803


Common units outstanding
before and after the
offering......................     13,082,394

Distributions of available      .  We intend to distribute, to the extent
cash..........................     there is sufficient available cash, at
     (See page 39)                 least a minimum quarterly distribution
                                   of $0.575 per unit, or $2.30 per unit on a yearly basis.

                                .  "Available cash" for any quarter
                                   consists generally of all cash on hand
                                   at the end of that quarter, as adjusted
                                   for reserves. The general partner has
                                   broad discretion in establishing
                                   reserves.

                                .  In general, available cash will be
                                   distributed per quarter based on the
                                   following priorities:

                                   .  First, to the common units until each
                                      has received $0.575, plus any arrearages from prior quarters.

                                   . Second, to the senior subordinated units until each has received $0.575.

                                   .  Third, to the junior subordinated units
                                      and general partner units until each has received $0.575.

                                   .  Finally, after each unit has received
                                      $0.575, available cash will be
                                      distributed proportionately to all units until target levels are met.

                                .  If distributions of available cash
                                   exceed target levels greater than
                                   $0.604, the senior subordinated units,
                                   junior subordinated units and general
                                   partner units will receive incentive
                                   distributions.

Limitations and prohibitions
on distributions..............  .  Distributions will not be made on the
     (See page 42)                 senior subordinated units, junior
                                   subordinated units or general partner
                                   units for any quarter in our fiscal year
                                   1999, which ends on September 30, 1999.

                                .  Distributions may be made on the senior
                                   subordinated units, junior subordinated
                                   units and general partner units
                                   beginning with our fiscal year 2000,
                                   which begins on October 1, 1999. Any
                                   distributions made on these units
                                   depends on the amount of available cash
                                   we generate after October 1, 1999.

Timing of distributions.......  .  We make distributions approximately 45
     (See page 39)                 days after March 31, June 30, September
                                   30 and December 31 to unitholders on the applicable record date.

Subordination period..........  .  The subordination period will end once we
        (See page 39)              meet the financial tests in the
                                   partnership agreement, but it generally
                                   cannot end before October 1, 2002.
                                   However, if the general partner is
                                   removed under some circumstances, the
                                   subordination period will end.

                                .  When the subordination period ends, all
                                   senior subordinated units and junior
                                   subordinated units will convert into
                                   Class B common units on a one-for-one
                                   basis, and each common unit will be
                                   redesignated as a Class A common unit.

                                .  The main difference between the Class A
                                   common units and Class B common units is that the Class B common units will continue to have the right to receive incentive distributions and additional units.

Incentive distributions.......     If quarterly distributions of available
        (See page 40)              cash exceed target levels, the senior
                                   subordinated units, junior subordinated
                                   units and general partner units will
                                   receive an increased percentage of
                                   distributions, resulting in their
                                   receiving a greater amount on a per unit basis than the common units.

NYSE trading symbol...........     SGU.

                        Cash Available for Distribution

  We believe that we will generate sufficient available cash for the first full four quarter period following the transaction to cover the minimum quarterly distribution on all outstanding units. Our belief is based on a number of assumptions, including the assumptions that:

  .normal weather conditions will prevail in our operating areas;

  .our operating margins will remain constant; and

  .market and overall economic conditions will not change substantially.

  Although we believe our assumptions are within a range of reasonableness, most of the assumptions are not within our control and cannot be predicted with any degree of certainty. For example, in any particular year or even series of years, weather may deviate substantially from the norm. Therefore, some of our assumptions may prove to be inaccurate. As a result, our cash available for distribution could deviate materially from our current expectations. See "Risk Factors."

  The amount of cash needed to pay the minimum quarterly distribution for the next four quarters on units outstanding immediately after the transaction is approximately:

      Common units............................................... $30.1 million
      Senior subordinated units .................................   5.7 million
      Junior subordinated units..................................   0.9 million
      General partner units......................................   0.8 million
                                                                  -------------
        Total.................................................... $37.5 million

After giving pro forma effect to the transaction, the amount of available cash generated in the twelve months ended December 31, 1998 would have been about $15.9 million. If infrequent restructuring, corporate identity and transaction expenses were not taken into effect, pro forma cash available for distribution would have been $21.4 million.

  In 1998, temperatures were significantly warmer than normal for the areas in which we conduct our propane operations and our home heating oil operations. We believe that overall levels of both pro forma available cash and EBITDA were adversely affected during 1998 due to this abnormally warm weather. In addition, the pro forma results for this period also do not reflect certain cost savings that Petro implemented in fiscal 1998. See "Unaudited Pro Forma Condensed Consolidated Financial Information."

  We are required by some of our debt agreements to establish reserves for the future payment of principal and interest on some of our indebtedness. There are other provisions in these agreements that will, under some circumstances, restrict our ability to make distributions to our unitholders. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Description of Indebtedness" incorporated in this prospectus by reference in our Quarterly Report on Form 10-Q, dated February 12, 1999. The notes issued by Petro have provisions that will, under some circumstances, similarly restrict our ability to make distributions to unitholders.

                         Summary of Tax Considerations

  The tax consequences of an investment in Star Gas Partners will depend in part on your own tax circumstances. You should consult your own tax advisor about the federal, state and local tax consequences of an investment in common units. The following is a brief summary of the material tax consequences of owning and disposing of common units. For a detailed discussion see "Federal Income Tax Considerations."

 We Will Be Classified as a Partnership For Tax Purposes

  In the opinion of counsel, we have been and will continue to be classified for federal income tax purposes as a partnership. Accordingly, we will pay no federal income taxes, and each unitholder will be required to report in his federal income tax return his share of our income, gains, losses and deductions without regard to distributions.

 Star Gas Partners Allocations and Distributions Are Based on Your Percentage of Interest in Us

  In general, our yearly income and loss will be allocated to the general partner and the unitholders for each taxable year in accordance with their percentage interests in us. A unitholder will be required to take into account, in determining his federal income tax liability, his share of our taxable income for each of our taxable years ending with or within the taxable year of the unitholder, even if cash distributions are not made to him. As a consequence, a unitholder's share of our taxable income, and possibly the income tax payable by him for that income, may exceed the cash distributed to him.

 Passive Loss Limitations on Deductibility of Partnership Losses Are Only Available to Offset Our Future Income

  In the case of taxpayers subject to the passive loss limitations, generally, individuals and closely held corporations, our losses will only be available to offset our future income and cannot be used to offset income from other activities, including passive activities or investments and dividend income and interest from Petro and its affiliates. Any losses unused by virtue of these rules can be deducted when a unitholder disposes of all of his units in a fully taxable transaction with an unrelated party.

 Ownership of Common Units by Tax-Exempt Organizations and Certain Other Investors Raises Tax Issues

  An investment in units by tax-exempt organizations, including IRAs and other retirement plans, regulated investment companies and foreign persons raises issues unique to them. Much of the income derived by a unitholder which is a tax-exempt organization will be taxable to it because it is unrelated business taxable income; no significant amount of our gross income will be qualifying income for purposes of determining whether a unitholder will qualify as a regulated investment company, at least in the first few years; and a unitholder who is a nonresident alien, foreign corporation or other foreign person will be subject to withholding on his distributions and will be required to file federal income tax returns and to pay tax on his share of our taxable income.

 We Are Registered As a Tax Shelter

  We are registered as a tax shelter with the IRS and the IRS has issued the following tax shelter registration number to us: 96026000016. Issuance of this registration number does not indicate that an investment in us or the claimed tax benefits have been reviewed, examined or approved by the IRS.

 Disposition of Common Units Will Result in Recognition of a Gain or Loss

  A unitholder who sells his common units will recognize gain or loss equal to the difference between the amount realized and his adjusted basis in those common units. Thus, our distributions to a unitholder in excess of his share of our income will, in effect, become taxable income if he sells his units at a price greater than his adjusted tax basis even if the price is less than his original cost.

 We Have Made the Section 754 Election

  We have made the election provided for by Section 754 of the Code, which will generally permit a unitholder to calculate income and deductions by reference to the portion of his purchase price attributable to each of our assets.

 Other Tax Considerations

  In addition to federal income taxes, a unitholder will be subject to other taxes, such as state and local income taxes, unincorporated business taxes and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which he resides and in which we do business or own property. A unitholder will likely be required to file state income tax returns and to pay taxes in various states and may be subject to penalties for failure to comply with these requirements.

                                  RISK FACTORS

  Limited partner interests are inherently different from capital stock of a corporation, although many of the business risks to which we are subject are similar to those that would be faced by a corporation engaged in a similar business. Prospective purchasers of the common units should consider the following risk factors in evaluating an investment in the common units.

Risks Inherent in Our Businesses

 Since Weather Conditions May Adversely Affect the Demand for Propane and Home Heating Oil, Our Financial Condition Is Vulnerable to Warm Winters

  Weather conditions have a significant impact on the demand for both propane and home heating oil because our customers depend on these products principally for heating purposes. As a result, weather conditions may adversely impact our operating results and financial condition. During the peak heating season of October through March, sales of propane represent approximately 70% to 75% of our annual retail propane volume and sales of home heating oil represent approximately 75% to 80% of our annual home heating oil volume. Actual weather conditions can vary substantially from year to year, significantly affecting our financial performance. Furthermore, warmer than normal temperatures in one or more regions in which we operate can significantly decrease the total volume we sell and the gross profit realized on those sales and, consequently, our results of operations. In fiscal 1998, temperatures were significantly warmer than normal for the areas in which we sell propane and home heating oil. We believe that overall levels of both pro forma Available Cash from Operating Surplus and EBITDA generated during fiscal 1998 were adversely affected during fiscal 1998 primarily due to this abnormally warm weather. Weather variations also affect demand for propane from agricultural customers, because dry weather during the harvest season reduces demand for propane used in crop drying.

 Petro's Operating Results Will Be Adversely Affected If Its Significant Customer Losses Are Not Offset or Reduced by Customer Gains

  Petro's net attrition of home heating oil customers has been between approximately 5% to 6% per year over the past five years. This rate represents an annual gross customer loss rate of about 15% to 16%, offset by customer gains of approximately 10% yearly. Customer losses are the result of various factors, including:

  . customer relocations;

  . supplier changes based primarily on price and service;

  . natural gas conversions; and

  . credit problems.

Petro may not be able to maintain or reduce its customer attrition rate in the future.

 Sudden and Sharp Oil and Propane Price Increases That Cannot Be Passed on to Customers May Adversely Affect Our Operating Results

  The retail propane and home heating oil industries are "margin-based" businesses in which gross profits depend on the excess of retail sales prices over supply costs. Consequently, our profitability is sensitive to changes in wholesale prices of propane and heating oil caused by changes in supply or other market conditions. Many of these factors are beyond our control and thus, when there are sudden and sharp increases in the wholesale costs of propane and heating oil, we may not be able to pass on these increases to our customers through retail sales prices. In addition, the timing of cost pass-throughs can significantly affect margins. Wholesale price increases could reduce our gross profits and could, if continuing over an extended period of time, reduce demand by encouraging conservation or conversion to alternative energy sources.

  Our home heating oil business also competes for customers with suppliers of alternative energy products, principally natural gas. We could face additional price competition from alternative heating sources such as electricity and natural gas as a result of deregulation in those industries. Over the past five years, conversions by Petro's customers from heating oil to other sources have averaged approximately 1% per year of the homes it serves.

 Market Volatility and/or Inflation May Cause Us to Sell Inventory at Less Than the Price That We Purchased It, Which Would Adversely Affect Operating Results

  Because of the potential volatility of propane prices, the market price for propane could fall below the price at which we purchased it, which could adversely affect gross margin or render sales from inventory unprofitable. Propane is available from numerous sources, including integrated international oil companies, independent refiners and independent wholesalers. We purchase propane from a variety of suppliers under supply contracts and on the spot market. The major portion of propane purchased by us is produced domestically representing approximately 95% in fiscal 1998. To the extent that we purchase propane from Canadian sources, approximately 5% in fiscal 1998, our propane business will be subject to risks of disruption in foreign supply. We attempt to minimize inventory risks by purchasing propane on a short-term basis. During periods of low demand for propane, which generally occur during the summer months, we have on occasion purchased, and may purchase in the future, large volumes of propane at relatively attractive prices for storage in our 21 million gallon Indiana underground storage facility for future resale. We may from time to time engage in transactions, such as options or fixed price contracts to purchase propane, to hedge product costs in an attempt to reduce cost volatility. To date, the level of these activities has not been significant and we are not currently engaged in any of these transactions.

  Inflation increases our operating and administrative costs. We attempt to limit the effects of inflation on our operations through cost control efforts, productivity improvement and increases in gross profit margins.

 If We Do not Make Acquisitions on Economically Acceptable Terms, Our Future Financial Performance Will Be Limited

  Neither the propane nor the home heating oil industry is a growth industry because of increased competition from alternative energy sources. A significant portion of our growth in the past decade has been directly tied to the success of our acquisition programs. Accordingly, our future financial performance will depend on our ability to continue to make acquisitions at attractive prices. We cannot assure you that we will be able to identify attractive acquisition candidates, whether in the home heating oil or propane sector, in the future or that we will be able to acquire businesses on economically acceptable terms. In particular, competition for acquisitions in the propane business has intensified and become more costly. Factors that may adversely affect our propane and home heating oil operating and financial results, such as warm weather patterns, may limit our access to capital and adversely affect our ability to make acquisitions. Any acquisition may involve potential risks, including:

  .an increase in our indebtedness;

  .the inability to integrate the operations of the acquired business;

  .the diversion of management's attention from other business concerns; and

  .an excess of customer loss or loss of key employees from the acquired business.

  In addition, acquisitions may be dilutive to earnings and distributions to the unitholders and any additional debt incurred to finance acquisitions may affect our ability to make distributions to the unitholders.

 Our Indebtedness May Limit Our Ability to Make Distributions and Affect our Operations

  As a result of the transaction, we have debt that is substantial compared to our partners' capital. Principal and interest payable on this debt will reduce cash available to make distributions on the common units. Under specified circumstances, the terms of our debt instruments, including the guarantee of the senior secured notes that we issued in the debt offering, will limit our ability to distribute cash to our common unitholders and to borrow additional funds. The limitations and restrictions in new debt that we and our subsidiaries issue may be more restrictive than those in current indebtedness. In addition, some of our debt is secured by our assets. If we defaulted on this secured debt, the lenders could institute foreclosure proceedings to seize our assets. Any attempt to stay these foreclosure actions by seeking to reorganize under the federal Bankruptcy Code would have a material adverse effect on us and our common unitholders.

 Petro Has Significant Recent Net Losses That Are Likely to Continue

  Petro has a history of operational and financial difficulties, including high leverage and recent substantial net losses. Petro incurred net losses of approximately $28.3 million, $22.9 million and $35.3 million for the years ended December 31, 1996, 1997 and 1998. These net losses were primarily a result of the amortization and interest expense associated with Petro's many acquisitions since 1980. Other factors include:

  .customer attrition;

  .recent mild winters; and

  .other operational factors.

  Since Petro's strategy is to maximize cash flow, its accounting focus is not on net income. Consequently, Petro is likely to incur non-cash expenses, such as depreciation and amortization, that may result in net losses in the near term.

 Because of the Highly Competitive Nature of the Retail Propane and Home Heating Oil Businesses, We May Not Be Able to Maintain Existing Customers or Acquire New Customers, Which Would Have An Adverse Impact on Our Operating Results and Financial Condition

  In both our propane and home heating oil business, if we are unable to compete effectively, we may lose existing customers or fail to acquire new customers, which will have a material adverse effect on our results of operations and financial condition.

  Many of our propane competitors and potential competitors are larger or have substantially greater financial resources than we do, which may provide them with some advantages. Generally, competition in the past few years has intensified, partly as a result of warmer-than-normal weather and general economic conditions. Most of our propane retail branch locations compete with five or more marketers or distributors. The principal factors influencing competition with other retail marketers are:

  .price;

  .reliability and quality of service;

  .responsiveness to customer needs;

  .safety concerns;

  .long-standing customer relationships;

  .the inconvenience of switching tanks and suppliers; and

  .the lack of growth in the industry.

  We can make no assurances that we will be able to compete successfully on the basis of these factors. If a competitor attempts to increase market share by reducing prices, our operating results and financial condition could be materially and adversely affected. Competition from alternative energy sources has been increasing as a result of reduced regulation of many utilities, including natural gas and electricity.

  Our home heating oil business competes with heating oil distributors offering a broad range of services and prices, from full service distributors, like Petro, to those offering delivery only. Competition with other companies in the home heating oil industry is based primarily on customer service and price. Long-standing customer relationships are typical in the industry. It is customary for companies to deliver home heating oil to their customers based upon weather conditions and historical consumption patterns, without the customer making an affirmative purchase decision. Most companies provide home heating equipment repair service on a 24-hour per day basis. In some cases, homeowners have formed buying cooperatives to purchase fuel oil from distributors at a price lower than individual customers are otherwise able to obtain. As a result of these factors, it may be difficult for Petro to acquire new retail customers.

 We Are Subject to Operating and Litigation Risks That Could Adversely Affect Our Operating Results to the Extent Not Covered by Insurance

  Our operations are subject to all operating hazards and risks normally incidental to handling, storing and transporting and otherwise providing customers with combustible liquids such as propane and home heating oil. As a result, we may be a defendant in various legal proceedings and litigation arising in the ordinary course of business. We maintain insurance policies with insurers in amounts and with coverages and deductibles as we believe are reasonable. However, there can be no assurance that this insurance will be adequate to protect us from all material expenses related to potential future claims for personal and property damage or that these levels of insurance will be available in the future at economical prices. In addition, the occurrence of an explosion, whether or not we are involved, may have an adverse effect on the public's desire to use our products.

 We Are Dependent on Principal Suppliers and Carriers, Increasing the Risk of an Interruption in Supply That Might Result In a Loss of Revenues and/or Customers

  During fiscal year 1998, 28% of our propane purchases in the Midwest were purchased on the spot market from various Mont Belvieu, Texas sources, 27% of our propane purchases were from three refineries in Illinois, Kentucky and Michigan owned by Marathon Ashland Petroleum, LLC and 23% were purchased from three refineries in Illinois and Indiana owned by Amoco Canada Marketing Group. Although we believe that alternative sources of propane are readily available, if we are unable to purchase propane from our usual sources, the failure to obtain alternate sources at competitive prices and on a timely basis could have a material adverse effect on our business.

  Historically, a substantial portion of the propane we purchase has originated in Mont Belvieu, Texas and has been shipped to us through a major common carrier pipeline. Any significant interruption in the service at Mont Belvieu or on the common carrier pipeline could have a material adverse effect on our business.

 Provisions Concerning Change of Control, Default and Preclusion From Paying Distributions in Our Debt Instruments May Affect Distributions

  Our debt instruments contain provisions relating to a "change of control." A change of control of Star Gas Partners would result in approximately $96 million of Star Gas Propane debt and approximately $170 million of Petro debt becoming immediately due and payable. A change of control at the Petro level would accelerate the Petro debt but not the Star Gas Propane debt. In either case, this would necessarily affect our ability to make distributions to unitholders. Neither Star Gas Partners nor Petro is restricted from entering into a transaction that would trigger the change of control provisions. If these change of control provisions are triggered, some of the outstanding debt may become due. It is possible that Star Gas Partners or Petro will not have sufficient funds at the time of any change of control to make the required debt payments or that restrictions in its other debt instruments will not permit those payments. In some instances, lenders would have the right to foreclose on Star Gas Partners' or Petro's assets if debt payments were not made upon a change of control.

 Our Results of Operations and Financial Condition May Be Adversely Affected by Governmental Regulation and Associated Environmental and Regulatory Costs

  Our home heating oil business is subject to a wide range of federal and state laws and regulations related to environmental and other regulated matters. Petro has implemented environmental programs and policies designed to avoid potential liability and costs under applicable environmental laws. It is possible, however, that Petro will have increased costs due to stricter pollution control requirements or liabilities resulting from non-compliance with operating or other regulatory permits. New environmental regulations might adversely impact Petro's operations, including underground storage and transportation of home heating oil. In addition, the environmental risks inherently associated with our home heating oil operations, such as the risks of accidental release or spill, are greater than those associated with our propane operations. It is possible that material costs and liabilities will be incurred, including those relating to claims for damages to property and persons.

Risks Arising Out of the Transaction

 Conflicts of Interest Were Present in Negotiating and Structuring the
 Transaction

  All of the directors of Star Gas Corporation, other than the members of the special committee, are also directors or officers of Petro. Thus, except for the special committee, members of the Petro board of directors and the Star Gas Corporation board of directors have interests that are different from, and in conflict with, the interests of the Star Gas Partners common unitholders. The Star Gas Corporation board of directors appointed the two members of the special committee to negotiate the acquisition of Petro on behalf of the Star Gas Partners common unitholders.

  Prior to Petro's acquisition of Star Gas Corporation in 1992, Star Gas Corporation engaged Nicoletti & Company Inc., an investment banking firm owned by William P. Nicoletti, a member of the special committee, to perform specific investment banking services for Star Gas Corporation. In this engagement, Star Gas Corporation paid Nicoletti & Company Inc. fees of $40,000, $521,500 and $81,600 for services rendered during 1992, 1993 and 1994. In 1995, Star Gas Corporation paid Nicoletti & Company Inc. $20,000 in advisory fees for a proposed acquisition. In 1997, Star Gas Corporation paid Mr. Nicoletti $20,000 for serving on the special committee that explored the possible sale or merger of Star Gas Partners. In 1998, Star Gas Corporation paid Mr. Nicoletti $40,000 for serving on the Star Gas Partners special committee that explored the business combination with Petro.

  Elizabeth K. Lanier, a member of the special committee, was a partner in the law firm of Frost & Jacobs in Cincinnati, Ohio until June 1996. Frost & Jacobs has acted as counsel to Star Gas Corporation in specific litigation matters. In 1997, Star Gas Corporation paid Ms. Lanier $20,000 for serving on the special committee that explored the possible sale or merger of Star Gas Partners. In 1998, Star Gas Corporation paid Ms. Lanier $40,000 for serving on the special committee that explored the business combination with Petro.

  The officers and directors of Star Gas Corporation have been indemnified, to the extent permitted by law, for any and all actions taken in the transaction, and they are also covered by customary directors' and officers' liability insurance. Each member of the Star Gas Corporation board of directors became a member of the board of directors of Star Gas LLC following the transaction, except that, at her request, Elizabeth Lanier withdrew as a director after the transaction as a result of additional duties associated with a new job. She will be replaced by a director selected by the Star Gas LLC board, and the new director will not be an officer or employee of Star Gas LLC or any of its affiliates. The officers of Star Gas Corporation have been employed as officers of Star Gas Propane following the transaction.

 Continued and/or Increased Distributions per Common Unit Are Not Assured

  The Star Gas Corporation board of directors structured the transaction with the intent that it would increase the cash available to be distributed per common unit. The intended increase in cash available for distributions is based on several expectations that may not be realized, such as:

  .successfully acquiring home heating oil businesses at attractive prices;

  .completing Petro's restructuring program to reduce customer attrition; and

  .increasing profit margins on a per gallon basis.

  The amount of cash needed to pay the minimum quarterly distribution for four quarters on units outstanding is approximately:

       Common units.............................................. $30.1 million
       Senior subordinated units.................................   5.7 million
       Junior subordinated units.................................   0.9 million
       General partner units.....................................   0.8 million
                                                                  -------------
         Total................................................... $37.5 million

  After giving pro forma effect to the transaction, the amount of available cash generated in the twelve months ended December 31, 1998 would have been about $15.9 million. If infrequent restructuring, corporate identity and transaction expenses were not taken into effect, pro forma cash available for distribution would have been $21.4 million.

 The Increase in Taxes Payable By Petro In the Future Will Reduce Dividends to Star Gas Partners, Which May Reduce Distributions to Unitholders

  Although Petro and its corporate affiliates do not expect to pay significant federal income tax for several years following the transaction, over time the amount of federal income taxes paid by Petro and its corporate affiliates will increase, and this will also reduce the amount of cash that we can distribute to unitholders. A successful IRS challenge to the deduction of depreciation or interest on specific debt will increase Petro and its corporate affiliates' tax liability and this will reduce our ability to distribute cash to unitholders.

  The transaction will result in income to Petro equal to the difference in the value of the Star Gas Partners units distributed in the merger, including the amount of any debt of which Petro is relieved, and the federal income tax basis Petro has in those units. Petro expects that its net operating losses will generally offset this income and Petro will incur only nominal tax. The IRS could challenge the amount of Petro's net operating losses and the use of the net operating losses to offset income realized in the transaction. A successful challenge could reduce our cash available for distribution.

  Petro and its corporate affiliates do not expect to pay significant federal income tax for several years. Petro and its affiliates do expect to generate earnings and profits during that time, which will make part of the distributions from these entities to Star Gas Partners taxable dividend income to the unitholders. This dividend income cannot be offset by past or future losses generated by our propane activities.

Risks Inherent in an Investment in Star Gas Partners

 Cash Distributions Are Not Guaranteed and May Fluctuate with Our Performance and Reserve Requirements

  Because distributions on the common units are dependent on the amount of cash generated, distributions may fluctuate based on our performance. The actual amount of cash that is available will depend upon numerous factors, including:

  .profitability of operations;

  .required principal and interest payments on debt;

  .cost of acquisitions;

  .issuance of debt and equity securities;

  .fluctuations in working capital;

  .capital expenditures;

  .adjustments in reserves;

  .prevailing economic conditions; and

  .financial, business and other factors.

  Some of these factors are beyond the control of the general partner.

  The partnership agreement gives the general partner discretion in establishing reserves for the proper conduct of our business. These reserves will also affect the amount of cash available for distribution. The general partner may establish reserves for distributions on the senior subordinated units only if those reserves will not prevent us from distributing the full minimum quarterly distribution, plus any arrearages, on the common units for the following four quarters.

  The amount of cash needed to pay the minimum quarterly distribution for the next four quarters on units outstanding immediately after the transaction is approximately $37.5 million. This figure represents $30.1 million for the common units, $5.7 million for the senior subordinated units, $0.9 million for the junior subordinated units and $0.8 million for the general partner units. After giving pro forma effect to the transaction, the amount of available cash generated in the twelve months ended December 31, 1998 would have been about $15.9 million. If infrequent restructuring, corporate identity and transaction expenses were not taken into effect, pro forma cash available for distribution would have been $21.4 million.

 The Partnership Agreement Contains Provisions Intended to Discourage a Change of Management That May Diminish Trading Value

  The partnership agreement contains specific provisions that may discourage attempts to remove an incumbent general partner or otherwise change the management of Star Gas Partners. These provisions may diminish the trading price of the senior subordinated units under some circumstances.

 Unitholders Have Limited Voting Rights and Do Not Control the General Partner

  Unitholders have no right to elect the general partner on an annual or other continuing basis. The general partner manages and operates Star Gas Partners and Star Gas Propane. Unlike the holders of common stock in a corporation, unitholders have only limited voting rights on matters affecting our business. The general partner generally may not be removed unless approved by the holders of 66 2/3% of the outstanding units, voting together as a single class but not including those held by the general partner and its affiliates. As a result, unitholders have only limited influence on matters affecting our operation, and it would be difficult for third parties to control or influence us. Although the partnership agreement provides that the general partner may not, with specified exceptions, transfer its general partner units to another person before December 31, 2005 unless approved by a unit majority, the members of Star Gas LLC may transfer their limited liability company interests in Star Gas LLC to a third party at any time without the approval of the unitholders.

 There Is a Limited Call Right That May Require Unitholders to Sell Their Units at an Undesirable Time or Price

  If at any time less than 20% of the outstanding units of any class are held by persons other than the general partner and its affiliates, the general partner has the right to acquire all, but not less than all, of those units held by the unaffiliated persons. The price for these units will generally equal the then-current market price of the units. As a consequence, a unitholder may be required to sell his units at an undesirable time or price. The general partner may assign this acquisition right to any of its affiliates or Star Gas Partners. After the subordination period ends, if we acquire more than 66 2/3% of the Class B common units in a twelve-month period, then we will have a similar call right.

 Our Ability to Make Distributions May Be Adversely Affected by Our Obligation to First Reimburse the General Partner

  Before we make any distributions on the units, we will reimburse the general partner for all expenses it has incurred on our behalf. The reimbursement of those expenses and the payment of reasonable fees charged by the general partner for services could adversely affect our ability to make distributions. Reimbursable expenses and fees are determined by the general partner in its sole discretion.

 Unitholders May Not Have Limited Liability in Some Circumstances

  A number of states have not clearly established limitations on the liability of limited partners for the obligations of a limited partnership. If it were determined that we had been conducting business in any state and had failed to comply with the applicable limited partnership statute, or that the rights or exercise of the rights by the limited partners as a group under the partnership agreement constituted participation in the "control" of Star Gas Partners, then a unitholder might be held liable to the same extent as the general partner for our obligations.

 The General Partner Has Conflicts of Interest and Limited Fiduciary Responsibilities, Which May Permit the General Partner to Favor Its Own Interests to the Detriment of Unitholders

  Conflicts of interest have arisen and could arise in the future as a result of relationships between the general partner and its affiliates, on the one hand, and Star Gas Partners or any of the limited partners, on the other hand. As a result of these conflicts the general partner may favor its own interests and those of its affiliates over the interests of the unitholders. The nature of these conflicts is ongoing and includes the following considerations.

  . The general partner may limit its liability and reduce its fiduciary duties, while also restricting the remedies available to unitholders for actions that might, without the limitations, constitute breaches of fiduciary duty. Unitholders are deemed to have consented to some actions and conflicts of interest that might otherwise be deemed a breach of fiduciary or other duties under applicable state law.

  . The general partner is allowed to take into account the interests of parties in addition to Star Gas Partners in resolving conflicts of interest, thereby limiting its fiduciary duty to the unitholders.

  . Except for Irik P. Sevin, who is subject to a non-competition agreement, the general partner's affiliates are not prohibited from engaging in other business or activities, including direct competition with us.

  . The general partner determines the amount and timing of asset purchases and sales, capital expenditures, borrowings and reserves, each of which can impact the amount of cash that is distributed to unitholders.

  . The general partner determines whether to issue additional units or other equity securities of Star Gas Partners.

  . The general partner determines which costs are reimbursable by us.

  . The general partner controls the enforcement of obligations owed to us by the general partner.

  . The general partner decides whether to retain separate counsel, accountants or others to perform services for us.

  . Some officers of the general partner, who will provide services to us, will also devote significant time to the businesses of the general partner's affiliates and will be compensated by these affiliates for the services rendered to them.

  . The general partner is not restricted from causing us to pay the general partner or its affiliates for any services rendered on terms that are fair and reasonable to us or entering into additional contractual arrangements with any of these entities on our behalf.

  . In some instances the general partner may borrow funds in order to permit the payment of distributions.

Tax Risks to Common Unitholders

 The Increase in Taxes Payable By Petro In the Future Will Reduce Dividends to Star Gas Partners, Which May Reduce Distributions to Unitholders

  Petro and its corporate affiliates do not expect to pay significant federal income tax for several years following the transaction. However, over time the amount of federal income taxes paid by Petro and its corporate affiliates will increase. This will reduce the amount of cash that we can distribute to our unitholders. A successful IRS challenge to the deduction of depreciation or interest on specific debt will increase Petro and its corporate affiliates' tax liability, also reducing our ability to distribute cash to our unitholders.

  The transaction will result in income to Petro equal to the difference in the value of the Star Gas Partners units distributed in the merger, including the amount of any debt of which Petro is relieved and the federal income tax basis Petro has in those units. Petro expects that its net operating losses will generally offset this income and that it will incur only nominal tax. The IRS could challenge the amount of Petro's net operating losses and the use of the net operating losses to offset income realized in the transaction. A successful challenge could reduce the cash we have available for distribution.

  Petro and its corporate affiliates do not expect to pay significant federal income tax for several years. Petro and its corporate affiliates do expect to generate earnings and profits during that time, which will make part of the distributions from these entities to Star Gas Partners taxable dividend income to the unitholders. This dividend income cannot be offset by past or future losses generated by Star Gas Partners' propane activities.

 The IRS Could Classify Us as an Association Taxable as a Corporation, Which Could Result in Us Paying Tax as an Entity Which Would Substantially Reduce the Cash Available for Distribution to Unitholders

  The federal income tax benefit of an investment in Star Gas Partners depends largely on Star Gas Partners' classification as a partnership for federal income tax purposes. Assuming the accuracy of factual matters represented as true by the general partner and Star Gas Partners, counsel is of the opinion that Star Gas Partners has been and will be classified as a partnership for federal income tax purposes. No ruling from the IRS as to classification has been or is expected to be requested. Instead, we intend to rely on the opinion of counsel, which is not binding on the IRS. Based on the representations of Star Gas Partners and the general partner and a review of applicable legal authorities, counsel is also of the opinion that at least 90% of our gross income is "qualifying income," within the meaning of Section 7704 of the Internal Revenue Code. This means that our income is derived from the exploration, development, mining or production, processing, refining, transportation or marketing of any mineral or natural resource or other items. Whether we will continue to be classified as a partnership depends, at least partly, on our ability to continue to meet this qualifying income test in the future.

  If we were classified as an association taxable as a corporation for federal income tax purposes, we would pay tax on our income at corporate rates, which is currently a 35% federal rate. If this were to occur, distributions to the unitholders would generally be taxed again as corporate distributions, and no income, gains, losses or deductions would flow through to the unitholders. Because a tax would be imposed upon Star Gas Partners as an entity, the cash available for distribution to unitholders would be substantially reduced. Treatment of Star Gas Partners as an association that is taxable as a corporation or otherwise as a taxable entity would result in a material reduction in the anticipated cash flow and after-tax return to the unitholders, likely causing a substantial reduction in the market value of the units.

  There can be no assurance that the law will not change so as to cause Star Gas Partners to be treated as an association taxable as a corporation for federal income tax purposes or otherwise to be subject to entity-level taxation. The partnership agreement provides that, if a law is enacted or existing law is modified or interpreted in a manner that subjects Star Gas Partners to taxation as a corporation or otherwise subjects Star Gas Partners to entity-level taxation for income tax purposes, then specified provisions of the partnership agreement are subject to change, including a decrease in distribution to reflect the impact of that law on us.

 A Unitholder May Be Required to Pay Taxes on Income From Star Gas Partners Even if He Receives No Cash Distributions

  A unitholder will be required to pay federal income taxes and, in some cases, state and local income taxes on his allocable share of our income, whether or not he receives cash distributions from us. No assurance can be given that a unitholder will receive cash distributions equal to his allocable share of our taxable income or even equal to the actual tax liability that results from this allocable share of income. Further, upon the sale of his units, a unitholder may incur a tax liability in excess of the amount of cash he receives.

 Investors, Other Than Individuals That Are U.S. Residents, May Have Adverse Tax Consequences From Owning Units

  Investment in units by specific tax-exempt entities, regulated investment companies and foreign persons raises issues unique to these persons. For example, for any unitholder that is an organization exempt from federal income tax, including IRAs and other retirement plans, virtually all of the unitholder's allocable share of taxable income in the first few years will constitute unrelated business taxable income and thus will be taxable to this unitholder.

 Because We Are a Registered Tax Shelter, A Unitholder or Star Gas Partners Faces an Increased Risk of an IRS Audit Resulting In Taxes Payable on Star Gas Partners' and Non-Star Gas Partners' Income

  We are registered with the Secretary of the Treasury as a "tax shelter." The IRS has issued the following tax shelter registration number to Star Gas
Partners: 96026000016. We cannot assure unitholders that we will not be audited by the IRS or that adjustments to our income or losses will not be made. Any unitholder owning less than a 1% profit interest in Star Gas Partners has very limited rights to participate in the income tax audit process. Further, any adjustments in our tax returns will lead to adjustments in the unitholders' tax returns and may lead to audits of unitholders' tax returns and adjustments of items unrelated to us. Each unitholder is responsible for any tax owed as the result of an examination of his personal tax return.

 Star Gas Partners Treats a Purchaser of Units As Having the Same Tax Benefits As the Seller; the IRS May Challenge This Treatment Which Could Adversely Affect the Value of the Units

  Because we cannot match transferors and transferees of units and because of other reasons, we have adopted depreciation and amortization conventions that do not conform with all aspects of specified proposed and final Treasury Regulations. A successful IRS challenge to those conventions could adversely affect the amount of tax benefits available to a purchaser of units and could have a negative impact on the value of the units.

 There Are State, Local and Other Taxes To Which Unitholders Will Probably Be Subject Solely Because of an Investment In the Units

  In addition to federal income taxes, unitholders will likely be subject to other taxes, such as state and local taxes, unincorporated business taxes and estate, inheritance or intangible taxes that are imposed by the various jurisdictions in which we do business or own property. A unitholder will likely be required to file state and local income tax returns and pay state and local income taxes in some or all of the various jurisdictions in which we do business or own property and may be subject to penalties for failure to comply with those requirements. The general partner anticipates that substantially all of our income will be generated in the following states: Connecticut, Indiana, Kentucky, Maine, Massachusetts, Michigan, New Hampshire, New Jersey, New York, Ohio, Pennsylvania, Rhode Island and West Virginia. Each of these states currently imposes a personal income tax; however, New Hampshire's tax only applies to interest and dividend income. It is the responsibility of each unitholder to file all United States federal, state and local tax returns that may be required of him. Counsel has not rendered an opinion on the state or local tax consequences of ownership or sale of units.

                                THE TRANSACTION

  We acquired Petro through a four part transaction which closed on March 26, 1999. Each part of the transaction closed at the same time. The four principal parts of the transaction are described below.

Acquisition of Petro

  On October 22, 1998, Petro, Star Gas Partners, Star Gas Propane and a wholly-owned subsidiary of Star Gas Propane, executed a merger agreement. The parties entered into an amended and restated merger agreement on February 3, 1999 to reflect changes in the transaction. Under the merger agreement, upon the completion of the transaction on March 26, 1999, the subsidiary was merged with and into Petro, with Petro surviving the merger as a wholly-owned indirect subsidiary of Star Gas Propane. As a result of the merger:

  . each outstanding share of Petro Class A common stock, par value $0.10 per share, and Petro Class C common stock, par value $0.10 per share, other than shares that have been exchanged in the exchange, was converted into 0.11758 senior subordinated units;

  . each outstanding share of Petro junior convertible preferred stock was converted into 0.11758 common units; and

  . each outstanding share of Petro Series C exchangeable preferred stock due 2009 was converted into the right to receive $10.69 in cash per share plus accrued and unpaid dividends except for an aggregate of 505,000 shares of Series C preferred stock that were converted into an aggregate of 400,531 common units.

  There are 11,228 shares of Petro Class B common stock, par value $0.10 per share, representing less than 0.01% of the issued and outstanding shares of Petro common stock, which remained outstanding following the completion of the transaction.

  The "exchange" occured immediately prior to the merger and was comprised of the following elements.

    (a) Holders of Petro common stock, consisting of Irik P. Sevin, Audrey L. Sevin, Hanseatic Corp. and Hanseatic Americas Inc., who are referred to as the "LLC Owners," formed Star Gas LLC, to which they contributed a portion of their shares of Petro common stock in exchange for all of the limited liability company interests in Star Gas LLC. Star Gas LLC contributed those shares to Star Gas Partners in exchange for general partner units. In addition, the LLC Owners contributed their remaining shares of Petro common stock to Star Gas Partners in exchange for junior subordinated units.

    (b) Other Petro common stockholders who are affiliates of Petro contributed shares of Petro common stock to Star Gas Partners in exchange for Star Gas Partners senior subordinated units.

Financings and Refinancings

  An integral element of the transaction was the refinancing of Petro's outstanding debt and preferred stock to substantially reduce Petro's ongoing borrowing costs. This refinancing was accomplished through several related transactions, which closed at the same time as the closing of the transaction.

  To accomplish this refinancing, we are offered and sold to the public 8.7 million common units in the equity offering, the net proceeds of which are approximately $116.1 million. Petro offered and sold, in a private placement, $90.0 million of senior secured notes, the net proceeds of which are approximately $87.7 million. Star Gas Partners and Petro Holdings guaranteed the notes.

  All of the net proceeds of the equity offering, together with the $87.7 million of estimated net proceeds from the debt offering and $5.4 million of Petro's cash were used:

  . to redeem $79.5 million of Petro's 12 1/4% Senior Subordinated Debentures due 2005, $46.1 million of Petro's 10 1/8% Senior
     Subordinated Notes due 2003, $68.3 million of Petro's 9 3/8% Senior Subordinated Debentures due 2006 and the $7.4 million of Petro's 12 7/8% preferred stock;

  .  to repurchase Petro's 1989 preferred stock; and

  .  to pay for a portion of the expenses of the transaction.

  In lieu of a portion of the cash purchase price that would otherwise be due to the holders of the Petro 12 7/8% preferred stock, we may in the future issue an additional 175,000 senior subordinated units.

New General Partner

  Since Star Gas Corporation is a wholly-owned subsidiary of Petro and was acquired as our subsidiary in the transaction, it was no longer able to serve as our general partner. Our new general partner is Star Gas LLC, which is owned by the LLC Owners. Star Gas LLC's business activities are limited to those related to being our general partner. Star Gas LLC does not have a significant net worth except for its interest in Star Gas Partners.

Amendment of Partnership Agreement

  In order to complete the transaction, we needed to amend our partnership agreement and Star Gas Propane's partnership agreement in effect before the transaction. The amendment, among other matters, increased the minimum quarterly distribution from $0.55 to $0.575 per unit. See "The Partnership Agreement."

Outstanding Star Gas Partners Units

  The following table sets forth the approximate number of units outstanding before and after completion of the transaction. The 325,729 general partner interests/units represent 324,100 general partner units in Star Gas Partners and the 0.01% general partner interest in Star Gas Propane. This 0.01% is deemed to be in unit form solely for purposes of this table.

                                      Before Transaction    After Transaction
                                     -------------------- ---------------------
                                      Number   Percentage   Number   Percentage
                                     --------- ---------- ---------- ----------
Common Units
  Existing common units............. 3,858,999    60.5%    3,858,999    23.7%
  Issued to Petro junior preferred
   stockholders.....................       --      --        102,848     0.6
  Issued in this offering and
   related refinancings.............       --      --      9,120,547    56.0
                                     ---------   -----    ----------   -----
    Subtotal........................ 3,858,999    60.5    13,082,394    80.3
Subordinated Units
  Existing subordinated units....... 2,396,078    37.5           --      --
  Senior subordinated units.........       --      --      2,481,742    15.3
  Junior subordinated units.........       --      --        396,558     2.4
                                     ---------   -----    ----------   -----
    Subtotal........................ 2,396,078    37.5     2,878,300    17.7
General Partner Interests/Units.....   127,655     2.0       325,729     2.0
                                     ---------   -----    ----------   -----
    Total........................... 6,382,732   100.0%   16,286,423   100.0%
                                     =========   =====    ==========   =====

                                USE OF PROCEEDS

  We will not receive any proceeds from the sale of the common units by the selling unitholders.

                                 CAPITALIZATION

  The following table shows our historical capitalization as of December 31, 1998 on an actual basis and as adjusted to give pro forma effect to the acquisition of Petro. It is further adjusted to give pro forma effect to the equity offering and the debt offering and the application of the net proceeds of these offerings. This table does not include $4.2 million of the current portion of Petro's 1989 preferred stock that was paid with the proceeds of the equity offering and the debt offering.

  The Petro public debt listed below consists of:

  . $80.6 million of 12 1/4% Senior Subordinated Debentures due 2005, including a prepayment discount of $0.7 million;

  . $47.4 million of 10 1/8% Senior Subordinated Notes due 2003, including a prepayment discount of $2.6 million; and

  . $68.9 million of 9 3/8% Senior Subordinated Debentures due 2006, including a prepayment discount of $6.1 million.

Upon completion of the transaction, Petro exercised its right to redeem an aggregate of 98.5% of the principal amount of these securities.

  The Petro private debt listed below consists of:

  . approximately $62.7 million of 9% Senior Notes due 2002;

  . $4.3 million of 10 1/4% Subordinated and Senior Notes due 2001;and

  . $14.0 million of notes payable for the purchase of fuel oil dealers maturing at various dates through 2004.

  You should read this table together with the historical and pro forma financial statements and notes included and incorporated by reference in this prospectus.

                                     December 31, 1998
                             ----------------------------------
                                         Pro Forma    Adjusted
                              Actual      Combined    Pro Forma
                             --------  -------------- ---------
                                       (In thousands)
Cash........................ $  5,831     $  7,835    $ 14,266
                             ========     ========    ========
Debt:
 Star Gas Propane First
  Mortgage Notes............ $ 96,000     $ 96,000    $ 96,000
 Star Gas Propane acquisi-
  tion facility.............    7,616        7,616       7,616
 The notes issued in the
  debt offering.............      --           --       90,000
 Petro public debt..........      --       196,875       3,022
 Petro private debt.........      --        75,357      80,917
                             --------     --------    --------
    Total Long-Term Debt....  103,616      375,848     277,555
                             --------     --------    --------
Redeemable Preferred Stock:
 Petro 12 7/8% preferred
  stock.....................      --        12,828         --
Partners' Capital:
 Common unitholders.........   57,347       58,806     180,333
 Existing subordinated
  unitholders...............     (962)         --          --
 Senior and junior subordi-
  nated unitholders.........      --        13,266      13,266
 General partner............       63        1,267       1,267
                             --------     --------    --------
    Total Partners' Capi-
     tal....................   56,448       73,339     194,866
                             --------     --------    --------
    Total Capitalization.... $160,064     $462,015    $472,421
                             ========     ========    ========

                              SELLING UNITHOLDERS

  This prospectus covers the reoffering and resale from time to time by the following selling unitholders of the following common units. Star Gas Partners will not receive any proceeds from the sale of these units by the selling unitholders. The amounts under the column titled "Number of Common Units" represents the total number of common units owned by each selling unitholder and the maximum number of common units that could be sold by each selling unitholder.

  Of the selling unitholders, the LB Series Fund, Inc. High Yield Portfolio, the Lutheran Brotherhood High Yield Fund and the Northwestern Mutual Life Insurance Company for its Group Annuity Separate Account were holders of Petro's Series C preferred stock who elected to receive common units from us instead of the cash purchase price for their shares as part of the closing of the transaction. We issued the common units to them in a private transaction at an equivalent purchase price of $13.4775 per unit which equaled the public offering price in the equity offering (less the underwriters' discount). These selling unitholders have agreed to not sell these units for a 60 day lock-up period which commenced on March 26, 1999.

  The remaining selling unitholder, Lowe Bros Dad & Co., received its common units from us as part of the consideration for the acquisition of a propane distributor in July 1998. At the request of the underwriters in the equity offering, Star Gas Partners has exercised a contractual right to require that this selling unitholder not publicly sell these units for a 120 day lock-up period which commenced on March 26, 1999.

                                                                     Number of
                                                                      Common
   Name of Selling Unitholder                                          Units
   --------------------------                                        ---------
   LB Series Fund, Inc. High Yield Portfolio........................  190,352
   Lutheran Brotherhood High Yield Fund.............................  126,901
   Northwestern Mutual Life Insurance Company for its Group Annuity
    Separate Account................................................   83,278
   Lowe Bros Dad & Co...............................................   27,272

  The selling unitholders may from time to time sell all or a portion of their Star Gas Partners common units in transactions on the New York Stock Exchange, in the over-the-counter market, in negotiated transactions, under Rule 144 or otherwise, at prices then prevailing or related to the then current market price or at negotiated prices. The Star Gas Partners common units may be sold directly or through brokers or dealers or in a distribution by one or more underwriters on a firm commitment or best efforts basis. The methods by which the common units may be sold include:

  (1) a block trade in which the broker dealer or dealer engaged will attempt to sell the common units as agent but may position and resell a portion of the block as principal to facilitate the transaction,

  (2) purchases by a broker or dealer as principal and resales by that broker or dealer for its account pursuant to this prospectus,

  (3) ordinary brokerage transactions and transactions in which the broker solicits purchasers or to or through marketmakers,

  (4) transactions in put or call options or other rights, whether exchange-listed or otherwise, established after the effectiveness of the registration statement of which this prospectus is a part and

  (5) privately negotiated transactions.

  In the case of the sale of Star Gas Partners common units effected to or through broker-dealers, the broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling unitholders or the purchasers of common units sold by or through the broker-dealers, or both. Star Gas Partners is not aware as of the date of this prospectus of any agreements between any of the selling unitholders and any broker-dealers or agents participating in the distribution of the Star Gas Partners units may be deemed to be "underwriters" within the meaning of the Securities Act. In addition, any commissions received by the broker-dealers or agents and profits on any resale of common units may be deemed to be underwriting commissions under the Securities Act. The commission received by a broker-dealer or agent may be in excess of customary compensation. Star Gas Partners will receive no part of the proceeds from the sale of any of the shares of the units by the selling unitholders.

  Star Gas Partners will pay all costs and expenses incurred for the registration under the Securities Act of common units offered by the selling unitholders, including without limitation all

  .registration and filing fees.
  .listing fees,
  .printing expenses and
  .fees and distributions of counsel and accountants for Star Gas Partners.

   Each selling unitholder will pay all brokerage fees and commissions, if any, incurred in the sale of common units owned by him. In addition, Star Gas Partners has agreed to indemnify the selling unitholders against certain liabilities, including liabilities under the Securities Act.

                   STAR GAS PARTNERS STRUCTURE AND MANAGEMENT
                           FOLLOWING THE TRANSACTION

  Our propane operations are conducted through Star Gas Propane and its wholly-owned corporate subsidiaries. In addition, substantially all of our propane operations' consolidated assets and liabilities are accounted for by Star Gas Propane in which Star Gas Partners owns a 99.99% limited partnership interest and the general partner owns a 0.01% general partner interest. The general partner directs and manages all activities of Star Gas Partners and Star Gas Propane and is reimbursed on a monthly basis for all related direct and indirect expenses it incurs on their behalf. Our home heating oil operations are conducted through Petro Holdings, Petro and Petro's subsidiaries.

  Upon completion of the transaction, Star Gas LLC became our general partner and the general partner of Star Gas Propane.

  Star Gas Partners, L.P.'s principal executive offices are located at 2187 Atlantic Street, Stamford, CT 06902. Our telephone number is (203) 328-7300.

  The following chart illustrates the organization and ownership of Star Gas Partners, Star Gas Propane and its subsidiaries and Star Gas LLC immediately following the transaction. The percentages reflected in the following chart represent the approximate ownership interests in each of Star Gas Partners and Star Gas Propane, individually, and not on an aggregate basis.

 [ORGANIZATIONAL CHART OF STAR GAS PARTNERS IMMEDIATELY FOLLOWING TRANSACTION]

                 PRICE RANGE OF COMMON UNITS AND DISTRIBUTIONS

  The common units are listed and traded on the New York Stock Exchange under the symbol "SGU." The common units began trading on December 20, 1995 on the Nasdaq National Market System under the symbol "SGASZ," at an initial public offering price of $22.00 per common unit. The following table shows the closing high and low sales prices for the common units on the Nasdaq National Market System through May 28, 1998, and after that date, on the NYSE and the cash distribution declared per common unit for the periods indicated.

                     Common Unit Closing Sales Price Range

                                Fiscal 1999                Fiscal 1998                Fiscal 1997
                         -------------------------- -------------------------- --------------------------
                                           Cash                       Cash                       Cash
Fiscal Quarter Ended      High   Low   Distribution  High   Low   Distribution  High   Low   Distribution
--------------------     ------ ------ ------------ ------ ------ ------------ ------ ------ ------------
December 31,............ $21.75 $14.50    $0.55     $23.38 $20.50    $0.55     $23.88 $21.75    $0.55
March 31,...............  19.88  13.75     0.55      24.75  21.38     0.55      24.63  20.75     0.55
June 30,................    --     --       --       23.00  20.50     0.55      21.88  19.00     0.55
September 30,...........    --     --       --       22.38  20.13     0.55      23.50  21.00     0.55

  As a result of the transaction, the minimum quarterly distribution was increased from $0.550 to $0.575 per unit, or from $2.20 to $2.30 per unit on a yearly basis.

  The last reported sale price of common units on the NYSE on April 1, 1999 was $14 3/16 per common unit. As of April 1, there were approximately 209 holders of record of Star Gas Partners' common units.

New York Stock Exchange Listing

  On February 12, 1999, the New York Stock Exchange advised us that our application to list the senior subordinated units on the NYSE had been approved subject to official notice of issuance. At the same time, however, the NYSE advised us that based on pro forma information in our registration statement regarding the Petro acquisition, as filed with the SEC, we would fall below the NYSE's continued listing criteria upon completion of the Petro acquisition.

  When a company falls below any of the NYSE's criteria, the NYSE reviews the appropriateness of the company's continued listing. The NYSE is currently conducting a review of our continued listing as part of its standard procedures.

  In connection with the NYSE review process, during the week of February 22, 1999, we made a submission to the NYSE Listing and Compliance Committee. The submission, which was based largely on our business strategy and the projections set forth in our joint proxy statement and prospectus, demonstrated a plan of action that will permit us to meet the NYSE criteria.

  The NYSE will not take action to delist any of our securities at this time, but will monitor our progress and performance on a quarterly basis. Under current NYSE practice, we will need to meet the NYSE continued listing criteria in 18 months and the NYSE original listing criteria in 36 months. Our ability to make acceptable progress toward meeting the criteria, and ultimately to meet the criteria and remain listed on the NYSE, will depend on our business performance and other factors, including those described under the caption "Risk Factors."

                            CASH DISTRIBUTION POLICY

General Description of Cash Distribution

  In general, we distribute to our partners on a quarterly basis, all of our Available Cash in the manner described below. Available Cash is defined in the glossary and generally means, for any of our fiscal quarters, all cash on hand at the end of that quarter, less the amount of cash reserves that are necessary or appropriate in the reasonable discretion of the general partner to:

  (1) provide for the proper conduct of our business;

  (2) comply with applicable law, any of our debt instruments or other agreements; or

  (3) provide funds for distributions to the common unitholders and the senior subordinated unitholders during the next four quarters, in some circumstances.

The general partner may not establish cash reserves for distributions to the senior subordinated units unless the general partner has determined that the establishment of reserves will not prevent us from distributing the minimum quarterly distribution on all common units and any common unit arrearages for the next four quarters. As discussed below, the restrictions on distributions to senior subordinated units, junior subordinated units and general partner units could result in cash that would otherwise be Available Cash being reserved for other purposes.

  Cash distributions will be characterized as distributions from either Operating Surplus or Capital Surplus. This distinction affects the amounts distributed among different classes of units. See "--Quarterly Distributions of Available Cash."

  Operating Surplus is defined in the glossary and generally means:

  (1) the cash balance of Star Gas Partners on the date we began operations, plus approximately $20.3 million, plus all of our cash receipts, excluding cash receipts that constitute Capital Surplus; less

  (2) all of our operating expenses, debt service payments, maintenance capital expenditures and reserves established for future operations; provided, however, that Operating Surplus is calculated without any reduction for costs or expenses incurred in the transaction.

  Capital Surplus is also defined in the glossary and is generally generated only by borrowings other than for working capital purposes, sales of debt and equity securities and sales or other dispositions of assets for cash, other than inventory, accounts receivable and other assets, all as disposed of in the ordinary course of business.

  All Available Cash distributed from any source will be treated as distributed from Operating Surplus until the sum of all Available Cash distributed since our commencement equals the Operating Surplus as of the end of the quarter before that distribution. This method of cash distribution avoids the difficulty of trying to determine whether Available Cash is distributed from Operating Surplus or Capital Surplus. Any excess Available Cash, irrespective of its source, will be deemed to be Capital Surplus and distributed accordingly.

  If Capital Surplus is distributed on each common unit issued in our initial public offering in an aggregate amount per unit equal to $22.00 per common unit, the distinction between Operating Surplus and Capital Surplus will cease. All distributions after that date will be treated as from Operating Surplus. The general partner does not expect that there will be significant distributions from Capital Surplus.

  The senior subordinated units and the junior subordinated units are each a separate class of interests in Star Gas Partners, and the rights of holders of those interests to participate in distributions differ from the rights of the holders of common units. When issued, the Class B common units will also be a separate class of interests in Star Gas Partners.

Quarterly Distributions of Available Cash

  Except for the limitations and prohibitions on distributions discussed below, we will make distributions to our partners for each of our fiscal quarters before liquidation in an amount equal to all of our Available Cash for that quarter. Distributions will be made approximately 45 days after each March 31, June 30, September 30 and December 31, to holders of record on the applicable record date. We are prohibited from making any distributions on our senior subordinated units, junior subordinated units and general partner units during the remainder of our fiscal year 1999, which ends on September 30, 1999. If we generate sufficient Available Cash to satisfy the limitation described below, the first distribution permitted to be paid to the holders of the senior subordinated units issued in the transaction will be paid for the first quarter of our fiscal year 2000, which begins on October 1, 1999. The first distribution on the common units, including those issued in this offering, after the completion of the transaction will be paid for the quarter ending March 31, 1999 on approximately May 15, 1999 to holders of record on approximately May 4, 1999 regardless of how many days the common units have been outstanding. For a discussion of the restrictions on distributions to the holders of subordinated interests, see "--Limitations and Prohibitions on Distributions on Subordinated Interests."

  Upon expiration of the subordination period, all senior subordinated units and junior subordinated units will be converted, on a one-for-one basis, into Class B common units, and distributions on the general partner units will no longer be subordinated to distributions on the common units. All references to common units after the expiration of the subordination period are references to Class A common units and Class B common units, collectively, unless otherwise indicated. Neither Class A common units nor Class B common units will accrue arrearages for any quarter after the subordination period, and senior subordinated units, junior subordinated units and general partner units will not accrue any arrearages on distributions for any quarter.

Distributions of Available Cash from Operating Surplus During the Subordination Period

  The subordination period is defined in the glossary and will generally extend until the first day of any quarter beginning on or after October 1, 2002 that each of the following three events occur:

  (1) distributions of Available Cash from Operating Surplus on the common units, senior subordinated units, junior subordinated units and general partner units equal or exceed the sum of the minimum quarterly distributions on all of the outstanding common units, senior subordinated units, junior subordinated units and general partner units for each of the three non-overlapping four-quarter periods immediately preceding that date;

  (2) the Adjusted Operating Surplus generated during each of the three immediately preceding non-overlapping four-quarter periods equaled or exceeded the sum of the minimum quarterly distributions on all of the outstanding common units, senior subordinated units, junior subordinated units and general partner units during those periods on a fully diluted basis for employee options or other employee incentive compensation. This includes all outstanding units and all common units issuable upon exercise of employee options that have, as of the date of determination, already vested or are scheduled to vest before the end of the quarter immediately following the quarter for which the determination is made. It also includes all units that have as of the date of determination been earned by but not yet issued to our management for incentive compensation; and

  (3) there are no arrearages in payment of the minimum quarterly distribution on the common units.

  In specific circumstances, if the general partner is removed without cause, the subordination period will end, any existing arrearages on the common units will be extinguished, the senior subordinated units and junior subordinated units will immediately convert into Class B common units and distributions on the general partner units will no longer be subordinated. See "The Partnership Agreement--Withdrawal or Removal of the General Partner; Approval of Successor General Partner."

  Distributions of Available Cash from Operating Surplus for any quarter during the subordination period will be made in the following manner:

  . First, 100% to the common units, pro rata, until there has been distributed for each common unit an amount equal to the minimum quarterly distribution for that quarter.

  . Second, 100% to the common units, pro rata, until there has been distributed for each common unit an amount equal to any cumulative common unit arrearages on each common unit for any prior quarter.

  . Third, 100% to the senior subordinated units, pro rata, until there has been distributed for each senior subordinated unit an amount equal to the minimum quarterly distribution for that quarter.

  . Fourth, 100% to the junior subordinated units and general partner units, pro rata, until there has been distributed for each junior subordinated unit and general partner unit an amount equal to the minimum quarterly distribution for that quarter.

  . Thereafter, in the manner described in "--Incentive Distributions During the Subordination Period" below.

  Upon completion of the transaction, the general partner will have a 1.99% general partner interest in Star Gas Partners in the form of general partner units and a 0.01% general partner interest in Star Gas Propane. References in this prospectus to distributions on the general partner units disregard the general partner's 0.01% general partner interest in Star Gas Propane.

Distributions of Available Cash from Operating Surplus After the Subordination Period

  Distributions of Available Cash from Operating Surplus for any quarter after the subordination period will be made in the following manner:

  (1) First, 100% to all units, pro rata, until there has been distributed to each unit an amount equal to the minimum quarterly distribution for that quarter.

  (2) Thereafter, in the manner described in "--Incentive Distributions After the Subordination Period" below.

Incentive Distributions During the Subordination Period

  For any quarter that both (1) and (2) below occur, holders of the senior subordinated units, junior subordinated units and general partner units will receive incentive distributions as described below.

  (1) Available Cash from Operating Surplus is distributed to each of the common units, senior subordinated units, junior subordinated units and general partner units in an amount equal to the minimum quarterly distribution.

  (2) Available Cash has been distributed on outstanding common units in the amount as may be necessary to eliminate any cumulative common unit arrearages.

After the distributions described in (1) and (2) above are met, additional Available Cash from Operating Surplus for that quarter will be distributed among the units in the following manner:

  . First, 100% to all units, until each unit has received, in addition to any distributions to the common units to eliminate any cumulative common unit arrearages, a total of $0.604 per unit for that quarter (the "First Target Distribution").

  . Second, 86.7% to all units, pro rata, and 13.3% to all senior subordinated units, junior subordinated units and general partner units, pro rata, until each common unit has received, in addition to any distributions to eliminate any cumulative common unit arrearages, a total of $0.711 per unit for that quarter (the "Second Target Distribution").

  . Third, 76.5% to all units, pro rata, and 23.5% to all senior subordinated units, junior subordinated units and general partner units, pro rata, until each common unit has received, in addition to any distributions to eliminate any cumulative common unit arrearages, a total of $0.926 per unit for that quarter (the "Third Target Distribution").

  . Thereafter, 51.0% to all units, pro rata, and 49.0% to all senior subordinated units, junior subordinated units and general partner units, pro rata.

  The partnership agreement may not be amended, including the issuance of additional Star Gas Partners securities, in any manner that would increase the aggregate amount of incentive distributions without the approval of a majority of the outstanding units of the classes, each class voting separately, that would be adversely affected.

  The following table illustrates the amount of Available Cash from Operating Surplus distributed pro rata as the base distribution to all unitholders pro rata and the percentage of Available Cash distributed as incentive distributions to the holders of senior subordinated units, junior subordinated units and general partner units only at the target distribution levels. The percentages in the table below are the percentage interests of the unitholders in Available Cash from Operating Surplus distributed as base distributions to all unitholders and distributed as incentive distributions based on the number of units outstanding immediately after completion of the transaction.

                                                                      Percentage of Available Cash
                                                                        Distributed as Incentive
                                                                     Distributions to the Specified
                                                                               Unit Class
                                                                    ---------------------------------
                                      Percentage of  Percentage of
                          Quarterly   Available Cash Available Cash
                         Distribution Distributed as Distributed as    Senior       Junior    General
                          Amount per       Base        Incentive    Subordinated Subordinated Partner
                         Common Unit  Distributions  Distributions     Units        Units      Units
                         ------------ -------------- -------------- ------------ ------------ -------
Minimum Quarterly
 Distribution...........    $0.575        100.0%            --            --          --         --
First Target
 Distribution...........     0.604        100.0             --            --          --         --
Second Target
 Distribution...........     0.711         86.7           13.3%         10.3%        1.6%       1.4%
Third Target
 Distribution...........     0.926         76.5           23.5          18.2         2.9        2.4
Thereafter..............        --         51.0           49.0          37.9         6.1        5.0


  The percentage allocation of incentive distributions among senior subordinated units, junior subordinated units and general partner units, will change in the future if there are additional non-proportional issuances of units.

Incentive Distributions After the Subordination Period

  For any quarter for which Available Cash from Operating Surplus is distributed to each of the Class A common units, the Class B common units and general partner units in an amount equal to the minimum quarterly distribution, then any additional Available Cash from Operating Surplus for that quarter will be distributed among the unitholders in the following manner:

  . First, 100% to all units, pro rata, until each unit has received the First
    Target Distribution.

  . Second, 86.7% to all units, pro rata, and 13.3% to all Class B common units and general partner units, pro rata, until each Class A common unit has received the Second Target Distribution.

  . Third, 76.5% to all units, pro rata, and 23.5% to all Class B common units and general partner units, pro rata, until each Class A common unit has received the Third Target Distribution.

  . Thereafter, 51% to all units, pro rata, and 49% to all Class B common units and general partner units, pro rata.

Distributions from Capital Surplus

  Distributions of Available Cash from Capital Surplus will be made 100% on all units, pro rata, until each common unit that was issued in our initial public offering has received distributions equal to $22.00. This was the unit price from the initial public offering. Thereafter, all distributions from Capital Surplus will be distributed as if they were from Operating Surplus.

  When a distribution is made from Capital Surplus, it is treated as if it were a repayment of the unit price from the initial public offering. To reflect repayment, the minimum quarterly distribution and the target distribution levels will be adjusted downward by multiplying each amount by a fraction. This fraction is determined as follows: the numerator is the unrecovered initial unit price immediately after giving effect to the repayment and the denominator is the unrecovered initial unit price immediately before the repayment. For example, based on the Unrecovered Initial Unit Price of $22.00 per unit and assuming Available Cash from Capital Surplus of $11.00 per unit is distributed on all common units issued in the initial public offering, then the amount of the minimum quarterly distribution and the target distribution levels would each be reduced to 50% of its initial level.

  A "payback" of the unit price from the initial public offering occurs when the unrecovered initial unit price is zero. At that time, the minimum quarterly distribution and the target distribution levels each will have been reduced to zero. All distributions of Available Cash from all sources after that time will be treated as if they were from Operating Surplus. Because the minimum quarterly distribution and the target distribution levels will have been reduced to zero, the holders of the rights to incentive distributions will then be entitled to receive 49% of all distributions of Available Cash, after distributions for cumulative common unit arrearages.

  Distributions from Capital Surplus will not reduce the minimum quarterly distribution or any of the target distribution levels for the quarter in which they are distributed.

Limitations and Prohibitions on Distributions on Subordinated Interests

  Distributions on the senior subordinated units, junior subordinated units and general partner units are prohibited during the remainder of our fiscal year 1999, which ends on September 30, 1999. There is no prohibition on distributions to common units during this time.

  Beginning with the first quarter of our fiscal year 2000, which begins on October 1, 1999, no distributions will be made on the senior subordinated units, junior subordinated units or general partner units, unless the aggregate amount of distributions on all units for all quarters, beginning with the first quarter of our fiscal year 2000, is equal to or less than the total Operating Surplus generated by us since October 1, 1999. Solely for purposes of this limitation, Operating Surplus does not include our cash balance on the date we began operations, plus approximately $20.3 million.

  The holders of the senior subordinated units, junior subordinated units and general partner units are not prohibited from receiving distributions from Capital Surplus in a partial liquidation during the subordination period.

Adjustment of Minimum Quarterly Distribution and Target Distribution Levels

  In addition to adjustments made upon a distribution of Available Cash from Capital Surplus, the following will each be proportionately adjusted upward or downward, as appropriate, if any combination or subdivision of units should occur:

    (1) the minimum quarterly distribution;

    (2) the target distribution levels;

    (3) the Unrecovered Initial Unit Price;

    (4) the number of additional common units issuable during the subordination period without a unitholder vote;

    (5) the number of Class B common units issuable upon conversion of the senior subordinated units and the junior subordinated units; and

    (6) other amounts calculated on a per unit basis.

However, no adjustment will be made by reason of the issuance of additional units for cash or property. For example, if a two-for-one split of the common units should occur, the minimum quarterly distribution, the target distribution levels and the Unrecovered Initial Unit Price would each be reduced to 50% of its initial level.

  The minimum quarterly distribution and target distribution levels may also be adjusted if legislation is enacted or if existing law is modified or interpreted in a manner that causes us to become taxable as a corporation or otherwise subject to taxation as an entity for federal, state or local income tax purposes. In this event, the minimum quarterly distribution and target distribution levels for each quarter after that time would be reduced to amounts equal to the product of:

    (1) the minimum quarterly distribution or target distribution level; multiplied by

    (2) one minus the sum of:

      (x) the highest marginal federal corporate income tax rate to which we are then subject as an entity; plus

      (y) any increase in the effective overall state and local income tax rate to which we are subject as a result of the new imposition of the entity level tax, after taking into account the benefit of any deduction allowable for federal income tax purposes for the payment of state and local income taxes, but only to the extent of the increase in rates resulting from that legislation or interpretation.

For example, assuming we are not previously subject to state and local income tax, if we were to become taxable as an entity for federal income tax purposes and we became subject to a maximum marginal federal, and effective state and local, income tax rate of 38%, then the minimum quarterly distribution and the target distribution levels would each be reduced to 62% of the amount thereof immediately before the adjustment.

Issuance of Additional Senior Subordinated Units

  The partnership agreement provides for the issuance of up to 909,000 additional senior subordinated units if Petro meets specified financial tests. Specifically, if the dollar amount of Petro Adjusted Operating Surplus per Petro Unit equals or exceeds $2.90 for any four-quarter period that occurs between the first and fifth anniversaries of the transaction, we will issue 303,000 senior subordinated units to the holders of the senior subordinated units, junior subordinated units and general partner units of record for the final quarter of that four-quarter period. After the end of the subordination period, we would instead issue 303,000 Class B common units to the holders of the Class B common units and the general partner units. In any case, we may not issue more than 303,000 senior subordinated units or Class B common units in any 365-day period. Furthermore, we may not issue more than 909,000 senior subordinated units or Class B common units under this provision in the aggregate. We will not issue any fractional units in the issuance of these additional units but will pay to each holder who would otherwise be entitled to a fractional unit an amount in cash in lieu of those fractional units. The amount of cash to be paid will be determined by multiplying the fraction by the current market price of a senior subordinated unit or a Class B common unit, as the case may be. For this purpose, the current market price is set as of the date three days prior to issuance of the additional units. On the first day after the record date for distributions for the first quarter ending on or after the fifth anniversary of completion of the transaction, the right to receive the additional units shall lapse and all conversion rights shall cease to exist.

  "Petro Adjusted Operating Surplus" means, for any four-quarter period, the Adjusted Operating Surplus generated by Petro, which includes all subsidiaries of Star Gas Partners primarily engaged in the home heating oil business, during that four quarter period. The determination of this amount is made in good faith by a majority of the members of the board of directors of the general partner acting with the concurrence of the audit committee. In calculating Petro Adjusted Operating Surplus:

    (1) debt service, including the payment of principal, interest and premium on all debt incurred or assumed by Petro or any of its affiliates, the proceeds of which are used by or for the benefit of Petro, including the proceeds from the debt offering, shall be included to the extent that debt service is included in the calculation of Operating Surplus; and

    (2) debt service, including the payment of principal, interest and premium, on all debt incurred or assumed by Petro or any of its affiliates, the proceeds of which are not used by or for the benefit of Petro, shall be excluded.

  "Petro Units", for any date, means the sum of:

    (1) the excess of the number of units outstanding at completion of the transaction over the number of units outstanding immediately before the completion of the transaction, assuming the simultaneous closing of this offering;

    (2) the number of units issued by Star Gas Partners after the transaction to the extent the net proceeds of which are contributed to Petro, which for these purposes includes all subsidiaries of Star Gas Partners primarily engaged in the home heating oil business;

    (3) the number of senior subordinated units or Class B common units issued under the partnership agreement based on the performance of Petro; and

    (4) the deemed number of units outstanding based upon a contribution of capital to Petro by Star Gas Partners or any of its affiliates after completion of the transaction, which contribution is not covered by (2) above or traceable to debt proceeds, which number of deemed units is obtained by dividing:

        (A) the amount of that Star Gas Partners' contribution; by

        (B) the Current Market Price of a common unit, or of a Class A common unit after the termination of the subordination period.


For purposes of (4) above, the amount used to pay down the Petro debt discussed below will be treated as if it were contributed to Petro by Star Gas Partners. Specifically, Petro debt paid or debt allocated to Petro from internally generated funds that exist at Petro only because Petro has not paid dividends up to Star Gas Partners in an amount equal to the distributions that would have been paid on the Petro Units had they been actual outstanding units of Star Gas Partners will fall within (4) above. The distribution per senior subordinated unit of Star Gas Partners shall be the amount that Star Gas Partners would have been deemed to have distributed per Petro Unit had they been actual outstanding units of Star Gas Partners. For purposes of the number of deemed outstanding units in (4) above, those units shall be deemed to be issued on the date of the capital contribution. For purposes of determining the number of outstanding Petro Units for any period of time, the number of units issued under (2), (3) and (4) above shall be determined on a weighted average basis based on the amount of time they have been outstanding. For this purpose, common unit means Class A common unit upon expiration of the subordination period. Petro Units are not "units" as such term is used in this prospectus.

  The terms upon which any of the said additional units may be issued may not be amended in a manner that would materially adversely affect the rights of the holders of those units without the affirmative vote of the holders of a majority of the outstanding senior subordinated units, junior subordinated units and general partner units, voting together as a single class.

Distributions of Cash upon Liquidation During the Subordination Period

  Following the beginning of the dissolution and liquidation, assets will be sold or otherwise disposed of and the partners' capital account balances will be adjusted to reflect any resulting gain or loss. The proceeds of liquidation will first be applied to the payment of our creditors in the order of priority provided in the partnership agreement and by law and, thereafter, be distributed on the units in accordance with respective capital account balances, as so adjusted.

  Partners are entitled to liquidation distributions in accordance with capital account balances. Although operating losses are allocated on all units pro rata, the allocations of gains and losses attributable to liquidation are intended to favor the holders of outstanding common units over the holders of all other outstanding units, to the extent of the unrecovered initial unit price plus any cumulative common unit arrearages. However, no assurance can be given that there will be sufficient gain upon liquidation of Star Gas Partners to enable the holders of common units to fully recover their Unrecovered Initial Unit Price and arrearages, even though there may be cash available for distribution to the holders of senior subordinated units and junior subordinated units. The manner of the adjustment is provided in the partnership agreement. If our liquidation occurs before the end of the subordination period, any gain, or unrealized gain attributable to assets distributed in kind, will be allocated to the partners in the following manner:

  . First, to the partners that have negative balances in their capital accounts, to the extent of and in proportion to, those negative balances.

  . Second, 100% to the common units, pro rata, until the capital account for each common unit is equal to the Unrecovered Initial Unit Price for that common unit plus the amount of the minimum quarterly distribution for the fiscal quarter during which the dissolution occurs, plus any cumulative common unit arrearages on those common units.

  . Third, 100% to the senior subordinated units, pro rata, until the capital account for each senior subordinated unit is equal to the Unrecovered Initial Unit Price plus the amount of the minimum quarterly distribution for the fiscal quarter during which the dissolution occurs.

  . Fourth, 100% to the junior subordinated units and general partner units, pro rata, until the capital account for each junior subordinated unit is equal to the Unrecovered Initial Unit Price plus the amount of the minimum quarterly distribution for the fiscal quarter during which the dissolution occurs.

  . Fifth, 100% to all units, pro rata, until there has been allocated under this clause an amount per common unit equal to (a) the excess of the First Target Distribution per unit over the then effective minimum quarterly distribution per unit for each quarter of Star Gas Partners' existence, less (b) the amount per common unit of any distributions of Available Cash from Operating Surplus in excess of the then effective minimum quarterly distribution per unit that was distributed 100% to all units, pro rata, for each quarter of Star Gas Partners' existence.

  . Sixth, 86.7% to all units, pro rata, 13.3% to senior subordinated units, junior subordinated units and general partner units, pro rata, until there has been allocated under this clause an amount per common unit equal to (a) the excess of the Second Target Distribution per common unit over the First Target Distribution per common unit for each quarter of Star Gas Partners' existence, less (b) the amount per common unit of any distributions of Available Cash from Operating Surplus in excess of the First Target Distribution per common unit but not in excess of the Second Target Distribution for each quarter of Star Gas Partners' existence.

  . Seventh, 76.5% to all units, pro rata, and 23.5% to all senior subordinated units, junior subordinated units and general partner units, pro rata, until there has been allocated under this clause an amount per common unit equal to (a) the excess of the Third Target Distribution per common unit over the Second Target Distribution but not in excess of the Third Target Distribution for each quarter of Star Gas Partners' existence.

  . Thereafter, 51.0% to all units, pro rata, and 49.0% to all senior subordinated units, junior subordinated units and general partner units, pro rata.

  Any loss or unrealized loss will be allocated to the unitholders in the following manner:

  . First, 100% to the junior subordinated units and general partner units, pro rata, in proportion to the positive balances in their capital accounts until the positive balances in their capital accounts have been reduced to zero.

  . Second, 100% to the senior subordinated units in proportion to the positive balances in their capital accounts until the positive balances in their capital accounts have been reduced to zero.

  . Third, 100% to the common units in proportion to the positive balances in their capital accounts until the positive balances in their capital accounts have been reduced to zero.

  . Thereafter, to the general partner units.

Distributions of Cash upon Liquidation After the Subordination Period

  If our liquidation occurs after the end of the subordination period, any gain, or unrealized gain attributable to assets distributed in kind, will be allocated to the partners in the following manner:

  . First, to the partners that have negative balances in their capital accounts to the extent of and in proportion to those negative balances.

  . Second, 100% to all Class A common units and Class B common units, until the capital account for each Class A common unit and Class B common unit is equal to the Unrecovered Initial Unit Price, plus the amount of the minimum quarterly distribution for the fiscal quarter during which the dissolution occurs.

  . Third, 100% to all units, pro rata, until there has been allocated under this clause an amount per Class A common unit equal to (a) the excess of the First Target Distribution per Class A common unit over the then effective minimum quarterly distribution for each quarter of our existence, less (b) the amount per Class A common unit of any distributions of Available Cash from Operating Surplus in excess of the then effective minimum quarterly distribution per Class A common unit that was distributed 100% to units, pro rata, for each quarter of our existence.

  . Fourth, 86.7% to all units, pro rata, and 13.3% to Class B common units and general partner units, pro rata, until there has been allocated under this clause an amount per Class A common unit equal to (a) the excess of the Second Target Distribution per Class A common unit over the First Target Distribution per Class A common unit for each quarter of our existence, less (b) the amount per Class A common unit of any distributions of Available Cash from Operating Surplus in excess of the First Target Distribution but not in excess of the Second Target Distribution for each quarter of our existence.

  . Fifth, 76.5% to all units, pro rata, and 23.5% to Class B common units and general partner units, pro rata, until there has been allocated under this clause an amount per Class A common unit equal to (a) the excess of the Third Target Distribution per Class A common unit over the Second Target Distribution per Class A common unit for each quarter of our existence, less (b) the amount per Class A common unit of any distributions of Available Cash from Operating Surplus in excess of the Second Target Distribution but not in excess of the Third Target Distribution for each quarter of our existence.

  . Thereafter, 51.0% to all units, pro rata, and 49.0% to all Class B common units and general partner units, pro rata.

  Any loss or unrealized loss will be allocated to the general partner units, the Class A common units and the Class B common units, pro rata, in proportion to the positive balances in their capital accounts, until the positive balances in those capital accounts have been reduced to zero.

  Interim adjustments to capital accounts will be made at the time we issue additional interests or make distributions of property. These adjustments will be based on the fair market value of the interests issued or the property distributed and any gain or loss resulting from the adjustments will be allocated to the unitholders in the same manner as gain or loss is allocated upon liquidation.

Cash Available for Distribution

  We believe that we will generate sufficient Available Cash from Operating Surplus for the first four-quarter period following the completion of the transaction to cover the full minimum quarterly distribution for the four-quarter period on all then outstanding units.

  Even if this amount is generated, we may, however, not distribute the cash. We will not make distributions on the senior subordinated units, junior subordinated units and general partner units for any quarter during our fiscal year 1999. Beginning with the first quarter of our fiscal year 2000, we are allowed to make distributions on the senior subordinated units, junior subordinated units and general partner units, but may distribute less than the minimum quarterly distribution on these units because of the subordination provisions and other limitations on distributions in the partnership agreement.

  Our belief about the amount of cash we may generate is based on a number of assumptions, including the assumptions that:

  . normal weather conditions will prevail in Star Gas Partners' and Petro's operating areas;
  . Star Gas Partners' and Petro's operating margins will remain constant;
    and
  . market and overall economic conditions will not change substantially.

  Although we believe our assumptions are within a range of reasonableness, most of the assumptions are not within our control and cannot be predicted with any degree of certainty. For example, in any particular year or series of years, weather may deviate substantially from normal. Therefore, our assumptions concerning the weather may prove to be inaccurate. As a result, our Operating Surplus could deviate from that currently expected. See "Risk Factors."

  The amount of Available Cash constituting Operating Surplus needed to pay the minimum quarterly distribution for four quarters on the common units, senior subordinated units, junior subordinated units and general partner units to be outstanding immediately after the transaction is approximately:

      Common units................................................ $30.1 million
      Senior subordinated units...................................   5.7 million
      Junior subordinated units...................................   0.9 million
      General partner units.......................................   0.8 million
                                                                   -------------
        Total..................................................... $37.5 million

  After giving pro forma effect to the transaction, the amount of pro forma Available Cash constituting Operating Surplus generated during the twelve months ended December 31, 1998, would have been approximately $15.9 million. If infrequent restructuring, corporate identity and transaction expenses were not taken into effect, pro forma Available Cash constituting Operating Surplus would have been $21.4 million. In 1998, temperatures were significantly warmer than normal for the areas in which Star Gas Partners conducts its propane operations and Petro conducts its home heating oil operations. We believe that overall levels of both pro forma Available Cash from Operating Surplus and EBITDA were adversely affected during 1998 due to this abnormally warm weather. See "Unaudited Pro Forma Condensed Consolidated Financial Information."

  We are required to establish reserves for the future payment of principal and interest on the First Mortgage Notes and the indebtedness under the bank credit facilities. There are other provisions in these agreements that will, under some circumstances, restrict our ability to make distributions to our partners. See "Note 9 to Consolidated Financial Statements--Long-Term Debt and Working Capital Borrowings" in our Annual Report on Form 10-K/A for the fiscal year ended September 30, 1998 that is incorporated by reference in this prospectus. The notes issued in the debt offering have provisions that will, under some circumstances, similarly restrict our ability to make distributions to our unitholders.

                                    BUSINESS

General

  We are the eighth largest retail distributor of propane and the largest retail distributor of home heating oil in the United States. Our propane operations serve approximately 166,000 customers in the Midwest and Northeast regions, and the home heating oil operations that Star Gas Partners is acquiring serve approximately 340,000 customers in the Northeast and Mid-Atlantic regions. On a pro forma basis for the twelve months ended September 30, 1998 and giving effect to the transaction and the acquisitions made in fiscal 1998, we had $566.2 million in revenues and $50.9 million in EBITDA, as defined in this prospectus, on propane sales volume of 103.4 million gallons and home heating oil sales volume of 352.0 million gallons. If certain infrequent restructuring, corporate identity and transaction expenses were not subtracted from EBITDA, pro forma EBITDA for the same period would have been $55.1 million.

 Propane Operations

  We are primarily engaged in the retail distribution of propane and related supplies and equipment to residential, commercial, industrial, agricultural and motor fuel customers. We serve our approximately 166,000 propane customers from 55 branch locations and 32 satellite storage facilities in the Midwest, and 19 branch locations and 14 satellite storage facilities in the Northeast. In addition to our retail business, we also serve approximately 30 wholesale customers from our facilities in southern Indiana.

  For the fiscal year ended September 30, 1998, on a pro forma basis giving effect to acquisitions in fiscal 1998, our propane operations had EBITDA of $20.2 million on sales of $116.1 million. Based on volumes of gallons sold approximately 80% of these sales were to retail customers and approximately 20% were to wholesale customers. Our retail sales have historically had a greater profit margin, more stable customer base and less price sensitivity than our wholesale business.

 Home Heating Oil Operations

  We are a leading consolidator in the highly fragmented home heating oil industry. We serve approximately 340,000 home heating oil customers from 24 branch locations in the Northeast and Mid-Atlantic regions. We also install and repair heating equipment 24 hours a day, seven days a week, 52 weeks a year, generally within four hours of requests. These services are an integral part of our basic home heating oil service, and are designed to maximize customer satisfaction and loyalty.

  For the twelve months ended September 30, 1998, our home heating oil operations had total sales of $450.1 million and EBITDA of $30.7 million. If certain infrequent restructuring, corporate identity and transaction expenses were not subtracted from EBITDA, pro forma EBITDA for the same period would have been $34.9 million. For the twelve months ended September 30, 1998, our total sales consisted of approximately:

  . 83% from sales of home heating oil;

  . 13% from the installation and repair of heating equipment; and

  . 4% from the sale of other petroleum products, including diesel fuel and gasoline, to commercial customers.

  Our home heating oil business' sales volume, cash flow and EBITDA have increased significantly since 1979, when current management assumed control, primarily due to the acquisition of 188 home heating oil businesses over that period.

Industry Characteristics

  Propane is used primarily for space heating, water heating and cooking by residential and commercial customers. Home heating oil is used primarily as a source of residential space heating. The retail propane and home heating oil industries are both mature, with total demand expected to remain relatively flat or to decline slightly. We believe that these industries are relatively stable and predictable due to the largely non-discretionary nature of propane and home heating oil use. Accordingly, the demand for propane and home heating oil has historically been relatively unaffected by general economic conditions and has been a function of weather conditions.

  It is common practice in both the propane and home heating oil distribution industries to price products to customers based on a per gallon margin over wholesale costs. As a result, distributors generally seek to maintain their margins by passing costs through to customers, thus insulating themselves from the volatility in wholesale heating oil and propane prices. However, during periods of sharp price fluctuations in supply costs, distributors may be unable or unwilling to pass entire cost increases or decreases through to customers. In these cases, significant increases or decreases in per gallon margins may result. In addition, the timing of cost pass-throughs can significantly affect margins.

  The propane and home heating oil distribution industries are highly fragmented, characterized by a large number of relatively small, independently owned and operated local distributors. Each year a significant number of these local distributors have sought to sell their business for reasons that include retirement and estate planning. In addition, the propane and heating oil distribution industries are becoming more complex due to increasing environmental regulations and escalating capital requirements needed to acquire advanced, customer oriented technologies. Primarily as a result of these factors, both industries are undergoing consolidation, and Star Gas Partners and Petro have been active consolidators in each of their markets.

Competitive Strengths

  We believe that we are well-positioned to compete in the propane and home heating oil industries. Our competitive strengths include:

 .  High Percentage of Sales to Stable, Higher Margin Residential
    Customers. Our propane and home heating oil operations concentrate on sales to residential customers. Residential customers tend to generate higher margins and are generally more stable purchasers than our other customers. For the year ended September 30, 1998, sales to residential customers represented 56% of our retail propane gallons sold and 66% of propane gross profit. In addition, we own approximately 95% of the propane tanks located at our customers' homes, which further enhances our profitability and customer stability. For the twelve months ended September 30, 1998, sales to residential customers represented 83% of Petro's total heating oil gallons sold and 91% of total heating oil gross profit. Although overall demand for heating oil and propane is affected by weather and other factors, we believe that our residential business is relatively stable due to the largely non-discretionary nature of most heating oil and propane purchases by residential customers. In many states, fire safety regulations restrict the refilling of a leased tank solely to the propane supplier that owns the tank. These regulations, which require customers to switch propane tanks when they switch suppliers, help enhance the stability of our customer base because of the inconvenience involved with switching tanks.

 . Proven Acquisition Expertise. Petro has a proven track record in the acquisition of home heating oil companies. Petro has achieved substantial growth since 1979 through the acquisition and consolidation of 188 retail heating oil distributors in both new and existing markets. In addition, since January 1994, our propane operations have acquired 12 distributors, including seven distributors in fiscal 1998.

 . Premium Service Provider with Brand Name Recognition. In our New York and Mid-Atlantic regions, our home heating oil business now operates only under the name "Petro," rather than the acquired brand names previously in use. We have been building this brand name by focusing on delivering premium service to our customers. We have also adopted operational initiatives to provide a full range of services to our heating oil customers, including supply, repair and maintenance.

 . Operating Leverage. As the largest retail distributor of home heating oil and a leading retail distributor of propane in the United States, we are able to realize economies of scale in operating, marketing, information technology and other areas by spreading our costs over a larger base of sales. In our home heating oil business, we are using communication and computer technology that is generally not used by our competitors, which has allowed us to realize operating efficiencies.

Business Strategy

  Our primary objective is to increase cash flow on a per unit basis. We intend to pursue this objective principally through the following strategies:

 . Pursuing Strategic Acquisitions. We intend to continue to grow through acquisitions. Both the propane and home heating oil distribution industries are highly fragmented, characterized by a large number of relatively small, independently owned and operated local distributors. We believe that, as a result of the transaction, the field of potential acquisition candidates will be broadened due to our ability to acquire propane companies, home heating oil companies and companies with both propane and home heating oil operations. In addition, our increased size will enable us to consider larger transactions.

 . Realizing Operating Efficiencies in Existing and Acquired Operations. We intend to continue to implement our restructuring and cost reduction programs in our home heating oil business to improve profitability and realize cost savings at both existing and acquired operations. We intend to continue to focus our propane operations in high margin markets with a large proportion of residential customers.

 . Focusing on Customer Growth and Retention. We intend to continue to seek internal growth through individual branch marketing programs in our propane business. In our home heating oil business, we seek to maximize customer retention by providing premium customer service and building brand awareness and customer loyalty.

 . Enhancing Our Brand Awareness. We believe that the impact of Petro's branding efforts may offer competitive advantages in the home heating oil industry, due to the lack of comparable branding and extremely low consumer awareness in the industry.

  We cannot assure that we will be able to implement the above strategies.

Propane

 General

  Propane is used primarily for space heating, water heating, clothes drying and cooking by residential and commercial customers. Residential customers are typically homeowners, while commercial customers include motels, restaurants, retail stores and laundromats. Industrial users, such as manufacturers, use propane as a heating and energy source in manufacturing and drying processes. In addition, propane is used to supply heat for drying crops and curing tobacco and as a fuel source for certain motor vehicles.

  Propane is extracted from natural gas or oil wellhead gas at processing plants or separated from crude oil during the refining process. Propane is normally transported and stored in a liquid state under moderate pressure or refrigeration for ease of handling in shipping and distribution. When the pressure is released or the temperature is increased, it is usable as a flammable gas. Propane is colorless and odorless; an odorant is added to allow its detection. Propane is clean-burning, producing negligible amounts of pollutants when consumed. According to the American Petroleum Institute, the domestic retail market for propane is approximately 9.4 billion gallons annually. Based upon information contained in the Energy Information Administration's Annual Energy Review-1995, propane accounts for approximately 4% of household energy consumption in the United States.

  The retail market for propane is seasonal because it is used primarily for heating in residential and commercial buildings. Approximately 70% to 75% of our retail propane volume is sold during the peak heating season from October through March.

  Consequently, sales and operating profits are largely generated in the first and second fiscal quarters of each year. To the extent necessary, we will reserve cash flows from the first and second fiscal quarters for distribution to unitholders in the third and fourth fiscal quarters. In addition, sales volume traditionally fluctuates from year to year in response to variations in weather, prices and other factors. We believe that the broad geographic distribution of our operations helps to minimize exposure to regional weather or economic patterns.

 Operations

  As of September 30, 1998, we distributed propane to approximately 166,000 retail customers in 13 states from 74 branch locations. Our propane operations are conducted under a number of trademarks and trade names, including: Star Gas(R), Star Gas Service(TM), Silgas(TM), Blue Flame(R), Maingas(TM), Arrow Gas(TM), Mid-Hudson Valley Propane(TM), Coleman Gas Service(TM), H & S Gas(TM), Isch Gas(TM), Wilhoyte L.P. Gas(TM), Rural Natural Gas(TM), Pearl Gas(TM), Bay State-Arrow Gas(TM), Knowles L.P. Gas(TM) and Lowe Bros. & Dad. We do not have the right to use the trademark Star Gas(R) in the State of New York nor do we have the right to use the Blue Flame(R) trademark in certain limited areas outside of our current area of propane operations. We market propane primarily in rural areas, but also include suburban areas where energy alternatives to propane such as natural gas are generally not available.

  Our retail propane operations are located primarily in the Northeast and Midwest regions of the United States:

NORTHEAST                       MIDWEST                  Michigan
Connecticut                     Indiana                  Charlotte
Stamford                        Akron                    Hillsdale
Hartford                        Batesville               Somerset Center
                                Bedford
Maine                           Bluffton                 Ohio
Fairfield                       Coal City                Bowling Green
Fryeburg                        College Corner           Cincinnati
Skowhegan                       Columbia City            Defiance
Wells                           Decatur                  Deshler
Windham                         Ferdinand                Ft. Recovery
                                Greencastle              Hebron
Massachusetts                   Jeffersonville           Ironton
Belchertown                     Linton                   Kenton
Rochdale                        Madison                  Lancaster
Westfield                       New Salisbury            Lewisburg
Swansea                         N. Manchester            Lynchburg
                                N. Vernon                Macon
New Hampshire                   N. Webster               Maumee
(from Fryeburg, ME)             Portland                 McClure
                                Remington                Milford
New Jersey                      Richmond                 Mt. Orab
Maple Shade                     Salem                    North Star
Tuckahoe                        Seymour                  Ripley
                                Sulphur Springs          Sabina
New York                        Versailles               Waverly
Addison                         Warren                   West Union
Poughkeepsie                    Waterloo
Washingtonville                 Winamac                  West Virginia
                                                         (from Ironton, OH)
Pennsylvania                    Kentucky
Hazelton                        Dry Ridge
Wind Gap                        Glencoe
                                Prospect
Rhode Island                    Shelbyville
Davisville

  From our branch locations, we also sell, install and service equipment related to our propane distribution business, including heating and cooking appliances and, at some locations, we rent water softeners. Typical branch locations consist of an office, an appliance showroom and a warehouse and service facilities, with one or more 12,000 to 30,000 gallon bulk storage tanks. Satellite facilities typically contain only storage tanks.

  The distribution of propane at the retail level involves large numbers of small deliveries averaging 100 to 150 gallons each to the majority of our customer base. Retail deliveries of propane are usually made to customers by means of our fleet of bobtail and rack trucks. As of September 30, 1998, we had 280 bobtail and rack trucks. Propane is pumped from the bobtail truck, which generally holds 2,000 to 3,000 gallons, into a stationary storage tank at the customer's premises. The capacity of these tanks ranges from approximately 24 gallons to approximately 1,000 gallons. We also deliver propane to retail customers in portable cylinders, which typically are picked up and replenished at our distribution locations, then returned to the retail customer. To a limited extent, we also deliver propane to certain end users of propane in larger trucks known as transports. These trucks have an average capacity of approximately 9,000 gallons. End users receiving transport deliveries include industrial customers, large-scale heating accounts, such as local gas utilities that use propane as a supplemental fuel to meet peak demand requirements, and large agricultural accounts that use propane for crop drying and space heating.

 Customers

  During the fiscal year ended September 30, 1998, on a pro forma basis, approximately 80% of our propane sales by volume of gallons sold were to retail customers. These sales were comprised of approximately:

  . 56% to residential customers;

  . 18% to industrial/commercial customers;

  . 19% to agricultural customers; and

  . 7% to motor fuel customers.

Approximately 20% of our propane sales during the fiscal year ended September 30, 1998, on a pro forma basis, were to wholesale customers. Sales to residential customers in fiscal year 1998 accounted for 66% of our propane gross profit on propane sales, reflecting the higher-margin nature of this segment of the market.

  A majority of our residential customers receive their propane supply under an automatic delivery system. Under the automatic delivery system, we deliver propane to our heating customers an average of approximately six times during the year. We determine the amount delivered based on weather conditions and historical consumption patterns. Thus, the automatic delivery system eliminates the customer's need to make an affirmative purchase decision. In addition, we provide emergency service 24 hours a day, seven days a week, 52 weeks a year. In excess of 95% of our retail propane customers lease their tanks from us. In most states, due to fire safety regulations, a leased tank may only be refilled by the propane distributor that owns that tank. The inconvenience associated with switching tanks greatly reduces a propane customer's tendency to change distributors.

 Suppliers and Supply Arrangements

  We obtain propane from over 30 sources, all of which are domestic or Canadian oil companies, including Amoco Canada Marketing Group, Bayway Refining Company, Domex, Inc., Enron Gas Liquids, Inc., Ferrell North America, Marathon Ashland Petroleum, LLC, Markwest Hydrocarbons, Mobil Oil Company, Petro Canada LPG Inc., Sea-3 Inc., Shell Canada Limited, Shell Oil Company, and Warren Gas Liquids, Inc. Supplies from these sources have traditionally been readily available, although we cannot assure that supplies of propane will be readily available in the future.

  Substantially all of our propane supply for our Northeast retail operations is purchased under annual or longer term supply contracts that generally provide for pricing in accordance with market prices at the time of delivery. Some of the contracts provide for minimum and maximum amounts of propane to be purchased. During the year ended September 30, 1998, none of our Northeast suppliers accounted for more than 10% of our volume.

  We typically supply our Midwest retail and wholesale operations by a combination of:

  (1) spot purchases from suppliers at Mont Belvieu, Texas, that are transported by pipeline to our 21 million gallon underground storage facility in Seymour, Indiana, and then delivered to the Midwest branches; and

  (2) purchases from a number of Midwest refineries that are transported by truck to the branches either directly or via the Seymour facility.

Most of the refinery purchases are purchased under market based contracts.

  The Seymour facility is located on the TEPPCO Partners, L.P. pipeline system. The pipeline is connected to the Mont Belvieu storage facilities and is one of the largest conduits of supply for the U.S. propane industry. The Seymour facility allows us to buy and store large quantities of propane during periods of low demand that generally occur during the summer months. We believe that this ability allows us to achieve cost savings to an extent generally not available to our competitors in our Midwest markets.

  For fiscal 1998 our Midwest purchase volume was comprised of:

  . 28% on the spot market from various Mont Belvieu, Texas sources;

  . 27% from three refineries in Illinois, Kentucky and Michigan owned by Marathon Ashland Petroleum, LLC;

  . 23% from three refineries in Illinois and Indiana owned by Amoco Canada
    Marketing Group; and

  . the remaining propane from five other refineries.

We believe that our diversification of suppliers will enable us to purchase all of our supply needs at market prices if supplies are interrupted from any of the sources without a material disruption of our operations. See "Risk Factors--Risks Inherent in Our Business--We Are Dependent on Principal Suppliers and Carriers Increasing the Risk of an Interruption in Supply That Might Result in a Loss of Revenues and Customers."

  Propane is generally transported from refineries, pipeline terminals and storage facilities, including our Seymour facility, and coastal terminals to our branch location bulk plants. We accomplish this by a combination of our own highway transport fleet, common carriers, owner-operators and railroad tank cars. Branches and their related satellites typically have one or more 12,000 to 30,000 gallon storage tanks.

 Effect of Propane Price Volatility

  Profits in the retail propane business are primarily based on margins, the cents-per-gallon difference between the purchase price and the sales price of propane. We generally purchase propane under market-based contracts and in the spot market, primarily from natural gas processors and major oil companies for our short-term requirements. Therefore, our supply costs fluctuate with market price fluctuations. Should wholesale propane prices decline in the future, margins on our retail propane distribution business would increase in the short-term because retail prices tend to change less rapidly than wholesale prices. Should the wholesale cost of propane increase, for similar reasons, retail margins and profitability would likely be reduced, at least for the short-term, until retail prices could be increased. The timing of those cost pass-throughs can significantly affect margins.

 Competition

  The propane business is highly competitive. However, long-standing customer relationships are typical of the retail propane industry. The ability to compete effectively within the propane industry depends on the reliability of service, responsiveness to customers and the ability to maintain competitive prices. We believe that our superior service capabilities and customer responsiveness differentiate us from many of our competitors. Branch operations offer emergency service 24 hours a day, seven days a week, 52 weeks a year.

  Competition in the propane industry is highly fragmented and generally occurs on a local basis with other large full-service multi-state propane marketers, smaller local independent marketers and farm cooperatives. Based on industry publications, we believe that the ten largest multi-state marketers, including us, account for approximately 35% of the total retail sales of propane in the United States, and that no single marketer has a greater than 10% share of the total retail market in the United States. Most of our branches compete with five or more marketers or distributors. The principal factors influencing competition among propane marketers are price and service. Each retail distribution outlet operates in its own competitive environment, while retail marketers locate in close proximity to customers to lower the cost of providing service. The typical retail distribution outlet has an effective marketing radius of approximately 35 miles. See "Risk Factors--Risks Inherent in Our Business--Because of the Highly Competitive Nature of the Retail Propane and Home Heating Oil Businesses, We May Not Be Able to Maintain Existing Customers or Acquire New Customers, Which Would Have An Adverse Impact on Our Operating Results and Financial Condition."

  In addition, propane competes primarily with electricity, natural gas and fuel oil as an energy source on the basis of price, availability and portability. In certain parts of the country, propane is generally less expensive to use than electricity for space heating, water heating, clothes drying and cooking. Propane is generally more expensive than natural gas, but serves as an alternative to natural gas in rural and suburban areas where natural gas is unavailable or portability of product is required. The expansion of natural gas into traditional propane markets has historically been inhibited by the capital costs required to expand distribution and pipeline systems. Although the extension of natural gas pipelines tends to displace propane distribution in the areas affected, we believe that new opportunities for propane sales arise as more geographically remote areas are developed. Although propane is similar to fuel oil in space heating and water heating applications as well as in market demand and price, propane and fuel oil have generally developed their own distinct geographic markets. Because furnaces that burn propane will not operate on fuel oil, a conversion from one fuel to the other requires the installation of new equipment.

 Properties

  As of September 30, 1998, we owned 60 of our 74 branch locations and 36 of our 46 satellite storage facilities and leased the balance. In addition, Star Gas Partners owns the Seymour facility, in which it stores propane for itself and third parties. Our propane operations' corporate headquarters are leased in Stamford, Connecticut, while our office and training facilities are leased in the Midwest.

  The transportation of propane requires specialized equipment. The trucks used for this purpose carry specialized steel tanks that maintain the propane in a liquefied state. As of September 30, 1998, Star Gas Partners had a fleet of 29 tractors, 37 transport trailers, 280 bobtail and rack trucks and 302 other service and pick-up trucks, the majority of which are owned. Our propane operations own 14 and lease 34 automobiles. As of September 30, 1998, our propane operations owned approximately:

  . 237 bulk storage tanks with typical capacities of 12,000 to 30,000 gallons;

  . 206,000 stationary customer storage tanks with typical capacities of 24 to 1,000 gallons; and

  . 30,000 portable propane cylinders with typical capacities of 5 to 24 gallons.

  Our obligations under our borrowings are secured by liens and mortgages on all of our real and personal property.

Home Heating Oil

 General

  Home heating oil is a primary source of home heat in the Northeast. The Northeast accounts for approximately two-thirds of the demand for home heating oil in the United States. During 1997, approximately 6.9 million homes, or approximately 36% of all homes in the Northeast, were heated by oil. In recent years, demand for home heating oil has been affected by conservation efforts and conversions to natural gas. In addition, as the number of new homes that use oil heat has not been significant, there has been virtually no increase in the customer base due to housing starts. As a result, according to the most recent available data, residential home heating oil consumption in the Northeast has declined from approximately 5.3 billion gallons in 1982 to approximately 4.6 billion gallons in 1993.

  The home heating oil distribution business is highly fragmented and characterized by numerous local fuel oil distributors, most of which have fewer than 20 employees and operate within a 25-mile radius from their distribution facility. According to the United States Bureau of Census, there were approximately 3,700 independently owned and operated home heating oil distributors in the Northeast at the end of 1997.

 Operations

  Our home heating oil operations serve approximately 340,000 customers in the Northeast and Mid-Atlantic states. In addition to selling home heating oil, we install and repair heating equipment. To a limited extent, we also market other petroleum products, including diesel fuel and gasoline, to commercial customers. During the twelve months ended September 30, 1998, our total sales were comprised of approximately:

  . 83% from sales of home heating oil;

  . 13% from the installation and repair of heating equipment; and

  . 4% from the sale of other petroleum products, including diesel fuel and gasoline, to commercial customers.

  We provide home heating equipment repair service 24 hours a day, seven days a week, 52 weeks a year, generally within four hours of a request. We also regularly provide various service incentives to obtain and retain customers. Our home heating oil business is consolidating its operations under one brand name, which we are building by employing an upgraded, professionally trained and managed sales force, together with a professionally developed marketing campaign, including radio and print advertising media. Our home heating oil operations have a nationwide toll free telephone number, 1-800-OIL-HEAT, which we believe helps us to build customer awareness and brand identity.

  As a result of a major strategic study, in 1996 we began to implement an operational restructuring program designed to take advantage of our size within the home heating oil industry. This program involves regionalization of our home heating oil operations into three profit centers, which allows us to operate more efficiently. In addition, this program enables us to access developments in communication and computer technology that are in use by other large distribution businesses, but are generally not used by other retail heating oil companies. This program is designed to reduce operating costs, improve customer service and establish a brand image among heating oil consumers.

  As part of the implementation of this operational restructuring program, in April 1996 our home heating oil business opened a regional customer service center on Long Island, New York. This state-of-the-art facility currently conducts all activities that interface with our approximately 110,000 Long Island and New York City home heating oil customers, including sales, customer service, credit and accounting. Since we have this customer service center, eight full-function branches were consolidated into four strategically located delivery and service depots to serve our home heating oil business's customers more efficiently. Furthermore, in keeping with the focus of our operating strategy, late in 1997 we continued to reorganize select branch and corporate responsibilities in order to eliminate redundant functions and regionalize responsibilities where they can best serve customers and our home heating oil business.

 Customers

  Our home heating oil business currently serves approximately 340,000 customers in the following 26 markets:


           New York                    Massachusetts             New Jersey
           --------                    -------------             ----------
Bronx, Queens and Kings          Boston (Metropolitan)      Camden
 Counties
Dutchess County                  Northeastern Massachusetts Neptune
Staten Island                    (Centered in Lawrence)     Newark (Metropolitan)
Eastern Long Island              Worcester                  North Brunswick
Western Long Island                                         Rockaway
                                                            Trenton

          Connecticut                   Pennsylvania            Rhode Island
          -----------                   ------------            ------------

Bridgeport--New Haven            Allentown                  Providence
Litchfield County                Berks County               Newport
Southern Fairfield Country       (Centered in Reading)
 (Metropolitan)                  Bucks Country
                                 (Centered in Southampton)
                                 Lebanon Country
                                 (Centered in Palmyra)

    Maryland/Virginia/D.C.
    ----------------------

Arlington
Baltimore
Washington, D.C. (Metropolitan)

  During the twelve months ended September 30, 1998, approximately 85% of our heating oil sales were made to homeowners, with the remainder to industrial, commercial and institutional customers .


  Our home heating oil business' net attrition of existing customers has been approximately 5% to 6% per year over the five years through 1997. This rate represents the net of our annual gross customer loss rate of approximately 15% to 16% offset by customer gains of approximately 10% per year. In 1998 net attrition approximated 3.4%, representing gains of approximately 11.4% and gross losses of 14.8%. Gross customer losses are the result of various factors, including customer relocation, price, natural gas conversions and credit problems. Customer gains are a result of our marketing and service programs and other incentives. While our home heating oil business often loses customers when they move from their homes, we are able to retain a majority of these homes by obtaining the new home purchaser as a customer.

  In addition, approximately 90% of our customers receive their home heating oil under an automatic delivery system without the customer having to make an affirmative purchase decision. These deliveries are scheduled by computer, based upon each customer's historical consumption patterns and prevailing weather conditions. We deliver home heating oil approximately six times during the year to the average customer. Our practice is to bill customers promptly after delivery. In addition, approximately 40% of our customers are on our budget payment plan, whereby their estimated annual oil purchases and service contract are paid for in a series of equal monthly payments over a twelve month period.

 Suppliers and Supply Arrangements

  We obtain fuel oil in either barge or truckload quantities, and have contracts with over 80 terminals for the right to temporarily store our heating oil at facilities not owned by us. Purchases are made under supply contracts or on the spot market. Our home heating oil business has market price based contracts for substantially all our petroleum requirements with 11 different suppliers, the majority of which have significant domestic sources for their product, and many of which have been our suppliers for over 10 years. Our current suppliers are: Amerada Hess Corporation; Citgo Petroleum Corp.; Coastal New York; Global Petroleum Corp.; Koch Refining Company, L.P.; Louis Dreyfus Energy Corp.; Mieco, Inc.; Mobil Oil Corporation; Sprague Energy; Sun Oil Company; and Tosco Refining Co. Supply contracts typically have terms of 12 months. All of the supply contracts provide for maximum and in some cases minimum quantities. In most cases our supply contracts do not establish the price at which we purchase fuel oil in advance. This price, like the price to most of our home heating oil customers, is based upon market prices at the time of delivery.

  We believe that our policy of contracting for substantially all of our supply needs with diverse and reliable sources will enable us to obtain sufficient product should unforeseen shortages develop in worldwide supplies. We also believe that relations with our current suppliers are satisfactory.

 Insulation from Oil Price Volatility

  Although the price of crude oil can be volatile, historically this volatility has not materially affected our performance, since over the years we have added a gross margin onto our wholesale costs. This addition was designed to offset the impact of inflation, account attrition and weather. As a result, variability in supply prices has affected net sales, but generally has not affected gross profit or net income, and as such, our margins are most meaningfully measured on a per gallon basis and not as a percentage of sales. While fluctuations in wholesale prices have not significantly affected demand to date, it is possible that significant wholesale price increases over an extended period of time could have the effect of encouraging conservation. If demand were reduced and we were unable to increase our gross profit margin or reduce our operating expenses, the effect of the decrease in volume would be to reduce net income.

  Approximately 25% of our home heating oil total sales are made to individual customers under an agreement pre-establishing the maximum sales price of oil over a twelve month period. The maximum price at which oil is sold to these individual customers is renegotiated in April of each year in light of then current market conditions. We currently enter into forward purchase contracts and futures contracts for a substantial majority of the oil we sell to these capped-price customers in advance and at a fixed cost. This practice permits us to purchase oil at a fixed price in advance of our obligations to supply that oil. Should events occur after a capped-sales price is established that increases the cost of oil above the amount anticipated, margins for the capped-price customers whose oil was not purchased in advance would be lower than expected, while those customers whose oil was purchased in advance would be unaffected. Conversely, should events occur during this period that decrease the cost of oil below the amount anticipated, margins for the capped-price customers whose oil was purchased in advance could be lower than expected, while margins for those customers whose oil was not purchased in advance would be unaffected or higher than expected.

  Our home heating oil business uses put options to hedge and reduce the risks associated with a substantial portion of the heating oil forward purchase contracts and futures contracts acquired as of December 31, 1998. Should the cost of heating oil significantly decline below the acquisition cost, these options would substantially offset the effects of that decline.

 Competition

  Like the propane industry, the home heating oil industry is highly competitive. Our home heating oil operations compete with heating oil distributors offering a broad range of services and prices, from full service distributors, like us, to those offering delivery only. Long-standing customer relationships are typical in the industry. Many companies in the industry, including us, deliver home heating oil to their customers based upon weather conditions and historical consumption patterns, without the customer making an affirmative purchase decision each time oil is needed. Like most companies in the home heating oil business, we provide home heating equipment repair service on a 24-hour a day basis. This tends to build customer loyalty. As a result of the factors noted above, among others, it may be difficult for our home heating oil business to acquire new retail customers, other than through acquisitions. In addition, in some instances homeowners have formed buying cooperatives that seek to purchase fuel oil from distributors at a price lower than individual customers are otherwise able to obtain.

  Our home heating oil business also competes for retail customers with suppliers of alternative energy products, principally natural gas. The rate of conversion from the use of home heating oil to natural gas is primarily affected by the relative prices of the two products and the cost of replacing an oil fired heating system with one that uses natural gas. We believe that approximately 1% of our home heating oil customer base annually converts from home heating oil to natural gas.

Other

 Employees

  Star Gas Partners itself has historically had no employees except for some employees of its corporate subsidiary, Stellar Propane Service Corp. As of September 30, 1998, Star Gas Corporation had 624 employees providing full time services to Star Gas Propane of whom:

  . 44 were employed by the corporate office in Stamford, Connecticut; and

  . 580 were located in branch offices.

In addition, at this time Star Gas Corporation had employees of whom:

  . 177 were administrative;

  . 286 were engaged in transportation and storage; and

  . 117 were engaged in field servicing.

Approximately 78 of Star Gas Corporation's employees are represented by six different local chapters of labor unions. Management believes that its relations with both its union and non-union employees are satisfactory.

  As of September 30, 1998, our home heating oil business had 1,729 employees, of whom:

  . 471 were office, clerical and customer service personnel;

  . 634 were heating equipment repairmen;

  . 244 were oil truck drivers and mechanics;

  . 199 were management and staff; and

  . 181 were employed in sales.

Approximately 50 of these employees are seasonal and are rehired annually to support the requirements of the heating season. Approximately 700 employees are represented by 16 different local chapters of labor unions. Management believes that its relations with both its union and non-union employees are satisfactory.

 Government Regulations

  We are subject to various federal, state and local environmental, health and safety laws and regulations. Generally, these laws impose limitations on the discharge of pollutants and establish standards for the handling of solid and hazardous wastes. These laws include the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Air Act, the Occupational Safety and Health Act, the Emergency Planning and Community Right to Know Act, the Clean Water Act and comparable state statutes. CERCLA, also known as the "Superfund" law, imposes joint and several liability without regard to fault or the legality of the original conduct on certain classes of persons that are considered to have contributed to the release or threatened release of a hazardous substance into the environment. Propane is not a hazardous substance within the meaning of CERCLA. These laws and regulations could result in civil or criminal penalties in cases of non-compliance or impose liability for remediation costs. To date, we have not been named as a party to any litigation in which we are alleged to have violated or otherwise incurred liability under any of the above laws and regulations.

  For acquisitions that involve the purchase of real estate, we conduct a due diligence investigation to attempt to determine whether any substance has been sold from, or stored on, any of that real estate prior to its purchase. This due diligence includes questioning the seller, obtaining representations and warranties concerning the seller's compliance with environmental laws and performing site assessments. During this due diligence our employees, and, in certain cases, independent environmental consulting firms review historical records and data bases and conduct physical investigations of the property to look for evidence of hazardous substances, compliance violations and the existence of underground storage tanks.

  National Fire Protection Association Pamphlets No. 54 and No. 58, which establish rules and procedures governing the safe handling of propane, or comparable regulations, have been adopted as the industry standard in all of the states in which we operate. In some states these laws are administered by state agencies, and in others they are administered on a municipal level. Regarding the transportation of propane by truck, we are subject to regulations promulgated under the Federal Motor Carrier Safety Act. These regulations cover the transportation of hazardous materials and are administered by the United States Department of Transportation. We conduct ongoing training programs to help ensure that our operations are in compliance with applicable regulations. We maintain various permits that are necessary to operate some of our facilities, some of which may be material to our operations. Management believes that the procedures currently in effect at all of our facilities for the handling, storage and distribution of propane are consistent with industry standards and are in compliance in all material respects with applicable laws and regulations.

  On August 18, 1997, the U.S. Department of Transportation published its Final Rule for Continued Operation of the Present Propane Trucks. This final rule is intended to address perceived risks during the transfer of propane and required certain immediate changes in industry operating procedures, including retrofitting all propane delivery trucks. Star Gas Partners, as well as the National Propane Gas Association and the propane industry in general, believe that the Final Rule for Continued Operation of the Present Propane Trucks cannot practicably be complied with in its current form. On October 15, 1997, five of the principal multi-state propane marketers, all of whom were unrelated to Star Gas Partners, filed an action against the U.S. Department of Transportation in the United States District Court for the Western District of Missouri seeking to enjoin enforcement of the Final Rule for Continued Operation of the Present Propane Trucks. On February 13, 1998, the Court issued a preliminary injunction prohibiting the enforcement of this final rule pending further action by the Court. The National Propane Gas Association later filed a similar suit. Both suits are still pending. In addition, Congress passed, and on October 21, 1998, the President of the United States signed, the FY 1999 Transportation Appropriations Act, which included a provision restricting the authority of the U.S. Department of Transportation from enforcing specific provisions of the Final Rule for Continued Operation of the Present Propane Trucks. At this time, Star Gas Partners cannot determine the likely outcome of the litigation or the proposed legislation or what the ultimate long-term cost of compliance with the Final Rule for Continued Operation of the Present Propane Trucks will be to Star Gas Partners and the propane industry in general.

  The United States Environmental Protection Agency has included propane in the list of substances subject to section 112(r)(3) of the Clean Air Act, which would require substantially all propane dealers and specified large commercial users of propane to develop a Risk Management Program and to file a Risk Management Plan. The Risk Management Plan would detail the worst and most likely case scenario in case of an accident at the dealer's or customer's facility, the methods of controlling such an accident. It also mandates training to protect against an event of this type. We are in substantial compliance with National Fire Protection Code Pamphlet 58, which covers most of the Risk Management Plan requirements and we do not anticipate material costs to fully comply, should the rule become effective. However, propane is the only product used as a fuel included in the Risk Management Plan and such inclusion could cause a negative impact on current and potential consumers resulting in switching to alternate fuels. The industry believes that propane should not be included and is presently working through legislative means to have propane removed from the program.

  Future developments, such as stricter environmental, health or safety laws and regulations, could affect our operations. It is not anticipated that our compliance with or liabilities under environmental, health and safety laws and regulations, including CERCLA, will have a material adverse effect on us. To the extent that we do not know of any environmental liabilities, or environmental, health or safety laws, or regulations are made more stringent, there can be no assurance that our results of operations will not be materially and adversely affected.

 Litigation

  Our operations are subject to all operating hazards and risks normally incidental to handling, storing and transporting and otherwise providing for use by consumers of combustible liquids such as propane and home heating oil. As a result, at any given time we are a defendant in various legal proceedings and litigation arising in the ordinary course of business. We maintain insurance policies with insurers in amounts and with coverages and deductibles as the general partner believes are reasonable and prudent. Star Gas LLC, the general partner following the merger, has informed us that it intends to maintain existing insurance policies. However, we cannot assure that this insurance will be adequate to protect us from all material expenses related to potential future claims for personal and property damage or that these levels of insurance will be available in the future at economical prices. In addition, the occurrence of an explosion may have an adverse effect on the public's desire to use our products.

                                   MANAGEMENT

Star Gas Partners Management

 General Partner

  Upon completion of the transaction, Star Gas LLC became our general partner and the general partner of Star Gas Propane. The membership interests in Star Gas LLC are owned by Audrey L. Sevin, Irik P. Sevin, Hanseatic Corp. and Hanseatic Americas Inc.

  The general partner manages and operates our activities. Unitholders do not directly or indirectly participate in our management or operation. The general partner owes a fiduciary duty to the unitholders. See "Risk Factors--Risks Inherent in an Investment in Star Gas Partners--The General Partner Has Conflicts of Interest and Limited Fiduciary Responsibilities, Which May Permit the General Partner to Favor its Own Interests to the Detriment of Unitholders." Notwithstanding any limitation on obligations or duties, the general partner is liable, as our general partner, for all of our debts (to the extent not paid from our assets), except for indebtedness or other obligations that are made specifically non-recourse to the general partner. In addition, if Star Gas Propane defaults under the First Mortgage Notes or the bank credit facilities, the general partner will be liable for any deficiency remaining after foreclosure on Star Gas Propane assets.

  As is commonly the case with publicly-traded limited partnerships, Star Gas Partners does not directly employ any of the persons responsible for our management or operation. Instead, Star Gas Partners is managed and operated by the directors and officers of our general partner.

 Directors and Executive Officers of the General Partner

  The Star Gas LLC board consists of the following persons, all of whom served as directors of Star Gas Corporation, our former general partner: Irik P. Sevin, Chairman of the Board; Audrey L. Sevin; William G. Powers, Jr.; Thomas
J. Edelman; Paul Biddelman; Wolfgang Traber; and William P. Nicoletti. Elizabeth Lanier withdrew as a director upon completion of the transaction, as a result of additional duties associated with a new job. She will be replaced by a director selected by the Star Gas LLC board, and the new director will not be an officer or employee of Star Gas LLC or any of its affiliates.

  William P. Nicoletti and an independent director to be selected by the Star Gas LLC board, neither of whom are officers or employees of any affiliates of the general partner, will serve on the audit committee of the Star Gas LLC board. The audit committee has the authority to review specific matters that the general partner believes present a conflict of interest. The audit committee will determine if the resolution of the conflict proposed by the general partner is fair and reasonable to us. Any matters approved by the audit committee will be conclusively deemed to be:


  . fair and reasonable to us;

  . approved by all of our partners; and

  . not a breach by the general partner of any duties it may owe us or our unitholders.

In addition, the audit committee:

  . reviews our external financial reports;

  . recommends engagement of our independent accountants; and

  . reviews our procedure for internal auditing and the adequacy of our internal accounting controls.

  In these additional matters, the audit committee may act on its own initiative to question the general partner and, absent the delegation of specific authority by the entire board of directors, its recommendations will be advisory.

  Directors are elected for one-year terms. The following table shows certain information for the directors and executive officers of the general partner.

   Name                              Age       Position with the General Partner
   ----                              ---       ---------------------------------
Irik P. Sevin(a)(b).................     Chairman of the Board and Chief Executive
                                      51  Officer
William G. Powers, Jr. .............  45 Executive Vice President--Heating Oil and
                                          Member of the Office of President
Joseph P. Cavanaugh.................  61 Executive Vice President--Propane and Member
                                          of the Office of President
George Leibowitz....................  62 Treasurer
Richard F. Ambury...................  42 Vice President
James Bottiglieri...................  43 Vice President
Audrey L. Sevin.....................  73 Secretary and Director
Thomas J. Edelman...................  48 Director
Paul Biddelman(b)...................  53 Director
Wolfgang Traber(a)..................  55 Director
William P. Nicoletti(c).............  53 Director

--------
(a) Member of the Compensation Committee
(b) Member of the Distribution Committee
(c) Member of the Audit Committee

  Irik P. Sevin has been the Chairman of the board of directors of Star Gas LLC since March 1999 and the Chairman of the board of directors of Star Gas Corporation since December 1993. Mr. Sevin has been a director of Petro since its organization in October 1983 and Chairman of the Board of Petro since January 1993. Mr. Sevin has been President of Petro, Inc. (a predecessor of Petro) since November 1979 and was President of Petro from 1983 through January 1997. Mr. Sevin was an associate in the investment banking division of Kuhn Loeb & Co. and then Lehman Brothers Kuhn Loeb Incorporated from February 1975 to December 1978.

  William G. Powers, Jr. has been Executive Vice President--Heating Oil and Member of the Office of President of Star Gas LLC since March 1999 and a director of Star Gas Corporation since December 1997. Mr. Powers has been President of Petro since December 1997. Mr. Powers was President of Star Gas Corporation from December 1993 through November 1997. Prior to joining Star Gas Corporation, he was employed by Petro from 1984 to 1993 where he served in various capacities, including Regional Operations Manager and Vice President of Acquisitions. He has participated in over 90 acquisitions for Petro. From 1977 to 1983, he was employed by The Augsbury Corporation, a company engaged in the wholesale and retail distribution of fuel oil and gasoline throughout New York and New England and served as Vice President of Marketing and Operations.

  Joseph P. Cavanaugh has been Executive Vice President--Propane and Member of the Office of President of Star Gas LLC since March 1999 and President and Chief Executive Officer of Star Gas Propane since March 1999 and of Star Gas Corporation since December 1997. Mr. Cavanaugh was Senior Vice President-- Safety and Compliance of Petro from January 1993 through November 1997. From October 1985 to January 1993, Mr. Cavanaugh was Vice President of Petro. Mr. Cavanaugh was Controller of Petro, Inc. from 1973 to 1993 and of Petro from its organization until 1994. Mr. Cavanaugh has also taken an active role in assisting our management with the development of safety/compliance programs, assisting with acquisitions and their later integration into Star Gas Partners.

  George Leibowitz has been Treasurer of Star Gas LLC since March 1999 and Treasurer of Petro since April 1997. From November 1992 to March 1997, he was Senior Vice President--Finance and Corporate Development of Petro. From 1985 to 1992, Mr. Leibowitz was the Chief Financial Officer of Slomin's Inc., a retail heating oil dealer. From 1984 to 1985, Mr. Leibowitz was the President of Lawrence Energy Corp., a consulting and oil trading company. From 1971 to 1984, Mr. Leibowitz was Vice President--Finance and Treasurer of Meenan Oil Co., Inc. Mr. Leibowitz is a certified public accountant.

  Richard F. Ambury has been Vice President of Star Gas LLC since March 1999 and Vice President of Finance of Star Gas Propane since March 1999 and of Star Gas Corporation since February 1996. Prior to joining Star Gas Corporation, he was employed by Petro from 1983 through 1996 where he served in various accounting/finance capacities. Prior to joining Petro, Mr. Ambury was employed by a predecessor firm of KPMG Peat Marwick LLP. Mr. Ambury has been a certified public accountant since 1981.

  James J. Bottiglieri has been Vice President of Star Gas LLC since March 1999 and Controller of Petro since 1994. He was Assistant Controller of Petro from 1985 to 1994 and was elected Vice President in December 1992. From 1978 to 1984, Mr. Bottiglieri was employed by a predecessor firm of KPMG Peat Marwick LLP, a public accounting firm. Mr. Bottiglieri has been a certified public accountant since 1980.

  Audrey L. Sevin has been a director of Star Gas LLC since March 1999 and a director of Star Gas Corporation since December 1993. Mrs. Sevin has been the Secretary of Star Gas LLC and Star Gas Propane since March 1999 and the Secretary of Star Gas Corporation since June 1994. Mrs. Sevin has been a director and Secretary of Petro since its organization in October 1983. Mrs. Sevin was a director, executive officer and principal shareholder of A. W. Fuel Co., Inc. from 1952 until its purchase by Petro Inc. in May 1981.

  Thomas J. Edelman has been a director of Star Gas LLC since March 1999 and a director of Star Gas Corporation since October 1995. He also served in that capacity from December 1993 through June 1995. Mr. Edelman has been a director of Petro since its organization in October 1983. Mr. Edelman has been the Chairman and Chief Executive Office of Patina Oil & Gas Corporation since its formation in 1996. Mr. Edelman also serves as Chairman of Range Resources Corporation (formerly Lomak Petroleum, Inc.). He co-founded Snyder Oil Corporation and was its President and a director from 1981 through early 1997. Prior to 1981, he was a Vice President of The First Boston Corporation. From 1975 through 1980, Mr. Edelman was with Lehman Brothers Kuhn Loeb Incorporated. Mr. Edelman also serves as a director of Paradise Music & Entertainment, Inc., and as a Trustee of The Hotchkiss School.

  Paul Biddelman has been a director of Star Gas LLC since March 1999 and a director of Star Gas Corporation since October 1995. He also served in that capacity from December 1993 through June 1995. Mr. Biddelman has been a director of Petro since October 1994. Mr. Biddelman has been President of Hanseatic Corporation since December 1997. From April 1992 through December 1997, he was Treasurer of Hanseatic Corporation. Mr. Biddelman joined Hanseatic from Clements Taee Biddelman Incorporated, a merchant banking firm which he co-founded in 1991. From 1982 through 1990, he was a Managing Director in Corporate Finance at Drexel Burnham Lambert Incorporated. Mr. Biddelman also worked in corporate finance at Kuhn, Loeb & Co. from 1975 to 1979, and at Oppenheimer & Co. from 1979 to 1982. Mr. Biddelman is a director of Celadon Group, Inc., Electronic Retailing Systems International, Inc., Institution Technologies, Inc., Natural Gas Vehicle Systems, Inc. and Premier Parks, Inc.

  Wolfgang Traber has been a director of Star Gas LLC since March 1999 and a director of Star Gas Corporation since October 1995. He also served in that capacity from December 1993 through June 1995. Mr. Traber has been a director of Petro since its organization in October 1983. Mr. Traber is Chairman of the Board of Hanseatic Corporation, a private investment corporation in New York, New York. Mr. Traber is a director of Deltec Asset Management Corporation, Blue Ridge Real Estate Company and M.M. Warburg & Co.

  William P. Nicoletti has been a director of Star Gas LLC since March 1999 and a director of Star Gas Corporation since November 1995. Since March 1998, Mr. Nicoletti has been a managing director of McDonald Investments Inc., an investment banking firm. Previously, he was Managing Director of Nicoletti & Company Inc., a private investment bank serving clients in energy related industries. From 1988 through 1990, he was a Managing Director and head of the Energy and Natural Resources Group of PaineWebber Incorporated. From 1969 through 1987 he was with E.F. Hutton & Company Inc., where from 1980 through 1987 he was a Senior Vice President and head of the Energy and Natural Resources Group.

  Audrey Sevin is the mother of Irik P. Sevin. There are no other familial relationships between any of the directors and executive officers.

 Star Gas Propane

  Upon completion of the transaction, the officers and employees of Star Gas Corporation who managed our operations and business became officers and employees of Star Gas Propane.

  The following persons who comprised Star Gas Corporation's executive officers prior to the transaction serve as executive officers of Star Gas Propane:

  .Irik P. Sevin, Chairman of the Board;

  .Joseph P. Cavanaugh, President and Chief Executive Officer;

  .David R. Eastin, Vice President--Operations;

  .Richard F. Ambury, Vice President--Finance; and

  .Audrey L. Sevin, Secretary.

  Specific information relating to executive compensation, various benefit plans, including unit option plans, voting securities and the principal holders of these securities, specific relationships and related transactions and other related matters as to Star Gas Partners and Star Gas Corporation (as predecessor general partner to Star Gas Corporation) is incorporated by reference or described in our 1998 Annual Report on Form 10-K and is incorporated by reference in this prospectus. In order to obtain copies of these documents, you may contact us at our address or telephone number indicated under "Where You Can Find More Information."

 Petro

  Upon completion of the transaction, the officers and employees of Petro continued to be employed by Petro.

  The following persons who served as executive officers of Petro before the transaction continue to serve as executive officers of our home heating oil business following the transaction:

  .Irik P. Sevin, Chairman of the Board and Chief Executive Officer;

  .William G. Powers, Jr., President;

  .C. Justin McCarthy, Senior Vice President--Operations;

  .Audrey L. Sevin, Secretary;

  .George Leibowitz, Senior Vice President and Treasurer;

  .James J. Bottiglieri, Vice President and Controller;

  .Matthew J. Ryan, Vice President--Supply;

  .Angelo Catania, Vice President and General Manager--Mid Atlantic Region;

  .John Ryan, Vice President--Sales and Marketing; and

  .Peter B. Terenzio, Jr., Vice President--Human Resources.

Reimbursement of Expenses of the General Partner

  The general partner does not receive any management fee or other compensation for its management of Star Gas Partners. The general partner is reimbursed at cost for all expenses incurred on our behalf, including the costs of compensation described in this prospectus properly allocable to Star Gas Partners. The partnership agreement provides that the general partner shall determine the expenses that are allocable to Star Gas Partners in any reasonable manner determined by the general partner in its sole discretion. In addition, the general partner and its affiliates may provide services to us for which we will be charged reasonable fees as determined by the general partner.

The general partner will be entitled to distributions on its general partner units and will be entitled to incentive distributions on those units, as described under "Cash Distribution Policy."

                            BENEFICIAL OWNERSHIP OF
                      PRINCIPAL UNITHOLDERS AND MANAGEMENT

  The following table shows the beneficial ownership as of April 1, 1999 of common units, senior subordinated units, junior subordinated units and general partner units by:

  (1)Star Gas LLC and certain beneficial owners and all of the directors and officers of Star Gas LLC;

  (2)each of the named executive officers of Star Gas Corporation and Petro;
  and

  (3)all directors and executive officers of Star Gas LLC and Petro as a group.

  For purposes of this table, the number of general partner units is deemed to include the 0.01% general partner interest in Star Gas Propane.

  The address of each person is c/o Star Gas Partners, L.P. at 2187 Atlantic Street, Stamford, Connecticut 06912-0011. The asterisk in the percentage column refers to a percentage less than one percent.

                                                    Senior                Junior           General Partner
                           Common Units       Subordinated Units    Subordinated Units          Units
                         -------------------- --------------------- --------------------- ---------------------
   Name                  Number    Percentage Number     Percentage Number     Percentage Number     Percentage
   ----                  ------    ---------- -------    ---------- -------    ---------- -------    ----------
Star Gas LLC............    --        -- %        --        -- %        --         -- %   325,729        100%
Irik P. Sevin...........    --        --          --        --       61,377       15.5    325,729(c)     100
Audrey L. Sevin.........    --        --          --        --      175,839       44.3    325,729(c)     100
Wolfgang Traber......... 10,400(a)      *       1,062         *     159,342(b)    40.2    325,729(c)     100
Paul Biddelman..........    --        --          280         *     159,342(b)    40.2    325,729(c)     100
Thomas Edelman..........    --        --       82,424(d)    3.3         --         --         --         --
Richard F. Ambury.......    625         *          39         *         --         --         --         --
George Leibowitz........    --        --          --          *         --         --         --         --
James J. Bottiglieri....  1,500       --          --        --          --         --         --         --
C. Justin McCarthy......  6,100       --          --        --          --         --         --         --
Angelo Catania..........    --        --          294         *         --         --         --         --
David Eastin............    --        --          --        --          --         --         --         --
Joseph P. Cavanaugh.....  1,000       --           58       --          --         --         --         --
William G. Powers.......    --        --          --        --          --         --         --         --
All officers and
 directors and Star Gas
 LLC as a group (11
 persons)............... 19,625         *     177,138       7.1%    396,558(b)   100.0%   325,728      100.0%

--------
(a) Includes 10,000 common units owned by Mr. Traber's wife and 400 common units owned by Mr. Traber's daughter as to which he may be deemed to share beneficial ownership.
(b) Includes 159,342 junior subordinated units held by Hanseatic Americas Inc., a wholly-owned subsidiary of Hanseatic Americas LDC, Bahamian limited duration company. The sole managing member of Hanseatic Americas is Hansabel Partners, LLC, a Delaware limited liability company. The sole managing member of Hansabel Partners is Hanseatic Corporation, a New York corporation. Messrs. Traber and Biddelman are executive officers of Hanseatic Corporation, and Mr. Traber holds in excess of a majority of the shares of capital stock of Hanseatic Corporation.
(c) Assumes each of Star Gas LLC and Messrs. Traber and Biddelman through their positions with the Hanseatic companies may be deemed to beneficially own all of Star Gas LLC's general partner units, however, they disclaim beneficial ownership of these units.
(d) Includes 3,527 senior subordinated units owned by Mr. Edelman's wife and trusts for the benefit of his minor children.

                        DESCRIPTION OF THE COMMON UNITS

  The common units have been registered under the Exchange Act and we are subject to the reporting and certain other requirements of the Exchange Act. We are required to file periodic reports containing financial and other information with the SEC.

  Purchasers of common units in this offering and later transferees of common units, or their brokers, agents or nominees on their behalf, will be required to execute transfer applications. The form of transfer application is included as Annex A to this prospectus and is also shown on the reverse side of the certificate representing common units. Purchasers may hold common units in nominee accounts, provided that the broker, or other nominee, executes and delivers a transfer application and becomes a limited partner. We will be entitled to treat the nominee holder of a common unit as the absolute owner of that unit, and the beneficial owner's rights will be limited solely to those that it has against the nominee holder.

The Rights of Unitholders

  Generally, the common units represent limited partner interests, which entitle the holders of those units to participate in our distributions and exercise the rights or privileges available to limited partners under the partnership agreement. For a description of the relative rights and preferences of holders of common units in and to our distributions, see "Cash Distribution Policy." For a description of the rights and privileges of limited partners under the partnership agreement, see "The Partnership Agreement."

Transfer Agent and Registrar

  We have retained BankBoston N.A. as registrar and transfer agent for the common units. The transfer agent receives a fee from us for serving in these capacities. All fees charged by the transfer agent for transfers of common units will be borne by us and not by the holders of common units, except that fees similar to those customarily paid by stockholders for surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges, special charges for services requested by a holder of a common unit and other similar fees or charges will be borne by the unitholder. There will be no charge to holders for disbursements of cash distributions. We will indemnify the transfer agent, its agents and each of their shareholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities as transfer agent, except for any liability due to any negligence, gross negligence, bad faith or intentional misconduct of the indemnified person or entity.

  The transfer agent may resign, or be removed by us. If no successor is appointed within 30 days, the general partner may act as the transfer agent and registrar until a successor is appointed.

Obligations and Procedures for the Transfer of Units

  Until a common unit has been transferred on our books, we and the transfer agent, notwithstanding any notice to the contrary, may treat the record holder as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations. The transfer of the common units to persons that purchase directly from the underwriters will be accomplished through the completion, execution and delivery of a transfer application by that purchaser for that purchase. Any later transfers of a common unit will not be recorded by the transfer agent or recognized by us unless the transferee executes and delivers a transfer application. By executing and delivering a transfer application, the transferee of common units does the following:

  . Becomes the record holder of those units and shall be constituted as an assignee until admitted into Star Gas Partners as a substituted limited partner;

  . Automatically requests admission as a substituted limited partner in Star
    Gas Partners;

  . Agrees to be bound by the terms and conditions of, and executes, the partnership agreement;

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  . Represents that the transferee has the capacity, power and authority to enter into the partnership agreement;

  . Grants powers of attorney to the general partner and any liquidator of Star Gas Partners as specified in the partnership agreement; and

  . Makes the consents and waivers contained in the partnership agreement.

  An assignee will become a substituted limited partner of Star Gas Partners for the transferred common units upon satisfaction of the following two conditions:

  . The consent of the general partner, which may be withheld for any reason in its sole discretion.
  . The recording of the name of the assignee on the books and records of Star Gas Partners.

  Common units are securities and are transferable according to the laws governing transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to request admission as a substituted limited partner in Star Gas Partners for the transferred common units. A purchaser or transferee of common units who does not execute and deliver a transfer application obtains only the following rights:

  . The right to assign the common unit to a purchaser or other transferee.

  . The right to transfer the right to seek admission as a substituted limited partner in Star Gas Partners for the transferred common units.

Thus, a purchaser or transferee of common units who does not execute and deliver a transfer application will not receive cash distributions, unless the common units are held in a nominee or "street name" account and the nominee or broker has executed and delivered a transfer application for those common units. In addition, such purchaser or transferee may not receive some federal income tax information or reports furnished to record holders of common units. The transferor of common units will have a duty to provide the transferee with all information that may be necessary to obtain registration of the transfer of the common units, but a transferee agrees, by acceptance of the certificate representing common units, that the transferor will not have a duty to insure the execution of the transfer application by the transferee and will have no liability or responsibility if the transferee neglects or fails to execute and forward the transfer application to the transfer agent. See "The Partnership Agreement--Rights and Status as Limited Partner or Assignee Upon Transfer of Interest."

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                           THE PARTNERSHIP AGREEMENT

  The agreements of limited partnership of Star Gas Partners and Star Gas Propane were amended and restated at the completion of the transaction. The form of each amended and restated partnership agreement was filed as an exhibit to Star Gas Partners' registration statement for the equity offering. The following discussion is a complete summary of the material provisions of the partnership agreement.

  The following provisions of the partnership agreement are summarized elsewhere in this prospectus:

  . With regard to various transactions and relationships of Star Gas
    Partners with the general partner and its affiliates, see "Conflicts of Interest."

  . With regard to our management, see "Management."

  . With regard to the transfer of units, see "Description of the Common
    Units."

  . With regard to distributions of Available Cash, see "Cash Distribution
    Policy."

  . With regard to allocations of taxable income and taxable loss, see
    "Federal Income Tax Considerations."

Organization and Duration

  Star Gas Partners and Star Gas Propane were organized in 1995 as Delaware limited partnerships. Star Gas Partners will dissolve on December 31, 2085, unless dissolved sooner under the terms of the partnership agreement.

Purpose

  The purpose of Star Gas Partners is limited to serving as the limited partner of Star Gas Propane and engaging in other activities approved by the general partner. The general partner is authorized in general to perform all acts deemed necessary to carry out those purposes and to conduct the business of Star Gas Partners. The general partner has the ability to cause Star Gas Partners and Star Gas Propane to engage in activities that may pose a greater risk to investors than the propane and home heating oil marketing business.

Power of Attorney

  Each limited partner, and each person who acquires a unit from a unitholder and executes and delivers a transfer application, grants to the general partner and, if appointed, a liquidator, a power of attorney to, among other things, execute and file documents required for the qualification, continuance or dissolution of Star Gas Partners. The power of attorney also grants the authority for the amendment of, and to make consents and waivers under, the partnership agreement.

Restrictions on Authority of the General Partner Regarding Extraordinary Transactions

  The authority of the general partner is sometimes limited under the partnership agreement. The general partner is prohibited, without the prior approval of a unit majority, from:

  . selling, exchanging or otherwise disposing of all or substantially all of our assets in a single transaction or a series of related transactions, including by way of merger, consolidation or other combination; or

  . approving on our behalf the sale, exchange or other disposition of all or substantially all of the assets of Star Gas Propane.

However, we may mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without any unitholder approval. We may also sell all or substantially all of our assets in a foreclosure or other realization upon these encumbrances without unitholder approval.


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

Lack of Dissenters' Rights

  The unitholders are not entitled to dissenters' rights of appraisal under the partnership agreement or applicable Delaware law if a merger or consolidation of Star Gas Partners or the sale, exchange or other disposition of substantially all of our assets or any other event should occur.

Withdrawal or Removal of the General Partner; Approval of Successor General Partner

  Expect in the limited circumstances described below, the general partner has agreed not to voluntarily withdraw as general partner of Star Gas Partners and Star Gas Propane prior to December 31, 2005 without:

  . obtaining the approval of a unit majority; and

  . furnishing an opinion of counsel that the withdrawal and the selection of a successor general partner will not result in the loss of the limited liability of the limited partners of Star Gas Partners or cause us to be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes.

On or after December 31, 2005, the general partner may withdraw as general partner by giving 90 days written notice without obtaining approval from the unitholders. Withdrawal after this date will not constitute a violation of the partnership agreement.

  Notwithstanding the above, the general partner may withdraw without unitholder approval upon 90 days notice to the limited partners if more than 50% of the outstanding units are held or controlled by one person and its affiliates, other than the general partner and its affiliates. In addition, the partnership agreement permits the general partner in limited instances to sell all of its general partner units. See "--Restriction on Transfer of General Partner Interest."

  Upon the withdrawal of the general partner under any circumstances, other than as a result of a transfer by the general partner of all or a part of its general partner units, the holders of a majority of the outstanding units may select a successor general partner. If the successor is not elected, or is elected but an opinion of counsel regarding the tax matters discussed above cannot be obtained, Star Gas Partners will be dissolved, wound up and liquidated, unless within 180 days after that withdrawal, a unit majority agrees in writing to continue the business of Star Gas Partners and to the appointment of a successor general partner. See "--Description of Termination and Dissolution of Star Gas Partners."

  The general partner may not be removed unless:

  . removal is approved by the vote of the holders of not less than 66 2/3% of the outstanding units owned by limited partners voting together as a single class, other than those of the general partner and its affiliates; and

  . we receive an opinion of counsel that the removal will not result in a loss of limited liability to the limited partners or cause us to be treated as a corporation or otherwise taxed as an entity for federal income tax purposes.

Removal is also subject to the approval of a successor general partner by the vote of the holders of a unit majority.

  If the general partner is removed as general partner other than for cause, the subordination period will end, any then-existing arrearages on the common units will be terminated, any senior subordinated units and junior subordinated units held by the general partner will immediately convert into Class B common units and the general partner units will no longer be subordinated; provided, however, that if the general partner is removed during the subordination period within 12 months after a six-quarter period in which the minimum quarterly distribution has not been made on the common units for more than one of those quarters, excluding for this

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

purpose the payment of any common unit arrearages, and the first quarter in that six-quarter period that the minimum quarterly distribution on the common units is not made occurs after March 31, 2001, then the subordination period will not end. If the general partner is removed and the subordination period does not end, the junior subordinated units shall convert into senior subordinated units on a one-for-one basis and the distribution rights on the general partner units with respect to the minimum quarterly distribution and liquidation will rank equally with the senior subordinated units.

  Removal or withdrawal of the general partner of Star Gas Partners also constitutes removal or withdrawal, as the case may be, of the general partner as general partner of Star Gas Propane.

  In the event the withdrawal of the general partner violates the partnership agreement or removal of the general partner by the limited partners under circumstances where cause exists, a successor general partner will have the option to purchase from the departing general partner the general partner units in Star Gas Partners and the general partner interests in Star Gas Propane for a cash payment equal to the fair market value. Under all other circumstances where the general partner withdraws or is removed by the limited partners, the departing general partner will have the right to require the successor general partner to purchase from the departing general partner the general partner units in Star Gas Partners and the general partner interest in Star Gas Propane for that amount. In each case, the fair market value will be determined by agreement between the departing general partner and the successor general partner, or if no agreement is reached, by an independent investment banking firm or other independent experts selected by the departing general partner and the successor general partner. If no expert can be agreed upon, the value will be determined by an expert chosen by agreement of the experts selected by each of them. In addition, Star Gas Partners will be required to reimburse the departing general partner for all amounts due the departing general partner, including, without limitation, all employee-related liabilities such as severance liabilities, incurred in the termination of the employees employed by the departing general partner.

  If the above-described option is not exercised by either the departing general partner or the successor general partner, as applicable, the departing general partner's general partner units in Star Gas Partners and the general partner interest in Star Gas Propane will be converted into common units equal to the fair market value of the interest as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph. If any Class B common units are outstanding, the departing general partner's general partner units in Star Gas Partners and the general partner interest in Star Gas Propane will be converted into Class A common units.

Restriction on Transfer of General Partner Interest

  Except for the following two instances, the general partner may not transfer any or all of the general partner units to another person or entity prior to December 31, 2005, without the approval of holders of a unit majority.

  . A transfer by the general partner of all, but not less than all, of its general partner units to an affiliate.

  . The merger or consolidation of the general partner with or into another entity.

In each case the transferee of the general partner units must:

  . assume the rights and duties of the general partner;

  . agree to be bound by the provisions of the partnership agreement;

  . furnish an opinion of counsel that the transfer will not result in a loss of limited liability to the limited partners or cause Star Gas Partners to be treated as an entity for federal income tax purposes; and

  . agree to purchase the general partner's partnership interest in Star Gas
    Propane.

At any time, the members of Star Gas LLC may sell or otherwise transfer their membership interests in Star Gas LLC to a third party without the approval of the unitholders.

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

Reimbursement for Services of the General Partner

  The general partner is not entitled to receive any compensation for its services as our general partner. The general partner is, however, entitled to be reimbursed on a monthly basis, or such other basis as the general partner may reasonably determine for:

  . all direct and indirect expenses it incurs or payments it makes on our behalf; and

  . all other necessary or appropriate expenses allocable to us or otherwise reasonably incurred by the general partner for the operation of our business, including expenses allocated to the general partner by its affiliates.

The general partner, in its sole discretion, shall determine the expenses that are allocable to us in any reasonable manner.

Rights and Status as Limited Partner or Assignee Upon Transfer of Interest

  Except as described below under "--Potential Loss of Limited Liability by Unitholders," the units will be fully paid, and unitholders will not be required to make additional contributions to Star Gas Partners.

  A person receiving a common unit after executing and delivering a transfer application, but before admission as a substituted limited partner or additional limited partner, has the right to share in allocations and distributions. The general partner will vote and exercise other powers attributable to common units or senior subordinated units owned by that person before admission as a substitute limited partner or additional limited partner at the written direction of that person. See "--Meetings of Limited Partners and Voting Rights." Persons who do not execute and deliver a transfer application will be treated neither as assignees nor as record holders of common units or senior subordinated units and will not receive:

  . cash distributions;

  . federal income tax allocations; or

  . reports furnished to unitholders.

See "Description of the Common Units--Obligations and Procedures for the Transfer of Units."

Limitations on the Rights of Non-citizen Assignees and Redemption Rights of Star Gas Partners

  If, because of the nationality, citizenship or other related status of any limited partner or assignee, we are or become subject to federal, state or local laws or regulations that, in the reasonable determination of the general partner, create a substantial risk of cancellation or forfeiture of any property in which we have an interest, we may redeem the units held by that limited partner or assignee at their Current Market Price. In order to avoid any cancellation or forfeiture, the general partner may require each limited partner or assignee to furnish information about his nationality, citizenship, residency or related status. If a limited partner or assignee fails to furnish information about his nationality, citizenship, residency or other related status within 30 days after a request for the information, that person may be treated as a non-citizen assignee. A non-citizen assignee does not have the right to direct the voting of his units and may not receive distributions in kind upon liquidation of Star Gas Partners.

Issuance of Additional Securities by Star Gas Partners

  Except as discussed below, the general partner is authorized to cause us to issue an unlimited number of additional limited partner interests and other equity securities of Star Gas Partners for the consideration and on the terms and conditions established in its sole discretion, without the approval of any limited partners.

  Except as described in (1) through (4) below, during the subordination period, we may not issue an aggregate of more than 2,500,000 additional common units or units on a parity with the common units without the prior approval of at least a majority of the outstanding common units, other than those held by the general partner and its affiliates.

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

  (1) Common units in the transaction, including those issued in this offering.

  (2) If the issuance occurs:

           (a) for an acquisition or a capital improvement; or

           (b) within 365 days of, and the net proceeds from the issuance are used to repay debt incurred for, an acquisition or a capital improvement;

      in each case, where the acquisition or capital improvement involves assets that would have, on a pro forma basis, resulted in an increase in the amount of Adjusted Operating Surplus calculated on a per-unit basis for all outstanding units for each of the four most recently completed quarters.

  (3) If the proceeds from the issuance are used exclusively to repay up to $20 million of indebtedness of Star Gas Partners, Star Gas Propane or any of its subsidiaries.

  (4) The issuance of Class B common units upon the conversion of the senior subordinated units and junior subordinated units at the end of the subordination period.

  In accordance with Delaware law and the provisions of the partnership agreement, the general partner, in its sole discretion, may cause us to issue additional Star Gas Partners interests that may have special voting rights.

  The general partner has the right to purchase units from us on the same terms that we issue the units to other persons, whenever necessary for the general partner and its affiliates to maintain the percentage of ownership interest that existed immediately prior to each issuance. Persons other than the general partner do not have preemptive rights to acquire additional common units or other Star Gas Partners interests.

  Additional issues of units, including senior subordinated units and junior subordinated units or other equity securities of Star Gas Partners ranking junior to the common units, may reduce the likelihood and/or amount of, any distributions above the minimum quarterly distribution.

Limited Call Right on Outstanding Limited Partner Interests

  If at any time:

  (a) not more than 20% of the limited partner interests of any class are held by persons other than the general partner and its affiliates, the general partner will have the right, which it may assign and transfer in whole or in part to any of its affiliates or to us, to acquire all, but not less than all, of the remaining limited partner interests of that class; or

  (b) after the expiration of the subordination period and the earlier to occur of:

       (1)  the fifth anniversary of the completion of the transaction; or

       (2) the issuance of 909,000 senior subordinated units and Class B common units in the aggregate,

          We acquire, in a twelve-month period, 66 2/3% or more of the total Class B common units, we shall then have the right, to purchase all, but not less than all, of the remaining Class B common units during the following twelve-month period.

          In the case of (a) or (b) above, the limited partners are entitled to at least 10 but not more than 60 days' notice. The purchase price if (a) or (b) above should occur shall be the greater of:

           (x) the highest cash price paid by Star Gas Partners, the general partner or any of its affiliates for any limited partner interests of that class purchased within the 90 days preceding the date the notice is first mailed to limited partners; and

           (y) the Current Market Price as of the date three days prior to the date the notice is mailed.

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

    As a consequence of this right to purchase outstanding limited partner interests, a holder may have his limited partner interests purchased from him at a time and/or price that may be undesirable. The tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of his units in the market. See "Federal Income Tax Considerations--Disposition of Units."

Amendment of the Partnership Agreement

  Amendments to the partnership agreement may be proposed only by or with the consent of the general partner. In order to adopt a proposed amendment, the general partner is required to seek written approval of the holders of the number of units required to approve the amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment, except as described below.

  Prohibited Amendments. No amendment may be made that would:

  (1)  enlarge the obligations of any limited partner, without its consent;

  (2) enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable to, the general partner, without its consent, which may be given or withheld in its sole discretion;

  (3)  change the term of Star Gas Partners;

  (4) provide that Star Gas Partners is not dissolved upon expiration of its term; or

  (5) give any person the right to dissolve Star Gas Partners other than the general partner's right to dissolve Star Gas Partners with the approval of holders of at least a unit majority.

  No Unitholder Approval. The general partner may make amendments without the approval of any limited partner or assignee to reflect:

  (1) a change in the name of Star Gas Partners, the location of the principal place of business of Star Gas Partners, the registered agent or the registered office of Star Gas Partners;

  (2) admission, substitution, withdrawal or removal of partners in accordance with the partnership agreement;

  (3) a change that, in the sole discretion of the general partner, is necessary or advisable to qualify or continue the qualification of Star Gas Partners as a partnership in which the limited partners have limited liability or that is necessary or advisable to ensure that Star Gas Partners and Star Gas Propane will not be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

  (4) an amendment that is necessary, in the opinion of counsel to Star Gas Partners, to prevent Star Gas Partners or the general partner or its respective directors or officers from being subjected in any manner to the provisions of the Investment Company Act, the Investment Advisors Act, or the "plan asset" regulations adopted under ERISA, whether or not substantially similar to plan asset regulations currently applied or proposed;

  (5) subject to the limitations on the issuance of additional Class A common units, Class B common units or other limited or general partner interests described above, an amendment that in the sole discretion of the general partner is necessary or advisable for the authorization of additional limited or general partner interests;

  (6) any amendment expressly permitted in the partnership agreement to be made by the general partner acting alone;

  (7) an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of the partnership agreement;


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

  (8) any amendment that, in the sole discretion of the general partner, is necessary or advisable for the formation by Star Gas Partners of, or its investment in, any corporation, partnership or other entity as otherwise permitted by the partnership agreement;

  (9)  a change in the fiscal year and taxable year of Star Gas Partners; and

  (10) any other amendments substantially similar to those listed above.

  In addition, the general partner may make amendments without the approval of any limited partner or assignee if the amendments:

  (1)  do not adversely affect the limited partners in any material respect;

  (2) are necessary or advisable, in the sole discretion of the general partner, to satisfy any requirements, conditions or guidelines contained in any opinion, directive, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

  (3) are necessary or advisable to facilitate the trading of the units or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the units are or will be listed for trading, compliance with any of which the general partner deems to be in our best interests and those of unitholders; or

  (4)  are required or contemplated by the partnership agreement.

  Opinion of Counsel and Unitholder Approval. The general partner will not be required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to the limited partners or result in Star Gas Partners being treated as an entity for federal income tax purposes if one of the amendments described above under "--No Unitholder Approval" should occur. No other amendments to the partnership agreement will become effective without the approval of at least 90% of the units unless we obtain an opinion of counsel that the amendment will not:

  . affect the limited liability of any limited partner in Star Gas Partners or the limited partner of Star Gas Propane; or

  . cause Star Gas Partners to be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes.

  Any amendment that materially and adversely affects the rights or preferences of any type or class of outstanding units in relation to other classes of units will require the approval of holders of at least a majority of the outstanding units so affected, excluding, during the subordination period, any units held by the general partner and its affiliates.

Meetings of Limited Partners and Voting Rights

  Record holders of units on the applicable record date will be entitled to notice of, and to vote at, meetings of limited partners and to act on matters as to which approvals may be solicited. The general partner shall vote units owned by an assignee who is a record holder but who has not yet been admitted as a limited partner at the written direction of the assignee. Absent this direction, those units will not be voted. However, in the case of units held by the general partner on behalf of non-citizen assignees, the general partner shall distribute the votes of these units in the same ratios as the votes of limited partners on other units are cast.

  Any action that is required or permitted to be taken by the limited partners may be taken either at a meeting of the limited partners or without a meeting if consents in writing setting forth the action so taken are signed by holders of that number of limited partner interests necessary to authorize or take action at a meeting. Meetings of the limited partners may be called by the general partner or by limited partners owning at least 20% of the outstanding units of the class for which a meeting is proposed. Limited partners may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called shall constitute a quorum, unless the action requires approval by holders of a greater percentage of those units, in which case the quorum shall be the greater percentage.

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

  Units held in a nominee or street name account will be voted by the broker or other nominee under the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise.

Indemnification Obligations of Star Gas Partners

  In most circumstances, we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

  (1) the general partner and its affiliates;

  (2) any departing general partner and its affiliates;

  (3) any person who is or was an officer, director, employee, partner, agent or trustee of the general partner or any departing general partner or any affiliate of the general partner or any departing general partner; or

  (4) any person who is or was serving at the request of the general partner or any departing general partner or any affiliate of the general partner or any departing general partner as an officer, director, employee, partner, agent or trustee of another person.

  Any indemnification will only be out of the assets of Star Gas Partners. The general partner shall not have any obligation to contribute or loan funds to us to enable us to effectuate indemnification. We are authorized to purchase insurance against liabilities asserted against and expenses incurred by those persons for our activities, regardless of whether we would have the power to indemnify that person.

Potential Loss of Limited Liability by Unitholders

  Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Act and that he acts in conformity with the provisions of the partnership agreement, his liability will be limited to the amount of capital he is obligated to contribute to us, plus his share of any undistributed profits and assets. If it were determined that an action by a limited partner constituted "participation in the control" of our business for the purposes of the Delaware Act, then a limited partner could be held personally liable for our obligations, to the same extent as the general partner, to persons who transact business with us. In order for a limited partner to be liable for these obligations, the person who transacts business with the limited partner must reasonably believe, based on the limited partner's conduct, that the limited partner is a general partner.

  Under the Delaware Act, a limited partnership may not make a distribution to a partner if after the distribution, all liabilities of the partnership, other than liabilities to partners on account of their partnership interests and nonrecourse liabilities, exceed the fair value of the assets of the limited partnership. Under the Delaware Act, a limited partner who receives a distribution and knew at the time that the distribution was in violation of the Delaware Act shall be liable for the amount of the distribution for three years. Under the Delaware Act, an assignee who becomes a substituted limited partner of a limited partnership is liable for the obligations of his assignor to make contributions to the partnership, except the assignee is not obligated for liabilities unknown to him at the time he became a limited partner and that could not be ascertained from the partnership agreement.

  We conduct business in at least 13 states. Maintenance of limited liability may require compliance with legal requirements in those jurisdictions in which we conduct business, including qualifying us to do business in those jurisdictions. Limitations on the liability of limited partners for the obligations of a limited partnership have not been clearly established in many jurisdictions. We will operate in the manner as the general partner deems reasonable and necessary or appropriate to preserve the limited liability of unitholders.

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

Obligations of the General Partner to Provide Books and Reports to Limited Partners

  The general partner is required to keep appropriate books of our business at our principal offices. The books will be maintained for both tax and financial reporting purposes on an accrual basis. The fiscal year of Star Gas Partners is October 1 to September 30.

  As soon as practicable, but in no event later than 120 days after the close of each fiscal year, the general partner will furnish each record holder of units with an annual report containing audited financial statements prepared in accordance with generally accepted accounting principles. As soon as practicable, but in no event later than 90 days after the close of each quarter, except the last quarter of each fiscal year, the general partner will furnish each record holder of units a report containing unaudited financial statements and any other information as may be required by law.

  The general partner will use all reasonable efforts to furnish each record holder of a unit with information reasonably required for tax reporting purposes within 90 days after the close of each calendar year in which our taxable year ends. This information is expected to be furnished in summary form so that certain complex calculations normally required of partners can be avoided. The general partner's ability to furnish summary information to unitholders will depend on the cooperation of those unitholders in supplying certain information to the general partner. Every unitholder will receive information to assist him in determining his federal and state tax liability and filing his federal and state income tax returns.

Limited Partners' Right to Inspect Star Gas Partners Books and Records

  A limited partner can, for a purpose reasonably related to a person's interest as a limited partner, upon reasonable demand and at his own expense, be furnished with:

    (1) a current list of the name and last known address of each partner;

    (2) a copy of our tax returns;

    (3) information as to the amount of cash and a description and statement of the net agreed value of any other property or services, contributed or to be contributed by each partner and the date on which each became a partner;

    (4) copies of the partnership agreement, the certificate of limited partnership, and powers of attorney;

    (5) information regarding the status of our business and financial condition; and

    (6) any other information regarding our affairs as is just and reasonable.

  The general partner may, and intends to, keep the following confidential from the limited partners:

    (a) trade secrets;

    (b) other information the disclosure of which the general partner believes in good faith is not in our best interests; or

    (c) information that is required by law or by agreements with third parties to be kept confidential.

Description of Termination and Dissolution of Star Gas Partners

  Star Gas Partners will continue until December 31, 2085, unless terminated sooner upon:

    (1) the election of the general partner to dissolve Star Gas Partners, if approved by holders of a unit majority;

    (2) the sale, exchange or other disposition of all or substantially all of the assets and properties of Star Gas Partners and Star Gas Propane;

    (3) the entry of a decree of judicial dissolution of Star Gas Partners;
        or

    (4) the withdrawal or removal of the general partner or any other event that results in its ceasing to be the general partner other than by reason of a transfer of its general partner units or withdrawal or removal following approval and admission of a successor.

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

  Upon a dissolution under clause (4), the holders of at least a majority of the outstanding units may elect to reconstitute Star Gas Partners and continue its business by forming a new limited partnership. The new general partner would be a person or entity approved by the holders of at least a majority of the outstanding units, subject to receipt by Star Gas Partners of an opinion of counsel that this action will not affect its limited liabilities or result in Star Gas Partners being treated as corporation or an entity for federal income tax purposes.

Liquidation of Star Gas Partners and Distribution of Proceeds

  Upon the dissolution of Star Gas Partners, unless Star Gas Partners is reconstituted and continued as a new limited partnership, the person authorized to wind up the affairs of Star Gas Partners will liquidate the assets and apply the proceeds as provided in "Cash Distribution Policy--Distributions of Cash upon Liquidation During the Subordination Period" and "--Distributions of Cash upon Liquidation After the Subordination Period."

Registration Rights of the General Partner or its Affiliates

  We have agreed:

    (1) to register for resale under the Securities Act any units proposed to be sold by the general partner or its affiliates upon their request if an exemption from the registration requirements is not otherwise available; and

    (2) to register for resale under the Securities Act the common units and senior subordinated units issued to affiliates of Petro in the transaction upon their request if an exemption from the registration requirements is not otherwise available.

We are obligated to pay all expenses incidental to the above registrations, excluding underwriting discounts and commissions.

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

                             CONFLICTS OF INTEREST

Conflicts of Interest May Arise as a Result of the Publicly-Traded Limited Partnership Structure

  Conflicts of interest have arisen and could arise in the future as a result of relationships between the general partner and its affiliates, on the one hand, and Star Gas Partners or any of the limited partners, on the other hand. The directors and officers of the general partner have fiduciary duties to manage the general partner in a manner beneficial to its members. In general, the general partner has a fiduciary duty to manage Star Gas Partners in a manner beneficial to Star Gas Partners and the unitholders. The partnership agreement contains provisions that allow the general partner to take into account the interests of parties in addition to Star Gas Partners in resolving conflicts of interest. In effect, these provisions limit its fiduciary duty to the unitholders. The partnership agreement also restricts the remedies available to unitholders for actions taken that without those limitations, constitute breaches of fiduciary duty. An audit committee of the Star Gas LLC board has been created, consisting of two directors who are not officers of the general partner. At the request of the general partner the audit committee will review conflicts of interest that may arise between the general partner or its affiliates, on the one hand, and Star Gas Partners, on the other. See "Management" and "--Fiduciary Duties Owed to Unitholders by the General Partner as Prescribed by Law and the Partnership Agreement."

  Conflicts of interest could arise in the situations described below, among others:

  Actions Taken by the General Partner May Affect the Amount of Cash Available for Distribution to Unitholders or Accelerate the Right to Convert Senior Subordinated Units and Junior Subordinated Units. The amount of cash that is available for distribution to unitholders is affected by decisions of the general partner regarding matters such as:

  . cash expenditures;

  . participation in capital expansions and acquisitions;

  . borrowings;

  . issuance of additional units; and

  . establishment of reserves.

  In addition, borrowings by Star Gas Partners do not constitute a breach of any duty owed by the general partner to the unitholders, including those borrowings that have the purpose or effect of:

  . causing incentive distributions to be made; or

  . hastening the expiration of the subordination period.

The partnership agreement provides that we may borrow funds from the general partner and its affiliates although the general partner and its affiliates may not borrow funds from us.

  Star Gas Partners' Borrowings May Enable the General Partner to Permit Distributions on the Senior Subordinated Units, Junior Subordinated Units and General Partner Units. Typically the general partner must act as a fiduciary to Star Gas Partners and the unitholders, and therefore must consider our best interests. However, it is not a breach of the general partner's fiduciary duty under the partnership agreement if our borrowings are effected in a manner that, directly or indirectly, enables the general partner to permit the payment of distributions on the senior subordinated units, junior subordinated units and general partner units.

  The General Partner Intends to Limit Its Liability with Respect to Star Gas Partners' Obligations. The general partner intends to limit our liability under contractual arrangements so that the other party has recourse only as to all or particular assets of Star Gas Partners, and not against the general partner or its assets. The partnership agreement provides that any action taken by the general partner to limit its liability, or that of Star Gas Partners, is not a breach of the general partner's fiduciary duties, even if we could have obtained more favorable terms without the limitation on liability.

  Unitholders Have No Right to Enforce Obligations of the General Partner and Its Affiliates Under Agreements with Star Gas Partners. We will acquire services from, or provide services to, the general partner

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

and its affiliates on an ongoing basis. The agreements relating to these arrangements will not grant to the unitholders, separate and apart from Star Gas Partners, the right to enforce the obligations of the general partner and its affiliates in favor of Star Gas Partners.

  Contracts Between Star Gas Partners on the One Hand, and the General Partner and Its Affiliates on the Other Will Not Be the Result of Arm's-Length Negotiations. The partnership agreement allows the general partner to pay itself or its affiliates for any services rendered, provided these services are rendered on terms that are fair and reasonable to us. The general partner may also enter into additional contractual arrangements with any of its affiliates on our behalf. Neither the partnership agreement nor any of the other agreements, contracts and arrangements between Star Gas Partners, on the one hand, and the general partner and its affiliates, on the other, are or will be the result of arm's-length negotiations. All of these transactions entered into are required to be on terms that are fair and reasonable to us.

  The General Partner's Affiliates May Compete with Star Gas Partners. Except for Irik P. Sevin, affiliates of the general partner are not prohibited from competing with us. Mr. Sevin's non-competition agreement with us provides that following the completion of the transaction he will not engage in the retail propane or retail home heating oil business in the United States so long as he:

  . is a director, officer or employee of the general partner, Star Gas Partners or a subsidiary of Star Gas Partners; or
  . has access to information that would put Star Gas Partners at a competitive disadvantage.

Further, Mr. Sevin is precluded from employing any person who was a managerial employee of the general partner, Star Gas Partners or a subsidiary of Star Gas Partners for the twelve-months after that employment so long as Mr. Sevin and his mother, Ms. Audrey Sevin, own in the aggregate more than a 10% voting interest in the general partner.

Fiduciary Duties Owed to Unitholders by the General Partner as Prescribed by Law and the Partnership Agreement

  The general partner is accountable to us and the Star Gas Partners unitholders as a fiduciary. Consequently, the general partner must exercise good faith and integrity in handling our assets and affairs. In contrast to the relatively well-developed law concerning fiduciary duties owed by officers and directors to the common stockholders of a corporation, the law concerning the duties owed by general partners to other partners and to partnerships is relatively undeveloped. Neither the Delaware Act nor case law defines with particularity the fiduciary duties owed by general partners to limited partners of a limited partnership. The Delaware Act does provide that Delaware limited partnerships may, in their partnership agreements, restrict or expand the fiduciary duties owed by general partners to limited partners and the partnership. Fiduciary duties are generally considered to include an obligation to act with the highest good faith, fairness and loyalty. Such duty of loyalty, in the absence of a provision in a partnership agreement providing otherwise, would generally prohibit a general partner from taking any action or engaging in any transaction where a conflict of interest is present. In order to induce the general partner to manage the business of Star Gas Partners, the partnership agreement contains various provisions limiting the fiduciary duties that might otherwise be owed by the general partner. The partnership agreement also contains provisions that waive or consent to conduct by the general partner that might otherwise raise issues of compliance with fiduciary duties or applicable law.

  In order to become a limited partner of Star Gas Partners, a unitholder is required to agree to be bound by its provisions, including the provisions discussed above. This is in accordance with the policy of the Delaware Act favoring the principle of freedom of contract and the enforceability of partnership agreements. The Delaware Act also provides that a partnership agreement is enforceable even if not signed by a person being admitted as a limited partner or becoming an assignee of a limited partner interest in accordance with the terms of that agreement.

  Whenever a conflict of interest arises between the general partner or its affiliates, on the one hand, and Star Gas Partners or any other partner, on the other, the general partner shall resolve this conflict. The general

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

partner shall not be in breach of its obligations under the partnership agreement or its duties to Star Gas Partners or the unitholders if the resolution of this conflict is fair and reasonable to Star Gas Partners. Any resolution is fair and reasonable to Star Gas Partners if the resolution is:

  (1) approved by the audit committee, although no party is obligated to seek approval and the general partner may adopt a resolution or course of action that has not received approval;

  (2) on terms no less favorable to us than those generally being provided to or available from unrelated third parties; or

  (3) fair to us, taking into account the totality of the relationships between the parties involved, including other transactions that may be particularly favorable or advantageous to us.

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

                          DESCRIPTION OF INDEBTEDNESS

New Indebtedness

Petro Notes

  On the closing of the transaction, Petro issued $90.0 million of senior secured notes in several series having an average interest rate of 7.92% and an average maturity of 8.54 years in a private placement to institutional investors. The senior secured notes are guaranteed by Star Gas Partners and Petro Holdings and its subsidiaries. The notes have been assigned a private credit rating of "BBB" by Fitch rating service. In addition, the senior secured notes are secured equally and ratably with Petro's existing senior debt and bank credit facilities by the cash, accounts receivable, notes receivable, inventory and customer lists of Petro Holdings and its subsidiaries, including Petro. Interest only on each series is due semiannually. On the last interest payment date for each series, the outstanding principal amount is due and payable in full.

  The note agreement for the senior secured notes contain various negative and affirmative covenants, including restrictions on payment of dividends or other distributions by Star Gas Partners on any partnership interest if the ratio of consolidated pro forma operating cash flow to consolidated pro forma interest expense, each as defined in the note agreement, is 1.75 to 1.0 or less for the period of the four most recent fiscal quarters ending on or prior to the date of the dividend or distribution or an event of default would exist.

  Under the note agreements, Petro Holdings and its subsidiaries are permitted to make cash distributions to Star/Petro Inc. if:

  (a) through March 31, 2000, the ratio of consolidated pro forma operating cash flow to consolidated pro forma interest expense is greater than
      1.75 to 1.0 for the period of the four most recent fiscal quarters ending on or prior to the date of the distribution;

  (b) after March 31, 2000, the ratio of consolidated operating cash flow to consolidated interest expense is greater than 1.75 to 1.0 for the period of the four most recent fiscal quarters ending on or prior to the date of the distribution;

  (c) the total cash distributions for all quarters beginning January 1, 1999 do not exceed specified amounts in the note agreement; or

  (d) Star/Petro Inc. is the parent company of Petro Holdings Inc. and a wholly-owned subsidiary of Star Gas Propane.

  If Petro fails to make any principal or interest payment, any noteholder may accelerate the maturity of the senior secured notes. If any event of default exists under the note agreement, holders of a majority of the outstanding principal amount of the senior secured notes may accelerate the maturity of the notes. The maturity of the senior secured notes is automatically accelerated if Petro, Star Gas Partners, Petro Holdings or any of their subsidiaries are generally unable to pay their debts as they become due or become subject to any bankruptcy or reorganization proceedings.

Petro Bank Facilities

  At the closing of the transaction, Petro entered into a bank facilities agreement for approximately $100.0 million in senior secured facilities with a group of commercial banks. The bank facilities are guaranteed by Star Gas Partners and Petro Holdings and its subsidiaries. In addition, the bank facilities are secured equally and ratably with Petro's new senior secured notes and existing institutionally owned senior debt by the cash, accounts receivable, notes receivable, inventory and customer lists of Petro and its subsidiaries.


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

  The bank facilities consist of three separate facilities--a $40 million working capital facility, a $10 million letter of credit facility and a $50 million acquisition facility. The working capital facility and letter of credit facility will expire on June 30, 2001. The acquisition facility will convert to a term loan on June 30, 2001 which will be payable in eight equal quarterly principal payments. Amounts borrowed under the working capital facility are subject to a requirement to maintain a zero balance for 90 consecutive days during the period from April 1 to September 30 of each year. In addition, each facility will bear an interest rate that is based on either the London Interbank Offer Rate or another base rate plus a set percentage.

  The bank facilities agreement contains covenants and default provisions generally similar to those contained in the note agreements for the senior secured notes.

Existing Indebtedness

Description of First Mortgage Notes

  Star Gas Propane currently has outstanding approximately $96 million of first mortgage notes. Star Gas Propane's obligations under the first mortgage note agreements and the first mortgage notes are secured equally and ratably with Star Gas Propane's obligations under its bank credit facilities by a mortgage on most of the real property and liens on most of the operating facilities, equipment and other assets. $85 million of the first mortgage notes have a final maturity of September 15, 2009 and $11 million of the first mortgage notes have a final maturity of September 15, 2010. The first mortgage notes require semiannual prepayments, without premium, of the principal beginning March 15, 2001. Under specified circumstances following the disposition of assets, Star Gas Propane may be required to offer to prepay the first mortgage notes, in whole or in part.

  The first mortgage note agreements contain various negative and affirmative covenants, including restrictions on payment of dividends or other distributions to any partnership interest if the pro forma ratio of consolidated cash flow to consolidated interest expense, each as defined in the first mortgage note agreements, is less than 1.75 to 1.0. Upon completion of the equity offering and after giving pro forma effect to the transaction, Star Gas Propane was in compliance with the negative and affirmative covenants applicable under the first mortgage note agreements.

  Under the first mortgage note agreements, so long as no default exists or would result, Star Gas Propane is permitted to make cash distributions to Star Gas Partners not more frequently than quarterly in an amount not to exceed available cash, as defined in the first mortgage note agreement, for the immediately preceding calendar quarter. If an event of default exists on the first mortgage notes, the noteholders may accelerate the maturity of the first mortgage notes and exercise other rights and remedies, including foreclosures upon the mortgaged property.

  In connection with the closing of the transaction, Star/Petro, Inc. became jointly and severally liable with Star Gas Propane under the first mortgage notes and the first mortgage note agreements.

Description of Star Gas Propane Bank Credit Facilities

  In December 1995, Star Gas Propane entered into credit facilities with a group of commercial banks. The bank credit facilities consist of a $25.0 million acquisition facility and a $12.0 million working capital facility. At September 30, 1998, $9.0 million was outstanding under the acquisition facility and $4.8 million was outstanding under the working capital facility.

  The agreement governing the bank credit facilities contains covenants and default provisions generally similar to those contained in the first mortgage note agreements.

  The Star Gas Propane working capital facility will expire on June 30, 2000, but may be extended annually with the consent of the banks. The Star Gas Propane acquisition facility will revolve until June 30, 1999 after which time any outstanding loans must be reduced by equal quarterly principal payments over the period from September 30, 1999 through September 30, 2002.

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

  Amounts borrowed under both facilities are due at maturity. However, no amount must be outstanding under the Star Gas Propane working capital facility for at least 30 consecutive days during each calendar year. If Star Gas Propane exercises its option to convert the Star Gas Propane acquisition facility into a term loan, the outstanding principal balance under this facility will be amortized in equal quarterly installments.

Other Petro Debt

  As part of the transaction, Petro entered into private debt agreements with the holders of:

  . its 10.90% Senior Notes due 2002 in the aggregate principal amount of $60 million; and

  . its 14.1% Senior and Subordinated Notes due 2001 in the aggregate principal amount of $4.1 million.

  Under the private debt agreements at the completion of the transaction:

  . the holders of the 10.90% notes exchanged them for $62.7 million aggregate principal amount of 9.0% Senior Notes due 2002 of Petro; and

  . the holders of the 14.10% notes exchanged those notes for $2.2 million aggregate principal amount of 10.25% Senior Notes due 2001 of Petro and $2.2 million principal amount of 10.25% Subordinated Notes due 2001 of Petro.

  The new 9% notes and the new 10.25% notes are guaranteed by Star Gas Partners and Petro Holdings.

  The agreements under which Petro issued the new 9% and 10.25% notes are substantially identical to the agreement under which the $90.0 million of senior secured notes were issued, including negative and affirmative covenants.

  Petro also had outstanding as of September 30, 1998 an aggregate of $14.3 million of notes, primarily in connection with the purchase of fuel oil dealers, which notes are due variously in monthly, quarterly and annual installments with interest at various rates ranging from 8% to 15%, maturing at various dates through 2004.

  In addition, Petro has outstanding $1.3 million of 10 1/8% Subordinated Debentures due 2003, $0.7 million of 9 3/8% Subordinated Notes due 2006 and $1.1 million of 12 1/4% Subordinated Notes due 2005. In October 1998, the indentures under which the 10 1/8%, 9 3/8% and 10 1/8% subordinated notes were issued were amended to eliminate substantially all of the covenant protection provided by the indentures.

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

                       FEDERAL INCOME TAX CONSIDERATIONS

  This section is a summary of the material tax considerations that may be relevant to prospective unitholders and, to the extent described below under "--Legal Opinions and Advice," expresses the opinion of Andrews & Kurth L.L.P., special counsel to the General Partner and us, insofar as it relates to matters of law and legal conclusions. This section is based upon current provisions of the Internal Revenue Code, its existing and proposed regulations and current administrative rulings and court decisions, all of which are subject to change even with retroactive effect. Later changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to us are references to both us and Star Gas Propane.

  No attempt has been made in the following discussion to comment on all federal income tax matters affecting us or the unitholders. Moreover, the discussion focuses on unitholders who are individual citizens or residents of the United States and has only limited application to corporations, estates, trusts, non-resident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, foreign persons, individual retirement accounts, REITs or mutual funds. Accordingly, each prospective unitholder should consult, and should depend on, his own tax advisor in analyzing the federal, state, local and foreign tax consequences peculiar to him of the ownership or disposition of units.

Tax Consequences of Unit Ownership

  Legal Opinions and Advice. Counsel is of the opinion that, based on the representations and subject to the qualifications in the detailed discussion that follows, for federal income tax purposes:

  (1) Star Gas Partners and Star Gas Propane have been and will each be treated as a partnership; and

  (2) owners of units, with certain exceptions, as described in "--Tax Treatment of Unitholders--Limited Partner Status" below, will be treated as partners of Star Gas Partners, but not Star Gas Propane.

In addition, all statements as to matters of law and legal conclusions contained in this section, unless otherwise noted, reflect the opinion of counsel.

  No ruling has been or is expected to be requested from the IRS regarding our classification as a partnership for federal income tax purposes, whether our operations generate "qualifying income" under Section 7704 of the Code or any other matter affecting us or prospective unitholders. An opinion of counsel represents only that counsel's best legal judgment and does not bind the IRS or the courts. Thus, no assurance can be provided that the opinions and statements made here would be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for the units and the prices at which units trade. In addition, the costs of any contest with the IRS will be borne directly or indirectly by the unitholders and the general partner. Furthermore, no assurance can be given that the treatment of Star Gas Partners or an investment in Star Gas Partners will not be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

  For the reasons described below, counsel has not rendered an opinion on the following specific federal income tax issues:

  (1) the treatment of a unitholder whose units are loaned to a short seller to cover a short sale of units (see "--Tax Treatment of Unitholders-- Treatment of Short Sales");

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

  (2) whether a unitholder acquiring units in separate transactions must maintain a single aggregate adjusted tax basis in his units (see "-- Disposition of Units--Recognition of Gain or Loss");

  (3) whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (see "--Disposition of Units--Allocations Between Transferors and Transferees");

  (4) whether our method for depreciating Section 743 adjustments is sustainable (see "--Disposition of Units--Section 754 Election"); and

  (5) whether the allocations of recapture income contained in the partnership agreement will be respected (see "Tax Treatment of Unitholders--Allocation of Star Gas Partners Income, Gain, Loss and Deduction").

  Partnership Status. A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner is required to take into account his allocable share of items of income, gain, loss and deduction of the partnership in computing his federal income tax liability, regardless of whether cash distributions are made. Distributions by a partnership to a partner are generally not taxable unless the amount of cash distributed is in excess of the partner's adjusted basis in his partnership interest.

  No ruling has been or is expected to be sought from the IRS as to the status of Star Gas Partners or Star Gas Propane as a partnership for federal income tax purposes. Instead, we have relied on the opinion of counsel that, based upon the Code, its regulations, published revenue rulings and court decisions and representations described below, Star Gas Partners and Star Gas Propane have been and will each be classified as a partnership for federal income tax purposes.

  In rendering its opinion, counsel has relied on factual representations made by Star Gas Partners and the general partner. Such factual matters for taxable years beginning before December 31, 1996 are as follows:

    (a) For Star Gas Partners and Star Gas Propane, the general partner, at all times while acting as general partner of the relevant partnership, had a net worth, computed on a fair market value basis, excluding its interest in Star Gas Partners and Star Gas Propane and any notes or receivables due from such partnerships, equal to at least $6.0 million;

    (b) Star Gas Partners has been operated in accordance with

           (1) all applicable partnership statutes,

           (2) the partnership agreement and

           (3) its description in this prospectus;

    (c) Star Gas Propane has been operated in accordance with

           (1) all applicable partnership statutes,

           (2) the limited partnership agreement for Star Gas Propane and

           (3) its description in this prospectus;

    (d) The general partner has at all times acted independently of the limited partners; and

    (e) For each taxable year, less than 10% of the gross income of Star Gas Partners has been derived from sources other than

           (1) the exploration, development, production, processing, refining, transportation or marketing of any mineral or natural resource, including oil, gas or products thereof, or

           (2) other items of qualifying income within the meaning of Section 7704(d) of the Code.

  These factual matters for taxable years beginning after December 31, 1996 are as follows:

    (a) Neither Star Gas Partners nor Star Gas Propane has elected, or will elect, to be treated as an association or corporation;

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

    (b) Star Gas Partners has been and will be operated in accordance with

           (1) all applicable partnership statutes,

           (2) the partnership agreement of Star Gas Partners as it may be amended or restated, and

           (3) its description in this prospectus;

    (c) Star Gas Propane has been and will be operated in accordance with

           (1) all applicable partnership statutes,

           (2) the Star Gas Propane partnership agreement, and

           (3) its description in this prospectus; and

    (d) For each taxable year, more than 90% of the gross income of Star Gas Partners has been and will be

           (1) derived from the exploration, development, production, processing, refining, transportation or marketing of any mineral or natural resource, including oil, gas or its products or

           (2) other items of "qualifying income" within the meaning of
               Section 7704(d) of the Code.

  Section 7704 of the Code provides that publicly-traded partnerships will, as a general rule, be taxed as corporations. However, an exception (the "Qualifying Income Exception") exists with respect to publicly-traded partnerships, 90% or more of whose gross income for every taxable year consists of "qualifying income." Qualifying income includes interest from other than a financial business, dividends and income and gains from the transportation and marketing of crude oil, natural gas, and products thereof, including the retail and wholesale marketing of propane and the transportation of propane and natural gas liquids. Based upon the representations of Star Gas Partners and the general partner and a review of the applicable legal authorities, counsel is of the opinion that at least 90% of our gross income will constitute qualifying income. We estimate that less than 6.0% of our gross income for each taxable year will not constitute qualifying income.

  If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and is cured within a reasonable time after discovery, we will be treated as if we had transferred all of our assets (subject to liabilities) to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation, and then distributed that stock to the partners in liquidation of their interests in Star Gas Partners. This contribution and liquidation should be tax-free to unitholders and Star Gas Partners, so long as we, at that time, do not have liabilities in excess of the tax basis of our assets. Thereafter, we would be treated as a corporation for federal income tax purposes.

  If Star Gas Partners or Star Gas Propane were treated as an association taxable as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, its items of income, gain, loss and deduction would be reflected only on its tax return rather than being passed through to the unitholders, and its net income would be taxed to Star Gas Partners or Star Gas Propane at corporate rates. In addition, any distribution made to a unitholder would be treated as either taxable dividend income, to the extent of Star Gas Partners' current or accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital, to the extent of the unitholder's tax basis in his units, or taxable capital gain, after the unitholder's tax basis in the units is reduced to zero. Accordingly, treatment of either Star Gas Partners or Star Gas Propane as an association taxable as a corporation would result in a material reduction in a unitholder's cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the units.

  The discussion below is based on the assumption that we will be classified as a partnership for federal income tax purposes.


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

Tax Treatment of Unitholders

  Limited Partner Status. Unitholders who have become limited partners of Star Gas Partners will be treated as partners of Star Gas Partners for federal income tax purposes. Counsel is of the opinion that (a) assignees who have executed and delivered transfer applications, and are awaiting admission as limited partners and (b) Star Gas Partners unitholders whose units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their units will be treated as partners of Star Gas Partners for federal income tax purposes. As there is no direct authority addressing assignees of units who are entitled to execute and deliver transfer applications and thereby become entitled to direct the exercise of attendant rights, but who fail to execute and deliver transfer applications, Andrews & Kurth's opinion does not extend to these persons. Furthermore, a purchaser or other transferee of units who does not execute and deliver a transfer application may not receive some federal income tax information or reports furnished to record holders of units unless the units are held in a nominee or street name account and the nominee or broker has executed and delivered a transfer application for those units.

  A beneficial owner of units whose units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to such units for federal income tax purposes. See "--Treatment of Short Sales." Income, gain, deductions or losses would not appear to be reportable by a unitholder who is not a partner for federal income tax purposes, and any cash distributions received by this unitholder would therefore be fully taxable as ordinary income. These holders should consult their own tax advisors with respect to their status as partners in Star Gas Partners for federal income tax purposes.

  Flow-through of Taxable Income. No federal income tax will be paid by Star Gas Partners. Instead, each Star Gas Partners unitholder who is a partner for federal income tax purposes will be required to report on his income tax return his allocable share of the income, gains, losses and deductions of Star Gas Partners without regard to whether corresponding cash distributions are received by that unitholder. Consequently, a unitholder may be allocated income from Star Gas Partners even if he has not received a cash distribution. Each unitholder will be required to include in income his allocable share of Star Gas Partners income, gain, loss and deduction for the taxable year of Star Gas Partners ending with or within the taxable year of the unitholder.

  Although it is not expected that Petro and its affiliates will pay significant federal income tax for several years, Petro and its affiliates expect to generate earnings and profits during that time making a portion of the distributions from them to Star Gas Partners taxable dividend income to Star Gas Partners and thus, to the unitholders. Such dividend income cannot be offset by past or future losses generated by our propane activities.

  Treatment of Partnership Distributions. Distributions by Star Gas Partners to a unitholder generally will not be taxable to him for federal income tax purposes to the extent of the tax basis he has in his units immediately before the distribution. Our cash distributions in excess of a Star Gas Partners unitholder's tax basis generally will be considered to be gain from the sale or exchange of the units, taxable in accordance with the rules described under "Disposition of Units" below. Any reduction in a unitholder's share of our liabilities for which no partner, including the general partner, bears the economic risk of loss, known as "nonrecourse liabilities", will be treated as a distribution of cash to that unitholder. To the extent our distributions cause a unitholder's "at risk" amount to be less than zero at the end of any taxable year, he must recapture any losses deducted in previous years. See "-- Limitations on Deductibility of Star Gas Partners Losses."

  A decrease in a unitholder's percentage interest in us because of our issuance of additional units will decrease his share of our nonrecourse liabilities, and will result in a corresponding deemed distribution of cash. A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of the tax basis he has in his units, if such distribution reduces his share of our "unrealized receivables", including depreciation recapture, and/or substantially appreciated "inventory items", both as defined in Section 751 of the Code, and collectively, "Section 751 Assets". To that extent, he will be treated as having received a distribution of his proportionate share of the Section 751 Assets and having exchanged those assets with us in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in a unitholder's realization of ordinary income under Section 751(b) of the Code. That income will equal the excess of (1) the non-pro rata portion of that distribution over (2) the Star Gas Partners unitholder's tax basis for the share of such Section 751 Assets deemed relinquished in the exchange.

  Tax Rate. The top marginal income tax rate for individuals for 1999 is 39.6%. Net capital gains of an individual are generally subject to a maximum 20% tax rate if the asset was held for more than 12 months at the time of disposition.

  Alternative Minimum Tax. Each unitholder will be required to take into account his distributive share of any items of our income, gain, deduction, or loss for purposes of the alternative minimum tax. The minimum tax rate for non-corporate taxpayers is 26% on the first $175,000 of alternative minimum taxable income in excess of the exemption amount and 28% on any additional alternative minimum taxable income. Prospective unitholders should consult with their tax advisors as to the impact of an investment in units on their liability for the alternative minimum tax.

  Basis of Units. A unitholder will have an initial tax basis for his units equal to the price he paid for them. His basis will be increased by his share of our income and by any increases in his share of our nonrecourse liabilities. That basis will be decreased, but not below zero, by distributions from Star Gas Partners and by the unitholder's share of Star Gas Partners' losses, by any decreases in his share of our nonrecourse liabilities and by his share of our expenditures that are not deductible in computing taxable income and are not required to be capitalized. A limited partner will have no share of our debt that is recourse to the general partner, but will have a share, generally based on his share of profits, of our nonrecourse liabilities. See "--Disposition of Units--Recognition of Gain or Loss."

  Limitations on Deductibility of Star Gas Partners Losses. The deduction by a Star Gas Partners unitholder of his share of our losses will be limited to the tax basis in his units and, in the case of an individual unitholder or a corporate unitholder, if more than 50% of the value of its stock is owned directly or indirectly by five or fewer individuals or tax-exempt organizations, to the amount for which the unitholder is considered to be "at risk" regarding our activities, if that is less than his tax basis. A unitholder must recapture losses deducted in previous years to the extent that distributions made to him cause his "at risk" amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable to the extent that his tax basis or "at risk" amount, whichever is the limiting factor, is subsequently increased. Upon the taxable disposition of a unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at risk limitation but may not be offset by losses suspended by the basis limitation. Any excess loss above such gain previously suspended by the at risk or basis limitations is no longer utilizable.

  In general, a unitholder will be at risk to the extent of the tax basis of his units, excluding any portion of that basis attributable to his share of our nonrecourse liabilities, reduced by any amount of money he borrows to acquire or hold his units, if the lender of such borrowed funds owns an interest in us, is related to the unitholder or can look only to the units for repayment. A unitholder's at risk amount will increase or decrease as the tax basis of his units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in his share of our nonrecourse liabilities.

  The passive loss limitations generally provide that individuals, estates, trusts and some closely held corporations and personal service corporations can deduct losses from passive activities, which are generally, activities in which the taxpayer does not materially participate, only to the extent of the taxpayer's income from those passive activities. The passive loss limitations are applied separately for each publicly-traded partnership. Consequently, any passive losses we generate will only be available to offset our passive income generated in the future and will not be available to offset income from other passive activities or investments, including other publicly-traded companies, interest and dividend income generated by us, such as dividends from Petro and its affiliates, or salary or active business income. Passive losses that are not deductible because they exceed

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

a unitholder's income generated by us may be deducted in full when he disposes of his entire investment in us in a fully taxable transaction with an unrelated party. The passive activity loss rules are applied after other applicable limitations on deductions such as the at risk rules and the basis limitation.

  A unitholder's share of our net income may be offset by any suspended passive losses, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly-traded companies. The IRS has announced that Treasury Regulations will be issued that characterize net passive income from a publicly-traded partnership as investment income for purposes of the limitations on the deductibility of investment interest.

  Limitations on Interest Deductions. The deductibility of a non-corporate taxpayer's "investment interest expense" is generally limited to the amount of such taxpayer's "net investment income." As noted, a unitholder's share of our net passive income will be treated as investment income for this purpose. In addition, the unitholder's share of our portfolio income will be treated as investment income. Investment interest expense includes:

  (1) interest on indebtedness properly allocable to property held for investment;

  (2) our interest expense attributed to portfolio income; and

  (3) the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

The computation of a unitholder's investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment.

  Allocation of Star Gas Partners Income, Gain, Loss and Deduction. In general, if we have a net profit, our items of income, gain, loss and deduction will be allocated among the general partner and the unitholders in accordance with their percentage interests in us. At any time that distributions are made to the common units and not to the senior subordinated units or junior subordinated units, or that incentive distributions are made to holders of senior subordinated units, junior subordinated units or general partner units or to holders of senior subordinated units and not to junior subordinated units or general partner units, gross income will be allocated to the recipients to the extent of those distributions. If we have a net loss, our items of income, gain, loss and deduction will generally be allocated first, to the general partner and the unitholders in accordance with their percentage interests to the extent of their positive capital accounts, as maintained under our partnership, agreement, and, second, to the general partner.

  As required by Section 704(c) of the Code and as permitted by its Regulations, some items of our income, deduction, gain and loss will be allocated in a manner to account for the difference between the tax basis and fair market value of property that is contributed or deemed contributed to us by a partner ("Contributed Property"). The effect of these allocations to a noncontributing unitholder will be essentially the same as if the tax basis of the Contributed Property were equal to its fair market value at the time of contribution or deemed contribution. In addition, specified items of recapture income will be allocated to the extent possible to the partner who was allocated the deduction giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by some unitholders. Finally, although we do not expect that our operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of our income and gain will be allocated in an amount and manner sufficient to eliminate the negative balance as quickly as possible.

  Regulations provide that an allocation of items of Star Gas Partners income, gain, loss or deduction, other than an allocation required by Section 704(c) of the Code to eliminate the difference between a partner's "book" capital account, credited with the fair market value of Contributed Property, and "tax" capital

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

account, credited with the tax basis of Contributed Property, (the "Book-Tax Disparity"), will generally be given effect for federal income tax purposes in determining a partner's distributive share of an item of income, gain, loss or deduction only if the allocation has substantial economic effect. In any other case, a partner's distributive share of an item will be determined on the basis of the partner's interest in Star Gas Partners, which will be determined by taking into account all the facts and circumstances, including the partner's relative contributions to Star Gas Partners, the interests of the partners in economic profits and losses, the interest of the partners in cash flow and other nonliquidating distributions and rights of the partners to distributions of capital upon liquidation.

  Counsel is of the opinion that allocations under our partnership agreement, with the possible exception of the allocation of recapture income discussed above, will be given effect for federal income tax purposes in determining a partner's distributive share of an item of income, gain, loss or deduction.

  Entity-Level Collections. If we are required or elect under applicable law to pay any federal, state or local income tax on behalf of any unitholder or any general partner or any former unitholder, Star Gas Partners is authorized to pay those taxes from our funds. That payment, if made, will be treated as a distribution of cash to the partner on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, we are authorized to treat the payment as a distribution to current Star Gas Partners unitholders. We are authorized to amend the partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under the partnership agreement is maintained as nearly as is practicable. Payments by Star Gas Partners as described above could give rise to an overpayment of tax on behalf of an individual partner in which event the partner could file a claim for credit or refund.

  Treatment of Short Sales. A Star Gas Partners unitholder whose units are loaned to a "short seller" to cover a short sale of units may be considered as having disposed of ownership of those units. If so, he would no longer be a partner for those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period, any of our income, gain, deduction or loss for those units would not be reportable by the unitholder, any cash distributions received by the unitholder for those units would be fully taxable and all of these distributions would appear to be treated as ordinary income. Unitholders desiring to assure their status as partners and avoid the risk of gain recognition should modify any applicable brokerage account agreements to prohibit their brokers from borrowing their units. The IRS has announced that it is actively studying issues relating to the tax treatment of short sales of partnership interests. See also "-- Disposition of Units--Recognition of Gain or Loss."

Tax-exempt Organizations and Other Investors

  Ownership of units by employee benefit plans, other tax-exempt organizations, nonresident aliens, foreign corporations, other foreign persons and regulated investment companies raises issues unique to such persons and, as described below, may have substantially adverse tax consequences. Employee benefit plans and most other organizations that are exempt from federal income tax, including individual retirement accounts and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of the taxable income derived by such an organization from the ownership of a unit will be unrelated business taxable income and thus will be taxable to that unitholder.

  A regulated investment company or "mutual fund" is required to derive 90% or more of its gross income from interest, dividends and gains from the sale of stocks or securities or foreign currency or certain related sources. It is not anticipated that any significant amount of our gross income will include that type of income at least in the next few years.

  Under current rules applicable to publicly-traded partnerships, we are required to withhold as taxes 39.6% of any cash distributions made to foreign unitholders. A foreign unitholder may claim a credit for those taxes.

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

If that tax exceeds the taxes due from the foreign unitholder, he may claim a refund. Each foreign unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8 in order to obtain a credit for the taxes withheld. A change in applicable law may require us to change these procedures. In addition, non-resident aliens and foreign corporations, trusts or estates that own units will be considered to be engaged in business in the United States on account of ownership of those units. As a consequence, they will be required to file federal tax returns for their share of our income, gain, loss or deduction and pay federal income tax at regular rates on any net income or gain.

  Because a foreign corporation that owns units will be treated as engaged in a United States trade or business, such a corporation may be subject to United States branch profits tax a rate of 30%, in addition to regular federal income tax, on its share of our income and gain, as adjusted for changes in the foreign corporation's "U.S. net equity", which are effectively connected with the conduct of a United States trade or business. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a "qualified resident." In addition, such a unitholder is subject to special information reporting requirements under Section 6038C of the Code.

  Under a ruling of the IRS, a foreign unitholder who sells or otherwise disposes of a unit will be subject to federal income tax on gain realized on the disposition of that unit to the extent that this gain is effectively connected with a United States trade or business. Except to the extent the ruling applies, as to which counsel has not opined, a foreign unitholder will not be taxed or subject to withholding upon the disposition of a unit if he has owned less than 5% in value of the units during the five-year period ending on the date of the disposition and if the units are regularly traded on an established securities market at the time of the disposition.

Tax Treatment of Operations

  Accounting Method and Taxable Year. We use the year ending December 31 as our taxable year and we have adopted the accrual method of accounting for federal income tax purposes. Each Star Gas Partners unitholder will be required to include in income his allocable share of our income, gain, loss and deduction for our taxable year ending within or with his taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of his units following the close of our taxable year but before the close of his taxable year must include his allocable share of our income, gain, loss and deduction in income for his taxable year, with the result that he will be required to report in income for his taxable year his share of more than one year of our income, gain, loss and deduction. See "-- Disposition of Units--Allocations Between Transferors and Transferees."

  Initial Tax Basis, Depreciation and Amortization. The tax basis of our assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of such assets. The federal income tax burden associated with the difference between the fair market value of property contributed and the tax basis established for such property will be borne by the contributors of such property. See "--Tax Treatment of Unitholders--Allocation of Star Gas Partners Income, Gain, Loss and Deduction."

  To the extent allowable, we may elect to use the depreciation and cost recovery methods that will result in the largest deductions being taken in the early years after assets are placed in service. We will not be entitled to any amortization deductions for goodwill conveyed to us on formation. Property subsequently acquired or constructed by us may be depreciated using accelerated methods permitted by the Code.

  If we dispose of depreciable property by sale, foreclosure, or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a partner who has taken cost recovery or depreciation deductions for our property may be required to recapture such deductions as ordinary income upon a sale of his interest in us. See "--Tax Treatment of Unitholders-- Allocation of Star Gas Partners Income, Gain, Loss and Deduction" and "-- Disposition of Units--Recognition of Gain or Loss."

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

  Uniformity of Units. Because we cannot match transferors and transferees of units, uniformity of the economic and tax characteristics of the units to a purchaser of these units must be maintained. In the absence of uniformity, compliance with a number of federal income tax requirements, both statutory and regulatory, could be substantially diminished. A lack of uniformity can result from a literal application of Treasury Regulation Section 1.167(c)-1(a)(6) and Proposed Treasury Regulation Section 1.197-2(g)(3). Any non-uniformity could have a negative impact on the value of the units. See "--Disposition of Units--
Section 754 Election."

  We intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of contributed property or adjusted property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the basis of such property, or treat that portion as nonamortizable, to the extent attributable to property the basis of which is not amortizable consistent with the proposed regulations under Section 743, but despite its inconsistency with Treasury Regulation
Section 1.167(c)-1(a)(6) and Proposed Treasury Regulation
Section 1.197-2(g)(3), neither of which is expected to directly apply to a material portion of the Partnership's assets. See "--Disposition of Units--
Section 754 Election." To the extent such Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the regulations and legislative history. If we determine that such a position cannot reasonably be taken, we may adopt a depreciation and amortization convention under which all purchasers acquiring units in the same month would receive depreciation and amortization deductions, whether attributable to basis or Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our property. If such an aggregate approach is adopted, it may result in lower annual depreciation and amortization deductions than would otherwise be allowable to certain unitholders and risk the loss of depreciation and amortization deductions not taken in the year that such deductions are otherwise allowable. This convention will not be adopted if we determine that the loss of depreciation and amortization deductions will have a material adverse effect on the unitholders. If we choose not to utilize this aggregate method, we may use any other reasonable depreciation and amortization convention to preserve the uniformity of the intrinsic tax characteristics of any units that would not have a material adverse effect on the unitholders. The IRS may challenge any method of depreciating the Section 743(b) adjustment described in this paragraph. If this type of challenge were sustained, the uniformity of units might be affected, and the gain from the sale of units might be increased without the benefit of additional deductions. See "-- Disposition of Units--Recognition of Gain or Loss."

  Valuation of Star Gas Partners Property and Basis of Properties. The federal income tax consequences of the ownership and disposition of units will depend in part on our estimates of the relative fair market values, and determinations of the initial tax bases, of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or determinations of basis are later found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by Star Gas Partners unitholders might change, and unitholders might be required to adjust their tax liability for prior years.

  State and Local Tax Considerations. For a discussion of the state and local tax considerations arising from an investment in units, see "--State and Local Tax Considerations" at the end of this section.

Administrative Matters

  Information Returns and Audit Procedures. We intend to furnish to each unitholder, within 90 days after the close of each calendar year, specific tax information, including a Schedule K-1, which describes each unitholder's share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will generally not be reviewed by counsel, we will use various accounting and reporting conventions, some of which have been mentioned earlier, to determine the unitholder's share of income, gain, loss and deduction. There is no assurance that any of those conventions will yield a result that conforms to the

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requirements of the Code, regulations or administrative interpretations of the
IRS. Neither we nor counsel can assure prospective Star Gas Partners unitholders that the IRS will not successfully contend in court that such accounting and reporting conventions are impermissible. Any such challenge by the IRS could negatively affect the value of the units.

  The IRS may audit our federal income tax information returns. Adjustments resulting from any audit of this kind may require each unitholder to adjust a prior year's tax liability, and possibly may result in an audit of that unitholder's own return. Any audit of a unitholder's return could result in adjustments not related to our returns as well as those related to our returns.

  Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Code provides for one partner to be designated as the "Tax Matters Partner" for these purposes. The amended and restated partnership agreement appoints the general partner as the Tax Matters Partner of Star Gas Partners.

  The Tax Matters Partner will make specified elections on our behalf and on behalf of unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a Star Gas Partners unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give such authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, such review may be sought by any unitholder having at least a 1% interest in profits and by the unitholders having in the aggregate at least a 5% profits interest. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate. If Star Gas Partners elects to be treated as a large partnership, which we do not currently intend to do, a unitholder will not have the right to participate in settlement conferences with the IRS or to seek a refund.

  A unitholder must file a statement with the IRS identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of the consistency requirement may subject a unitholder to substantial penalties. However, if we elect to be treated as a large partnership, which it does not currently intend to do, the unitholders would be required to treat all partnership items in a manner consistent with our return.

  Each partner in an electing large partnership takes into account separately a number of items determined at the partnership level. In addition, miscellaneous itemized deductions of an electing large partnership are not passed through to the partners and 30% of such deductions are used at the partnership level.

  A number of changes have recently been made to the tax compliance and administrative rules relating to electing large partnerships. Adjustments relating to partnership items for a previous taxable year are generally taken into account by those persons who were partners in the previous taxable year. Each partner in an electing large partnership, however, must take into account his share of any adjustments to partnership items in the year those adjustments are made. Alternatively, an electing large partnership could elect, or in some circumstances could be required to, directly pay the tax resulting from any adjustments of this kind. In either case, therefore, unitholders could bear significant costs associated with tax adjustments relating to periods predating their acquisition of units. Although we are authorized under our partnership agreement to do so, we do not expect to elect to have the large partnership provisions apply to us because of the cost of their application.

  Nominee Reporting. Persons who hold an interest in us as a nominee for another person are required to furnish to us:

 (a) the name, address and taxpayer identification number of the beneficial owner and the nominee;

 (b)  whether the beneficial owner is;

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   (1)  a person that is not a United States person,

   (2) a foreign government, an international organization or any wholly-owned agency or instrumentality of either of the foregoing, or

   (3)  a tax-exempt entity.

 (c) the amount and description of units held, acquired or transferred for the beneficial owner; and

 (d) specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

Brokers and financial institutions are required to furnish additional information, including whether they are United States persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $50 per failure, up to a maximum of $100,000 per calendar year, is imposed by the Code for failure to report this information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

  Registration as a Tax Shelter. The predecessor general partner, as our organizer, has registered us as a tax shelter with the Secretary of the Treasury in the absence of assurance that we will not be subject to tax shelter registration and in light of the substantial penalties which might be imposed if registration is required and not undertaken.

  The IRS has issued the following tax shelter registration number to Star Gas
Partners: 96026000016. Issuance of this Registration Number does not indicate that investment in Star Gas Partners or the claimed tax benefits have been reviewed, examined or approved by the IRS.

  We must furnish the registration number to the unitholders, and a unitholder who sells or otherwise transfers a unit in a later transaction must furnish the registration number to the transferee. The penalty for failure of the transferor of a unit to furnish the registration number to the transferee is $100 for each failure. The unitholders must disclose the tax shelter registration number of Star Gas Partners on Form 8271 to be attached to the tax return on which any deduction, loss or other benefit generated by Star Gas Partners is claimed or income of Star Gas Partners is included. A unitholder who fails to disclose the tax shelter registration number on his return, without reasonable cause for that failure, will be subject to a $250 penalty for each failure. Any penalties discussed are not deductible for federal income tax purposes.

  Accuracy-related Penalties. An additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Code. No penalty will be imposed, however, for portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith regarding that portion.

  A substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000, $10,000 for most corporations. The amount of any understatement subject to penalty generally is reduced if any portion of the understatement is attributable to a position adopted on the return (1) for which there is, or was, "substantial authority" or (2) as to which there is a reasonable basis and the pertinent facts of such position are disclosed on the return. More stringent rules apply to "tax shelters," a term that in this context does not appear to include Star Gas Partners. If any Star Gas Partners item of income, gain, loss or deduction included in the distributive shares of unitholders might result in such an "understatement" of income for which no "substantial authority" exists, we must disclose the pertinent facts on its return. In addition, we will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns to avoid liability for this penalty.

  A substantial valuation misstatement exists if the value of any property, or the adjusted basis of any property, claimed on a tax return is 200% or more of the amount determined to be the correct amount of that valuation or adjusted basis. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000, $10,000 for most corporations. If the valuation claimed on a return is 400% or more than the correct valuation, the penalty imposed increases to 40%.

Disposition of Units

  Recognition of Gain or Loss. Gain or loss will be recognized on a sale of units equal to the difference between the amount realized and the unitholder's tax basis in the units that were sold. The amount realized by the unitholder will be measured by the sum of the cash or the fair market value of other property received plus his share of our nonrecourse liabilities. Because the amount realized includes a unitholder's share of our nonrecourse liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from such sale.

  Prior distributions from us in excess of cumulative net taxable income for a unit that decreased a unitholder's tax basis in that unit will, in effect, become taxable income if the unit is sold at a price greater than the unitholder's tax basis in that unit, even if the price is less than his original cost.

  Should the IRS successfully contest our convention to amortize only a portion of the Section 743(b) adjustment, described under "--Disposition of Units--
Section 754 Election", attributable to an amortizable Section 197 intangible after a sale by the general partner of units, a unitholder could realize additional gain from the sale of units than if that convention had been respected. In that case, the unitholder may have been entitled to additional deductions against income in prior years but may be unable to claim them, resulting in greater overall taxable income allocable to him than appropriate. Counsel is unable to opine as to the validity of the convention but believes such a contest by the IRS is unlikely because a successful contest could result in substantial additional deductions to other unitholders.

  Gain or loss recognized by a unitholder, other than a "dealer" in units, on the sale or exchange of a unit held for more than one year will generally be taxable as capital gain or loss. Capital gain recognized by an individual on the sale of units held more than 12 months will generally be taxed a maximum rate of 20%. A portion of this gain or loss, which could be substantial, however, will be separately computed and taxed as ordinary income or loss under
Section 751 of the Code to the extent attributable to assets giving rise to depreciation recapture or other "unrealized receivables" or to "inventory items" owned by us. The term "unrealized receivables" includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized upon the sale of the unit and may be recognized even if there is a net taxable loss realized on the sale of the unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a disposition of units. Net capital loss may offset no more than $3,000 of ordinary income in the case of individuals and may only be used to offset capital gain in the case of corporations.

  The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis. Upon a sale or other disposition of less than all of such interests, a portion of that tax basis must be allocated to the interests sold using an "equitable apportionment" method. The ruling is unclear as to how the holding period of these interests is determined once they are combined. If this ruling is applicable to the holders of units, a unitholder will be unable to select high or low basis units to sell as would be the case with corporate stock. It is not clear whether the ruling applies to us, because, as is the case with corporate stock, interests in us are evidenced by separate certificates. Accordingly, counsel is unable to opine as to the effect this ruling will have on the unitholders. A unitholder considering the purchase of additional units or a sale of units purchased in separate transactions should consult his tax advisor as to the possible consequences of this ruling.

  Specific provisions of the Code affect the taxation of certain financial products and securities, including partnership interests, by treating a taxpayer as having sold an "appreciated" partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

  (1)a short sale;

  (2)an offsetting notional principal contract; or

  (3)a futures or forward contract for the partnership interest or substantially identical property.

Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract for a partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related party then acquires the partnership interest or substantially identical property. The Secretary of Treasury is also authorized to issue regulations that treat a taxpayer who or that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

  Allocations Between Transferors and Transferees. In general, our taxable income and losses will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of units owned by each of them as of the opening of the principal national securities exchange on which the units are then traded on the first business day of the month (the "Allocation Date"). However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business will be allocated among the unitholders on the Allocation Date in the month in which that gain or loss is recognized. As a result, a unitholder transferring units in the open market may be allocated income, gain, loss and deduction accrued after the date of transfer.

  The use of this allocation method may not be permitted under existing Treasury Regulations. Accordingly, counsel is unable to opine on the validity of this method of allocating income and deductions between the transferors and the transferees of units. If this method is not allowed under the Treasury Regulations, or only applies to transfers of less than all of the unitholder's interest, our taxable income or losses might be reallocated among the unitholders. We are authorized to revise our method of allocation between transferors and transferees, as well as among partners whose interests otherwise vary during a taxable period, to conform to a method permitted under future Treasury Regulations.

  A unitholder who owns units any time during a quarter and who disposes of these units prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deductions attributable to that quarter but will not be entitled to receive that cash distribution.

  Section 754 Election. We have made the election permitted by Section 754 of the Code, which generally permits us to adjust a unit purchaser's tax basis in our assets ("inside basis") under Section 743(b) of the Code to reflect his purchase price. That election is irrevocable without the consent of the IRS. The Section 743(b) adjustment belongs to the purchaser and not to other unitholders. For purposes of this discussion, a unitholder's inside basis in our assets will be considered to have two components: (1) his share of our tax basis in such assets ("Basis") and (2) his Section 743(b) adjustment to that basis.

  Proposed Treasury regulations under Section 743 of the Code would require a portion of the Section 743(b) adjustment attributable to recovery property to be depreciated over the remaining cost recovery period for the Section 704(c) built-in gain. Nevertheless, the proposed regulations under Section 197 indicate that the Section 743(b) adjustment attributable to an amortizable
Section 197 intangible should be treated as a newly-acquired asset placed in service in the month when the purchaser acquires the unit. Under Treasury Regulation Section 1.167(c)-1(a)(6), a Section 743(b) adjustment attributable to property subject to depreciation under Section 167 of the Code rather than cost recovery deductions under Section 168 is generally required to be depreciated using either the straight-line method or the 150% declining balance method. Although the proposed regulations under Section 743 will likely eliminate many of the problems if finalized in their current form, the depreciation and amortization methods and useful lives associated with the
Section 743(b) adjustment may differ from the methods and useful lives generally used to depreciate the basis in these properties. Under our partnership agreement, the general partner is authorized to adopt a convention to preserve the uniformity of units even if that convention is not consistent with specified Treasury Regulations. See "--Tax Treatment of Operations-- Uniformity of Units."

  Although counsel is unable to opine as to the validity of an approach of this type, we intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed

Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the Basis of such property, or treat that portion as non-amortizable to the extent attributable to property the Basis of which is not amortizable. This method is consistent with the proposed regulations under Section 743 but is arguably inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6) and Proposed Treasury Regulation Section 1.197-2(g)(3), neither of which is expected to directly apply to a material portion of our assets. To the extent this Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may adopt a depreciation or amortization convention under which all purchasers acquiring units in the same month would receive depreciation or amortization, whether attributable to Basis or Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our assets. Such an aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to specified unitholders. See "-- Tax Treatment of Operations--Uniformity of Units."

  The allocation of the Section 743(b) adjustment must be made in accordance with the Code. The IRS may seek to reallocate some or all of any Section 743(b) adjustment not so allocated by us to goodwill which, as an intangible asset, would be amortizable over a longer period of time than our tangible assets.

  A Section 754 election is advantageous if the transferee's tax basis in his units is higher than those units' share of the aggregate tax basis to us of our assets immediately prior to the transfer. In such a case, as a result of the election, the transferee would have a higher tax basis in his share of our assets for purposes of calculating, among other items, his depreciation and depletion deductions and his share of any gain or loss on a sale of our assets. Conversely, a Section 754 election is disadvantageous if the transferee's tax basis in his units is lower than those unit's share of the aggregate tax basis of our assets immediately prior to the transfer. Thus, the fair market value of the units may be affected either favorably or adversely by the election.

  The calculations involved in the Section 754 election are complex and we will make them on the basis of assumptions as to the value of our assets and other matters. We cannot assure that our determinations will not be successfully challenged by the IRS and that the deductions resulting from them will not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If such permission is granted, a subsequent purchaser of Star Gas Partners units may be allocated more income than he would have been allocated had the election not been revoked.

  Notification Requirements. A Star Gas Partners unitholder who sells or exchanges units is required to notify us in writing of that sale or exchange within 30 days after the sale or exchange and in any event by no later than January 15 of the year following the calendar year in which the sale or exchange occurred. We are required to notify the IRS of that transaction and to furnish certain information to the transferor and transferee. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale or exchange through a broker. Additionally, a transferor and a transferee of a unit will be required to furnish statements to the IRS, filed with their income tax returns for the taxable year in which the sale or exchange occurred, that describe the amount of the consideration received for the unit that is allocated to our goodwill or going concern value. Failure to satisfy these reporting obligations may lead to the imposition of substantial penalties.

  Constructive Termination. Star Gas Partners and Star Gas Propane will be considered to have been terminated if there is a sale or exchange of 50% or more of the total interests in Star Gas Partners capital and profits within a 12-month period. A termination of Star Gas Partners will cause a termination of Star Gas Propane. A termination of Star Gas Partners will result in the closing of Star Gas Partners' taxable year for all Star Gas Partners unitholders. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of the tax year of Star Gas Partners may result in more than 12 months' taxable income or loss of Star Gas Partners being includable in his taxable income for the year of termination.

Tax elections required to be made by Star Gas Partners, including a new election under Section 754 of the Code, must be made after a termination and a termination could result in a deferral of Star Gas Partners deductions for depreciation. A termination could also result in penalties if Star Gas Partners were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject Star Gas Partners to, any tax legislation enacted before the termination.

State, Local and Other Tax Considerations

  In addition to federal income taxes, a unitholder will be subject to other taxes, such as state and local income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which he or she resides or in which we do business or own property. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on his investment in Star Gas Partners. A unitholder will likely be required to file state and local income tax returns and pay state and local income taxes in some or all of the various jurisdictions in which we do business or own property and may be subject to penalties for failure to comply with those requirements. Star Gas Corporation anticipates that substantially all of our income will be generated in the following states: Connecticut, Indiana, Kentucky, Maine, Massachusetts, Michigan, New Hampshire, New Jersey, New York, Ohio, Pennsylvania, Rhode Island, and West Virginia. Each of these states currently imposes a personal income tax; however, New Hampshire's tax only applies to interest and dividend income. Some of them may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the state. A unitholder will be required to file state income tax returns and to pay state income taxes in some or all of these states and may be subject to penalties for failure to comply with those requirements. In some states, tax losses may not produce a tax benefit in the year incurred and also may not be available to offset income in subsequent taxable years. Withholding, the amount of which may be greater or less than a particular unitholder's income tax liability to the state, generally does not relieve the non-resident unitholder from the obligation to file an income tax return. Amounts withheld may be treated as if distributed to unitholders for purposes of determining the amounts distributed by us. See "--Tax Treatment of Unitholders--Entity-Level Collections." Based on current law and our estimate of our future operations, we do not anticipate that any amounts required to be withheld will be material.

  It is the responsibility of each unitholder to investigate the legal and tax consequences of his investment in us, under the laws of pertinent states and localities. Accordingly, each prospective unitholder should consult, and must depend upon, his own tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all U.S. federal, state and local, tax returns that may be required. Counsel has not rendered an opinion on the state or local tax consequences of an investment in us.

                  INVESTMENT IN STAR GAS PARTNERS BY EMPLOYEE
                BENEFIT PLANS AND INDIVIDUAL RETIREMENT ACCOUNTS

  An investment in Star Gas Partners by an employee benefit plan is subject to specified additional considerations because the investments of those plans are subject to the fiduciary responsibility and prohibited transaction provisions of the Employee Retirement Income Security Act of 1974 and restrictions imposed by Section 4975 of the Code. As used in this prospectus, the term "employee benefit plan" includes, but is not limited to, qualified pension, profit-sharing and stock bonus plans, Keogh plans, simplified employee pension plans and tax deferred annuities or IRAs established or maintained by an employer or employee organization. Among other things, consideration should be given to:

  (a) whether such investment is prudent under Section 404(a)(1)(B) of ERISA;

  (b) whether in making this investment, that plan will satisfy the diversification requirements of Section 404(a)(1)(C) of ERISA; and

  (c)(1)the fact that this investment could result in recognition of unrelated business taxable income by the plan even if there is no net income,

    (2) the effect of an imposition of income taxes on the potential investment return for an otherwise tax exempt investor, if gross income is $1,000 or more, and

    (3) the requirement on an investor plan of this kind of filing an additional federal income tax return.

  The person with investment discretion regarding the assets of an employee benefit plan, often called a fiduciary, should determine whether an investment in Star Gas Partners is authorized by the appropriate governing instrument and is a proper investment for that plan.

  Section 406 of ERISA and Section 4975 of the Code, which also applies to IRAs that are not considered part of an employee benefit plan, prohibit an employee benefit plan from engaging in specified transactions involving "plan assets" with parties that are "parties in interest" under ERISA or "disqualified persons" under the Code.

  In addition to considering whether the purchase of common units is a prohibited transaction, a fiduciary of an employee benefit plan should consider whether that plan will, by investing in Star Gas Partners, be deemed to own an undivided interest in our assets, with the result that the general partner also would be a fiduciary of that plan and our operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Code.

  The Department of Labor regulations provide guidance regarding whether the assets of an entity in which employee benefit plans acquire equity interests would be deemed "plan assets" under specific circumstances. Under these regulations, an entity's assets would not be considered to be "plan assets" if, among other things:

  (a) the equity interests acquired by employee benefit plans are publicly offered securities--i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, freely transferable and registered under certain provisions of the federal securities laws;

  (b) the entity is an "operating company," i.e., it is primarily engaged in the production or sale of a product or service other than the investment of capital either directly or through a majority-owned subsidiary or subsidiaries; or

  (c) there is no significant investment by benefit plan investors, which is defined to mean that less than 25% of the value of each class of equity interest, disregarding certain interests held by the General Partner, its affiliates, and certain other persons, is held by the employee benefit plans referred to above, IRAs and other employee benefit plans not subject to ERISA.

  Our assets should not be considered "plan assets" under these regulations because it is expected that the investment will satisfy the requirements in (a) and (b) above and may also satisfy the requirements in (c).

                            VALIDITY OF COMMON UNITS

  The validity of the common units will be passed upon for Star Gas Partners by Phillips Nizer Benjamin Krim & Ballon LLP, New York, New York. Certain tax matters will be passed upon for Star Gas Partners by Andrews & Kurth L.L.P., New York, New York.

                                    EXPERTS

  The consolidated financial statements and schedule of Star Gas Partners, and its subsidiary and the Star Gas Group (Predecessor) as of September 30, 1997 and 1998 and for the fiscal years ended September 30, 1996, 1997 and 1998, incorporated by reference in this prospectus, have been incorporated by reference in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference and upon the authority of that firm as experts in accounting and auditing.

  The consolidated financial statements and schedule of Petro as of December 31, 1996 and 1997 and for the fiscal years ended December 31, 1995, 1996 and 1997, have been incorporated by reference in this prospectus in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference and upon the authority of that firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

  We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read our SEC filings over the Internet at the SEC's website at http://www.sec.gov. You may also read and copy documents at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Full addresses: Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549; 7 World Trade Center, New York, New York, 10038; Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

  We have filed with the SEC a registration statement on Form S-3, regarding the common units offered by this prospectus. The SEC allows us to "incorporate by reference" the information we file with them, which means we can disclose important information to you by referring you to those documents. Regarding Star Gas Partners and the common units offered by this prospectus, we refer you to that registration statement on Form S-3 and its related exhibits and schedules for further information.

                           FORWARD-LOOKING STATEMENTS

  Many of the statements contained in this prospectus, including, without limitation, statements regarding our business strategy, plans and objectives of our management for future operations and statements made under "Cash Available for Distribution" are forward-looking within the meaning of the federal securities laws. These statements use forward-looking words, such as "anticipate," "continue," "expect," "may," "will," "estimate," "believe" or other similar words. These statements discuss future expectations or contain projections. Although we believe that the expectations reflected in the forward-looking statements are reasonable, actual results may differ from those suggested by the forward-looking statements for various reasons, including:

  .the effect of weather conditions on our financial performance;

  .our ability to obtain new customers and retain existing customers;

  .the price and supply of propane and home heating oil;

  . our ability to successfully identify and close strategic acquisitions and make cost saving changes in operations;

  .the effect of national and regional economic conditions;

  .the condition of the capital markets in the U.S.; and

  .the political and economic stability of the oil producing regions of the world.

  When considering forward-looking statements, you should keep in mind the risk factors referred to in this prospectus. The risk factors could cause our actual results to differ materially from those contained in any forward-looking statement. We disclaim any obligation to update the above list or to announce publicly the result of any revisions to any of the forward-looking statements to reflect future events or developments.

  You should consider the above information when reading any forward-looking statement in:

  .this prospectus; or

  .documents incorporated by reference in this prospectus.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents filed by Star Gas Partners with the SEC (File No. 33-98490) are incorporated by reference in this prospectus:

  .Star Gas Partners' 1998 Annual Report on Form 10-K/A.

  .Star Gas Partners' Quarterly Report on Form 10-Q, dated February 12, 1999.

  .Star Gas Partners' Current Report on Form 8-K, dated November 20, 1998.

  .Star Gas Partners' Current Report on Form 8-K, dated February 18, 1999.

  In addition, all other reports and documents, we have filed under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before this offering shall be deemed incorporated by reference in this prospectus from the date of filing of those reports and documents. If information in incorporated documents conflicts with information in this prospectus you should rely on the most recent information. If information in an incorporated document conflicts with information in another incorporated document, you should rely on the most recent incorporated document.

  This prospectus incorporates documents by reference that are not included with this prospectus. These documents, excluding exhibits to the documents, are available without charge, upon oral or written request by any person to whom this prospectus is delivered. Contact Star Gas LLC, 2187 Atlantic Street, Stamford, Connecticut 06902, Attention: Richard F. Ambury, Vice President, telephone (203) 328-7313.

                         UNAUDITED PRO FORMA CONDENSED
                       CONSOLIDATED FINANCIAL INFORMATION

  The following unaudited pro forma condensed consolidated financial information gives effect to the acquisition of Petro by Star Gas Partners, the transaction, including the equity offering, the debt offering and the application of the net proceeds from these offerings. The information presented is derived from, should be read in conjunction with, and is qualified in its entirety by, reference to the historical financial statements, and related notes, appearing elsewhere and incorporated by reference in this prospectus.

  The unaudited pro forma condensed consolidated balance sheet was prepared as if the transaction had occurred on December 31, 1998. The unaudited pro forma condensed consolidated statement of operations for the twelve months ended September 30, 1998 was prepared as if the transaction had occurred on October 1, 1997. The unaudited pro forma condensed consolidated statement of operations for the three months ended December 31, 1998 was prepared as if the transaction had occurred on October 1, 1998.

  The pro forma adjustments are based upon currently available information and certain estimates and assumptions described below, and therefore, the actual adjustments may differ from the unaudited pro forma adjustments. However, management believes that the assumptions provide a reasonable basis for representing the significant effects of the transaction as contemplated and that the unaudited pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed consolidated financial information. The unaudited pro forma condensed consolidated balance sheet and statement of operations are not necessarily indicative of the financial position or results of operations of Star Gas Partners if the transaction had actually occurred on the dates indicated above. Likewise, the unaudited pro forma condensed consolidated financial information is not necessarily indicative of future financial combined position or future results of combined operations of Star Gas Partners.

                    Star Gas Partners, L.P. and Subsidiaries

           Pro Forma Condensed Consolidated Balance Sheet (unaudited)
                               December 31, 1998
                                 (In thousands)

                                                                                         Star Gas
                          Star Gas                                                    Partners, L.P.
                          Partners              Pro Forma     Pro Forma    The           Adjusted
                            L.P.      Petro    Adjustments    Combined  Offerings       Pro Forma
                          --------  ---------  -----------    --------- ---------     --------------
         ASSETS
Current assets:
  Cash..................  $  5,831  $   2,004                 $  7,835  $  87,678 (g)    $ 14,266
                                    ---------                 --------                   --------
                                                                          116,129 (h)
                                                                         (209,176)(o)
                                                                           11,800 (o)
  Restricted cash.......                4,900                    4,900     (4,900)(o)
  Accounts receivable...     9,153     56,845                   65,998                     65,998
  Inventories...........     9,898     17,534                   27,432                     27,432
  Prepaid expenses and
   other current
   assets...............       632      7,023                    7,655                      7,655
                          --------  ---------                 --------  ---------        --------
   Total current
    assets..............    25,514     88,306                  113,820      1,531         115,351
                          --------  ---------                 --------  ---------        --------
  Cash collateral
   account..............                6,900                    6,900     (6,900)(o)
  Property and
   equipment, net.......   109,475     28,124   $ 11,985 (f)   149,584                    149,584
  Intangible and other
   assets, net..........    50,414     76,201    243,957 (f)   370,572      2,322 (g)     372,894
                          --------  ---------   --------      --------  ---------        --------
   Total assets.........  $185,403  $ 199,531   $255,942      $640,876  $  (3,047)       $637,829
                          ========  =========   ========      ========  =========        ========
    LIABILITIES AND
    PARTNERS' CAPITAL
Current liabilities:
  Current debt and
   preferred stock......  $  1,384  $  12,188                 $ 13,572  $  (9,726)(o)    $  3,846
  Bank credit facility
   borrowings...........    10,720         --                   10,720                     10,720
  Accounts payable......     3,608     10,129                   13,737                     13,737
  Unearned service
   contract revenue.....               15,430                   15,430                     15,430
  Accrued expenses and
   income taxes.........     2,500     31,652   $  4,600 (d)    42,479     (3,727)(o)      38,752
                                                   3,727 (e)
  Accrued interest and
   dividends............     2,390         --        648 (a)     3,038                      3,038
  Customer credit
   balances.............     4,684     27,884                   32,568                     32,568
                          --------  ---------   --------      --------  ---------        --------
   Total current
    liabilities.........    25,286     97,283      8,975       131,544    (13,453)        118,091
                          --------  ---------   --------      --------  ---------        --------
  Long-term debt........   103,616    278,731    (6,499)(b)    375,848     90,000 (g)     277,555
                                                                         (188,293)(o)
  Deferred income
   taxes................                  --      40,000 (d)    40,000                     40,000
  Other long-term
   liabilities..........        53     10,764     (3,500)(d)     7,317                      7,317
  Redeemable and
   exchangeable
   preferred stock......               28,578    (15,750)(b)    12,828     (7,430)(o)         --
  Partners' capital                                                        (5,398)(p)
  Common unitholders....    57,347                 1,459 (c)    58,806    116,129 (h)     180,333
                                                                            5,398 (p)
  Subordinated
   unitholders..........      (962)               45,509 (f)    13,266                     13,266
                                                 (31,281)(f)
  General partner.......        63                 4,347 (f)     1,267                      1,267
                                                  (3,143)(f)
  Petro's stockholders'
   deficiency...........             (215,825)      (648)(a)
                                                  22,249 (b)
                                                  (1,459)(c)
                                                 (41,100)(d)
                                                  (3,727)(e)
                                                 240,510 (f)
                          --------  ---------   --------      --------  ---------        --------
  Total partners'
   capital..............    56,448   (215,825)   232,716        73,339    121,527         194,866
                          --------  ---------   --------      --------  ---------        --------
  Total liabilities and
   partners' capital....  $185,403  $ 199,531   $255,942      $640,876  $  (3,047)       $637,829
                          ========  =========   ========      ========  =========        ========

                    Star Gas Partners, L.P. and Subsidiaries

            Pro Forma Condensed Consolidated Statement of Operations
                                  (unaudited)
                     Twelve Months Ended September 30, 1998
                      (In thousands, except per unit data)

                                                                                                                      Star Gas
                            Star Gas                    Combined                                                   Partners, L.P.
                            Partners,      Propane      Propane              Pro Forma    Pro Forma     The           Adjusted
                              L.P.     Acquisitions(i) Operations Petro(j)  Adjustments   Combined   Offerings       Pro Forma
                            ---------  --------------- ---------- --------  -----------   ---------  ---------     --------------
Sales..................     $111,685       $4,386       $116,071  $452,765    $(2,681)(k) $566,155                    $566,155
Costs and expenses:
  Cost of sales........       49,498        1,972         51,470   299,987     (1,985)(k)  349,472                     349,472
  Operating expenses...       43,281        1,090         44,371   117,849       (669)(k)  161,551                     161,551
  Restructuring
   charges.............                                              2,085                   2,085                       2,085
  Transaction
   expenses............                                              1,029                   1,029                       1,029
  Corporate identity
   expenses............                                              1,100                   1,100                       1,100
  Provision for
   supplemental
   benefits                                                            409                     409                         409
  Depreciation and
   amortization........       11,462          548         12,010    27,514        (87)(k)   35,431                      35,431
                                                                               (4,006)(l)
  Net gain (loss) on
   sales of assets.....         (271)                       (271)   11,507    (11,284)(k)      (48)       --               (48)
                            --------       ------       --------  --------    -------     --------   --------         --------
Operating income.......        7,173          776          7,949    14,299     (7,218)      15,030                      15,030
Interest (income) expense,
 net...................        7,927          427          8,354    30,803                  39,157   $(16,279)(q)       22,878
Amortization of debt
 issuance costs........          176          --             176     1,432        --         1,608     (1,160)(n)          448
                            --------       ------       --------  --------    -------     --------   --------         --------
Income (loss) before
 income taxes..........         (930)         349           (581)  (17,936)    (7,218)     (25,735)    17,439           (8,296)
Income tax expense.....           25                          25       475                     500                         500
                                                                  --------
Income before equity
 interest in Star Gas
 Corporation...........                                            (18,411)
Share of income (loss)
 of Star Gas
 Corporation...........                                               (317)       317 (m)                                  --
                            --------       ------       --------  --------    -------     --------   --------         --------
Net income (loss)......     $   (955)      $  349       $   (606) $(18,728)   $(6,901)    $(26,235)  $ 17,439         $ (8,796)
                            ========       ======       ========  ========    =======     ========   ========         ========
General partner's
 interest in net income
 (loss)................     $    (19)                                                                                 $   (176)
                            ========                                                                                  ========
Limited partners'
 interest in net income
 (loss)................     $   (936)                                                                                 $ (8,620)
                            ========                                                                                  ========
Basic and diluted net
 income (loss) per
 limited partner unit..     $  (0.16)                                                                                 $  (0.54)(r)
                            ========                                                                                  ========
Weighted average number
 of limited partner
 units outstanding.....        6,035          220          6,255                  103 (c)    6,840      8,720 (h)       15,961 (r)
                                                                               (2,396)(f)                 401 (p)
                                                                                  396 (f)
                                                                                2,482 (f)

                    Star Gas Partners, L.P. and Subsidiaries

            Pro Forma Condensed Consolidated Statement of Operations
                                  (unaudited)
                      Three Months Ended December 31, 1998
                      (In thousands, except per unit data)

                                                                                      Star Gas
                         Star Gas                                                  Partners, L.P.
                         Partners,            Pro Forma    Pro Forma     The          Adjusted
                           L.P.    Petro(j)  Adjustments   Combined   Offerings      Pro Forma
                         --------- --------  -----------   ---------  ---------    --------------
Sales...................  $30,237  $116,540                $146,777                   $146,777
Costs and expenses:
  Cost of sales.........   11,978    74,018                  85,996                     85,996
  Operating expenses....   11,724    30,123                  41,847                     41,847
  Transaction expenses..      --      3,794                   3,794                      3,794
  Provision for
   supplemental
   benefits.............                 90                      90                         90
  Depreciation and
   amortization.........    3,008     6,166    $  (311)(l)    8,863                      8,863
  Net gain (loss) on
   sales of assets......       (4)      (15)                    (19)                       (19)
                          -------  --------    -------     --------    -------        --------
Operating income            3,523     2,334        311        6,168                      6,168
Interest expense, net...    2,178     7,820                   9,998    $(3,904)(q)       6,094
Amortization of debt
 issuance costs.........       45       335                     380       (268)(n)         112
                          -------  --------    -------     --------    -------        --------
Income (loss) before
 income taxes...........    1,300    (5,821)       311       (4,210)     4,172             (38)
                          -------  --------    -------     --------    -------        --------
Income tax expense......        6        75                      81                         81
                                   --------
Income before equity
 interest in Star Gas
 Corporation............             (5,896)
Share of income (loss)
 of Star Gas
 Corporation............                770       (770)(m)
                          -------  --------    -------     --------    -------        --------
Net income (loss).......  $ 1,294  $ (5,126)   $  (459)    $ (4,291)   $ 4,172        $   (119)
                          =======  ========    =======     ========    =======        ========
General partner's
 interest in net income
 (loss).................  $    26                                                     $     (2)
                          =======                                                     ========
Limited partners'
 interest in net income
 (loss).................  $ 1,268                                                     $   (117)
                          =======                                                     ========
Basic and diluted net
 income (loss) per
 limited partner unit...  $  0.20                                                     $  (0.01)
                          =======                                                     ========
Weighted average number
 of limited partner
 units outstanding......    6,255                  103 (c)    6,840      8,720 (h)      15,961
                                                (2,396)(f)                 401 (p)
                                                   396 (f)
                                                 2,482 (f)

                    Star Gas Partners, L.P. and Subsidiaries

        Notes to Pro Forma Condensed Consolidated Financial Information

The following pro forma adjustments give effect to:

    (1) the offering of 809,000 common units by Star Gas Partners on December 16, 1997;

    (2) the acquisition of Petro;

    (3) the debt offering; and

    (4) this offering, as if each transaction had taken place on December 31, 1998, in the case of the pro forma condensed consolidated balance sheet, or as of October 1, 1997, in the case of the pro forma condensed consolidated statement of operations for the twelve months ended September 30, 1998, or as of October 1, 1998, in the case of the pro forma condensed consolidated statement of operations for the three months ended December 31, 1998.

The pro forma adjustments are based upon currently available information, estimates and assumptions and a preliminary determination and allocation of the total purchase price for Petro and therefore the actual results may differ from the pro forma results. However, management believes that the assumptions provide a reasonable basis for presenting the significant effects of the transactions as contemplated, and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the pro forma financial information.

Transaction Related Adjustments

  (a) Reflects the accrued dividends payable on Petro's 1989 preferred stock and 12 7/8% preferred stock.

  (b) Reflects the negotiated discount of approximately $15.8 million to redeem Petro's 12 7/8% preferred stock, the negotiated discount of approximately $9.4 million to refinance Petro's public debt and the negotiated premium to refinance Petro's private debt of approximately $2.9 million.

  (c) Reflects the issue of 0.8 million shares of junior preferred stock of Petro, which was converted into 0.1 million common units upon completion of the transaction at an assumed value of $14.1875 per unit. The junior preferred stock was issued to the holders of Petro's 9 3/8% subordinated debentures, 10 1/8% subordinated notes, and 12% subordinated debentures, and 12 7/8% preferred stock as consideration for consenting to the early redemption of those securities.

The Transaction (Merger and Exchange)

  (d) Represents:

    (1) the estimated amount of current federal and state taxes to be incurred of $4.6 million;

    (2) the estimated amount of deferred federal and state income taxes to be recognized of $40.0 million; and

    (3) the elimination of the tax liability associated with the Pearl Gas conveyance of $3.5 million.

  (e) Reflects the estimated additional amount of $3.7 million to be recorded by Petro for legal, professional and advisory fees incurred by Petro and Star Gas Partners in the transaction. Total estimated expenses are $8.5 million. As of September 30, 1998 Petro has recorded $1.1 million in transaction expenses. For the three months December 31, 1998, Petro has recorded $3.8 million in transaction expenses.

  (f) Represents the exchange of 26.2 million shares of Petro's Class A common stock and Class C common stock valued at $49.9 million for 2.5 million Star Gas Partners senior subordinated units valued at $40.2 million, 0.4 million Star Gas Partners junior subordinated units valued at $5.3 million and 0.3 million general partner units valued at $4.4 million. The 2.4 million Star Gas Partners subordinated units outstanding prior to the transaction will be contributed to Star Gas Partners by Petro. The value assigned to Petro's Class A common stock is $45.0 million or $1.91 per share and the value assigned to Petro's Class C common stock is $4.9 million or $1.91 per share. The method used to determine the fair market value of Petro's Class A and Class C common stock was based on an implied unit analysis. The method used to determine the fair market value of Star Gas Partners' senior subordinated units, junior subordinated units and general partner units was based on an implied unit analysis. See page 68 of the joint proxy statement and prospectus of Star Gas Partners, L.P. and Petroleum Heat and Power Co., Inc. dated February 10, 1999 for a description of the implied unit analysis method.

  The table below summarizes the preliminary allocation by Star Gas Partners of the excess of purchase price over book value related to the acquisition of Petro. The allocation of the purchase price is based on the results of a preliminary appraisal of property, plant and equipment, customer lists and the December 31, 1998 recorded values for tangible assets and liabilities. The closing date of the transaction was March 26, 1999. This purchase price allocation will be updated for changes in current assets and liabilities based on Petro's operating results from January 1, 1999 to March 26, 1999. From January 1, 1999 to the closing date, it is expected that Petro will generate net income and positive cash flows and that working capital will increase. As a result, the amount of goodwill to be recorded on the closing date will decrease. Subject to Petro's operating results which could be impacted by weather, among other factors, it is estimated that the increase in working capital for Petro from January 1, 1999 to the closing date will range between $35 million to $40 million.

The preliminary allocation is as follows:                       (In thousands)

Consideration given for the exchange of Petro shares........... $      49,856
Transaction expenses (1).......................................         8,547
                                                                -------------
    Total consideration........................................        58,403
                                                                -------------
Fair market value of Petro's assets and liabilities as of
 December 31, 1998:
  Current assets...............................................       (93,126)
  Cash collateral account......................................        (6,900)
  Property, plant and equipment (2)............................       (40,109)
  Value of Petro's investment in Star Gas......................       (34,424)
  Current liabilities..........................................        97,283
  Accrued income taxes.........................................         4,600
  Accrued preferred dividends..................................           648
  Long-term debt...............................................       272,232
  Deferred income taxes........................................        40,000
  Other liabilities............................................         7,264
  Preferred stock..............................................        12,828
  Junior preferred stock.......................................         1,459
                                                                -------------
    Subtotal...................................................       261,755
                                                                -------------
Total value assigned to intangibles and other assets...........       320,158
Carrying amount of intangibles and other assets................       (76,201)
                                                                -------------
Allocation of excess purchase price to intangibles............. $     243,957
                                                                =============
Consisting of:
  Customer lists............................................... $      95,000
  Goodwill.....................................................       224,193
  Other assets.................................................           965
                                                                -------------
    Total intangibles and other assets......................... $     320,158
                                                                =============

--------
(1) Transaction expenses include legal, accounting, investment advisory and asset appraisal costs.
(2) Includes fair market value adjustment of $12.0 million.

The fair market value for property plant and equipment, excluding real estate, was established using the cost approach method. The market approach was used in valuing the real estate. The value assigned to customer lists was derived using a discounted cash flow analysis. The cash flows attributable to the customer lists were discounted back at an equity risk adjusted cost of capital to the net present value. Any excess was attributable to goodwill.

The Debt Offering and The Equity Offering

  (g) Reflects the net proceeds to Petro of approximately $87.7 million from the $90.0 million debt offering, net of underwriting discounts and commissions estimated to be $1.4 million and offering expenses of approximately $0.9 million. These costs are being amortized over the term of the related debt which is 8.5 years.

  (h) Reflects the net proceeds to Star Gas Partners of approximately $116.1 million from the issuance and sale of 8.7 million common units in the equity offering at an offering price of $14.1875 per common unit, net of underwriting discounts and commissions of approximately $6.2 million and offering expenses of approximately $1.4 million.

The Propane Acquisitions

  (i) Represents the results of certain propane distributors acquired by Star Gas Partners in fiscal 1998 from October 1, 1997 to their dates of acquisition. Results of these distributors from the dates of acquisition to September 30, 1998 are included in Star Gas Partners' twelve months ended September 30, 1998 results adjusted for:

  (1) cost savings of $0.3 million, primarily executive compensation and legal expenses relating to selling shareholders;

  (2) additional depreciation and amortization of $0.5 million; and

  (3) additional interest expense of $0.4 million.

There were no propane acquisitions completed in the three months ended December 31, 1998.

The Transaction (Acquisition of Petro)

  (j) Represents the results of operations of Petro for the twelve months ended September 30, 1998 or the three months ended December 31, 1998. Estimated expenses of $8.5 million to be incurred by Petro as a direct result of its acquisition by Star Gas Partners will be included in Petro's actual statement of operations. For the twelve months ended September 30, 1998, Petro has recorded $1.1 million of these expenses. For the three months ended December 31, 1998, Petro has recorded $3.8 million of these expenses.

  (k) Adjustment to reflect the disposition of Petro's Hartford, Connecticut operations in November 1997. Petro received cash proceeds of $15.6 million and recorded a gain of $11.3 million. The carrying value of these assets at the time of sale was $4.3 million.

  (l) Adjustment to depreciation and amortization expense attributable to the acquisition of Petro.

  Star Gas Partners believes that the amortization periods assigned to the assets below are appropriate. However, if the final amortization periods assigned to the tangible and intangible assets were of shorter duration, the amount of depreciation and amortization would increase and reduce net income. For the twelve months ended September 30, 1998, the following table summarizes the effect on depreciation and amortization of the acquisition of Petro.

                                         Net Book Value Amount per
                                            Petro's Financials                     Amount per Appraisal            Difference
                                  --------------------------------------- --------------------------------------- ------------
Property and equipment, net       Asset(1)      Life      Depreciation(2) Asset(1)      Life      Depreciation(2) Depreciation
---------------------------       -------- -------------- --------------- -------- -------------- --------------- ------------
Land................              $ 2,092                     $   --      $  3,300                    $   --        $   --
Buildings...........                4,788  20-45 years            419        4,300 30 years               143          (276)
Fleet...............                5,908  5 to 7 years         2,866       12,800 6 years              2,135          (731)
Leasehold...........                4,270  term of leases         562        5,900 term of leases         457          (105)
Computer, furniture
 and fixtures.......                7,377  5 to 7 years         2,491        9,700 5 to 7 years         1,661          (830)
Service & other
 equipment..........                3,689  5 to 13 years          692        4,109 5 to 13 years          557          (135)
                                  -------                     -------     --------                    -------       -------
Total property and
 equipment..........              $28,124                     $ 7,030     $ 40,109                    $ 4,953       $(2,077)
                                  =======                     =======     ========                    =======       =======
Intangible and other assets, net  Asset(1)      Life      Amortization(2) Asset(1)      Life      Amortization(2) Amortization
--------------------------------  -------- -------------- --------------- -------- -------------- --------------- ------------
Customer list.......              $52,596  6.5 years          $17,364     $ 95,000 10 years           $ 9,500       $(7,864)
Goodwill............                9,013  25 years             1,129      224,193 25 years             8,968         7,839
Covenants not to
 compete............                2,855  5 to 7 years         1,904          --                         --         (1,904)
Other assets........                  965                         --           965                        --            --
                                  -------                     -------     --------                    -------       -------
Total intangible and
 other assets.......              $65,429                     $20,397     $320,158                    $18,468       $(1,929)
                                  =======                     -------     ========                    -------       -------
Totals..............                                          $27,427                                 $23,421       $(4,006)
                                                              =======                                 =======       =======

-------
(1) As of December 31, 1998.
(2) For the twelve months ended September 30, 1998.

  Petro's property, plant and equipment is being depreciated using a historical cost which is approximately $80 million. The fair market value of these assets is $40.1 million. When depreciation expense is calculated based on the fair market value, this expense is $2.1 million lower than historical depreciation. Pro forma depreciation is less than historical depreciation due to decline in the asset base being depreciated and an extension of the useful lives of those assets. The remaining lives assigned to property, plant and equipment were determined by an independent appraisal firm. All property, plant and equipment is depreciated using the straight-line method.

  Pro forma customer list amortization is less than historical amortization due to a longer life and a lower amortization asset. The original cost used to amortize historical customer list was approximately $120 million. The longer life represents Petro's improved retention rate as well as the retention of customers obtained through internal marketing, which have a higher retention rate than for customers acquired through acquisition. Petro's previous acquisitions represented the acquisition of customers. The acquisition of Petro by Star Gas Partners is an acquisition of an on-going business. The appraisal assigned a greater allocation to goodwill than what was previously allocated by Petro in their purchase of a 188 relatively small fuel oil dealers. This resulted in approximately $7.8 million of additional amortization, largely offsetting the $7.9 million of less customer list amortization. Restrictive covenants were not assigned a value under the pro forma intangibles due to the minimal amount of the asset value expected at closing. Intangibles are amortized on a straight-line basis.

  For the three months ended December 31, 1998, the following table summarizes the effect on depreciation and amortization of the acquisition of Petro.

                                         Net Book Value Amount per
                                            Petro's Financials                     Amount per Appraisal            Difference
                                  --------------------------------------- --------------------------------------- ------------
Property and equipment, net       Asset(1)      Life      Depreciation(2) Asset(1)      Life      Depreciation(2) Depreciation
---------------------------       -------- -------------- --------------- -------- -------------- --------------- ------------
Land................              $ 2,092                     $  --       $  3,300                    $  --         $   --
Buildings...........                4,788  20-45 years            76         4,300 30 years               36            (40)
Fleet...............                5,908  5 to 7 years          676        12,800 6 years               534           (142)
Leasehold...........                4,270  term of leases        148         5,900 term of leases        114            (34)
Computer, furniture
 and fixtures.......                7,377  5 to 7 years          655         9,700 5 to 7 years          415           (240)
Service & other
 equipment..........                3,689  5 to 13 years         219         4,109 5 to 13 years         139            (80)
                                  -------                     ------      --------                    ------        -------
Total property and
 equipment..........              $28,124                     $1,774      $ 40,109                    $1,238        $  (536)
                                  =======                     ======      ========                    ======        =======
Intangible and other assets, net  Asset(1)      Life      Amortization(2) Asset(1)      Life      Amortization(2) Amortization
--------------------------------  -------- -------------- --------------- -------- -------------- --------------- ------------
Customer list.......              $52,596  6.5 years          $3,703      $ 95,000 10 years           $2,375        $(1,328)
Goodwill............                9,013  25 years              248       224,193 25 years            2,242          1,994
Covenants not to
 compete............                2,855  5 to 7 years          441           --                        --            (441)
Other assets........                  965                        --            965                       --             --
                                  -------                     ------      --------                    ------        -------
Total intangible and
 other assets.......              $65,429                     $4,392      $320,158                    $4,617        $   225
                                  =======                     ------      ========                    ------        -------
Totals..............                                          $6,166                                  $5,855        $  (311)
                                                              ======                                  ======        =======

-------
(1) As of December 31, 1998.
(2) For the three months ended December 31, 1998.

  (m) Reflects the elimination of Petro's equity interest in Star Gas Partners.

The Offerings

   (n) Reflects the net adjustment for the twelve months ended September 30, 1998 to amortization of debt issuance costs of $1.2 million attributable to the debt offering and the acquisition of Petro. Amortization of debt issuance costs is decreased by $1.4 million relating to the repayment of Petro debt and is increased by $0.3 million relating to the 7.92% notes. For the three months ended December 31, 1998, amortization of debt issuance costs is decreased by $0.3 million relating to the repayment of Petro debt and is increased by $0.1 million relating to the 7.92% notes.

   (o) Reflects the use of the net proceeds from the equity offering and, the debt offering to repay $79.5 million of Petro's 12 1/4% Senior Subordinated Debentures due 2005 to repay $46.1 million of Petro's 10 1/8% Senior Subordinated Notes due 2003, to repay $68.3 million of Petro's 9 3/8% Senior Subordinated Debentures due 2006, to retire $7.4 million of Petro's 12 7/8% Exchangeable Preferred Stock, to retire $4.2 million of Petro's 14.33% Exchangeable Preferred Stock and to pay $3.7 million of transaction expenses. As of December 31, 1998 Petro had paid $4.9 million in transaction expenses. As a result of the transaction, both Petro's current and long-term restricted cash balances become available for general business purposes. In addition, Petro has entered into private debt agreements with the private noteholders of:

           (i) its outstanding senior notes in the aggregate principal amount of $60 million; and

           (ii) its Petro private debt in the aggregate principal amount of $4.1 million (after payment of the January 1999 installment).

  Under the private debt agreements at the effective time of the transaction:

           (i) the holders of the senior notes exchanged those notes for $62.7 million aggregate principal amount of new 9% notes; and

            (ii) the holders of the 14.1% notes exchanged those notes for $4.2 million aggregate principal amount of 10 1/4% notes. The new private notes have been guaranteed by Star Gas Partners and Petro Holdings.

     (p) Reflects the exchange of $5.4 million of Petro's 12 7/8% exchangeable preferred stock for 0.4 million common units in lieu of cash.

     (q) Reflects the net reduction to interest expense of $16.3 million for the twelve months ended September 30, 1998. This amount reflects $7.1 million of additional interest expense annually on the $90.0 million in principal amount of the notes at an interest rate of 7.92%. This amount also reflects an annual reduction in interest expense of $21.9 million due to the repayment of $203.2 million of Petro public debt, excluding negotiated discounts, with the proceeds of this offering and the debt offering and a reduction in the interest rate attributable to the private debt agreements described above. In addition interest expense is reduced by $0.3 million, as $5.4 million of Petro's cash is used to finance the transaction.

The following table summarizes the effect on interest expense of the transaction for the twelve months ended September 30, 1998:

                                                              Interest Interest
                                                      Amount    Rate   Expense
                                                      ------- -------- --------
Debt Repaid or Modified
  Petro 12 1/4% senior subordinated debentures(1).... $80,155   12.25% $ 9,819
  Petro 10 1/8% senior subordinated notes............  48,739  10.125%   4,934
  Petro 9 3/8% senior subordinated debentures........  74,334   9.375%   6,968
  Petro 11.96% notes(2)..............................  60,000   11.96%   7,176
  Petro 14.10% notes(2)..............................   6,884   14.10%     971
  Lower letter of credit fees on acquisition notes...                      191
                                                                       -------
    Total reductions to interest expense.............                  $30,059
                                                              Interest
                                                      Amount    Rate
                                                      ------- --------
New Debt Issued and Cash Balance Reduction
  Petro 7.92% notes.................................. $90,000    7.92% $(7,128)
  Petro 9.0% senior notes(2).........................  62,697     9.0%  (5,643)
  Petro 10.25% senior and subordinated notes(2)......   7,064   10.25%    (724)
  Lower invested cash balances.......................   5,369    5.31%    (285)
                                                                       -------
  Net reduction to interest expense..................                  $16,279
                                                                       =======

--------
(1) Excludes prepayment premium of $2.8 million.
(2) Notes exchanged under the private debt agreement.

The following table summarizes the effect on interest expense of the transaction for the three months ended December 31, 1998:

                                                              Interest Interest
                                                      Amount    Rate   Expense
                                                      ------- -------- --------
Debt Repaid or Modified
  Petro 12 1/4% senior subordinated debentures(1).... $80,155   12.25% $ 2,455
  Petro 10 1/8% senior subordinated notes............  48,739  10.125%   1,234
  Petro 9 3/8% senior subordinated debentures........  74,334   9.375%   1,742
  Petro 10.90% notes(2)..............................  60,000   10.90%   1,635
  Petro 14.10% notes(2)..............................   6,200   14.10%     219
  Lower letter of credit fees on acquisition notes...                       48
                                                                       -------
    Total reductions to interest expense.............                  $ 7,333
                                                              Interest
                                                      Amount    Rate
                                                      ------- --------
New Debt Issued and Cash Balance Reduction
  Petro 7.92% notes.................................. $90,000    7.92% $(1,783)
  Petro 9.0% senior notes(2).........................  62,697     9.0%  (1,412)
  Petro 10.25% senior and subordinated notes(2)......   6,380   10.25%    (163)
  Lower invested cash balances.......................   5,369    5.31%     (71)
                                                                       -------
  Net reduction to interest expense..................                  $ 3,904
                                                                       =======

--------
(1) Excludes prepayment premium of $2.8 million.
(2) Notes exchanged under the private debt agreement.

  (r) The partnership agreement provides that for each non-overlapping four quarter period that occurs after the first anniversary of the transaction, but before the fifth anniversary of the transaction, in which the dollar amount of Petro Adjusted Operating Surplus per Petro Unit equals or exceeds $2.90. Star Gas Partners will issue 303,000 senior subordinated units, pro rata, or 303,000 Class B common units, pro rata, if such issuance occurs after the end of the subordination period. These additional senior subordinated units will be issued to the current holders of the senior subordinated units, junior subordinated units and the general partner units. Star Gas Partners may not issue more than an aggregate of 909,000 senior subordinated units or Class B common units under this provision. In addition, Star Gas Partners has agreed to issue to the holders of Petro's 12 7/8% exchangeable preferred stock 175,000 senior subordinated units contingent upon Star Gas Partners earning $2.40 per unit in distributable cash flow over four consecutive quarters during this period commencing on January 1, 2000 and ending on December 31, 2002. The issuance of these senior subordinated units will not generate any additional proceeds to Star Gas Partners. When these units are issued, an additional amount of goodwill will be recorded. Assuming 303,000 senior subordinated units are issued, the amount of goodwill to be recorded will be $4.9 million. As a result, annual amortization expense would increase by $0.2 million and would decrease net income per limited partner unit by $0.01 per unit. If these senior subordinated units are issued and they are converted into Class B common units, the Class A common units would be diluted in terms of available cash to be used for payment of the quarterly distributions.

               ANNEX A--APPLICATION FOR TRANSFER OF COMMON UNITS

  No transfer of the Common Units evidenced hereby will be registered on the books of the Partnership, unless the certificate evidencing the Common Units to be transferred is surrendered for registration or transfer and an Application for Transfer of Common Units has been executed by a transferee either (a) on the form shown or (b) on a separate application that the Partnership will furnish on request without charge. A transferor of the Common Units shall have no duty to the transferee with respect to execution of the transfer application in order for such transferee to obtain registration of the transfer of the Common Units.

                    APPLICATION FOR TRANSFER OF COMMON UNITS

  The undersigned ("Assignee") hereby applies for transfer to the name of the Assignee of the Common Units evidenced hereby.

  The Assignee

  (a) requests admission as a Substituted Limited Partner and agrees to comply with and be bound by, and hereby executes, the Amended and Restated Agreement of Limited Partnership of Star Gas Partners, L.P. (the "Partnership"), as amended, supplemented or restated to the date hereof (the "Partnership Agreement"),

  (b) represents and warrants that the Assignee has all right, power and authority and, if an individual, the capacity necessary to enter into the Partnership Agreement,

  (c) appoints the General Partner and, if a Liquidator shall be appointed, the Liquidator of the Partnership as the Assignee's attorney-in-fact to execute, swear to, acknowledge and file any document, including, without limitation, the Partnership Agreement and any amendment thereto and the Certificate of Limited Partnership of the Partnership and any amendment hereto, necessary or appropriate for the Assignee's admission as a Substituted Limited Partner and as a party to the Partnership Agreement,

  (d) gives the powers of attorney provided for in the Partnership Agreement and

  (e) makes the waivers and gives the consents and approvals contained in the Partnership Agreement. Capitalized terms not defined here have the meanings assigned to those terms in the Partnership Agreement.

Date: _______________

                                          -------------------------------------
-------------------------------------             Signature of Assignee
Social Security or other identifying
number of        Assignee

                                          -------------------------------------

                                              Name and Address of Assignee
-------------------------------------
Purchase Price including
commissions, if any

Type of Entity (check one):

[_] Individual           [_] Partnership              [_] Corporation


[_] Trust                [_] Other (specify) __________________________________

Nationality (check one):

[_] U.S. Citizen, Resident or Domestic Entity

[_] Foreign Corporation  [_] Non-resident Alien

  If the U.S. Citizen, Resident or Domestic Entity box is checked, the following certification must be completed.

  Under Section 1445(e) of the Internal Revenue Code of 1986, as amended, the Partnership must withhold tax with respect to certain transfers of property if a holder of an interest in the Partnership is a foreign person.

To inform the Partnership that no withholding is required with respect to the undersigned interestholder's interest in it, the undersigned hereby certifies the following (or, if applicable, certifies the following on behalf of the interestholder).

Complete Either A or B:

A. Individual Interestholder

  1. I am not a non-resident alien for purposes of U.S. income taxation.

  2. My U.S. taxpayer identification number (Social Security Number) is _____.

  3. My home address is _____________________________________________________.

B. Partnership, Corporation or Other Interestholder

  1. ________________________________________________________ is not a foreign
                            (Name of Interestholder)
    corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Code and Treasury Regulations).

  2. The interestholder's U.S. employer identification number is ____________.

  3. The interestholder's office address and place of incorporation (if applicable) is _____________________________________________________________

     ________________________________________________________________________.

  The interestholder agrees to notify the Partnership within sixty (60) days of the date the interestholder becomes a foreign person.

  The interestholder understands that this certificate may be disclosed to the Internal Revenue Service by the Partnership and that any false statement contained herein could be punishable by fine, imprisonment or both.

  Under penalties of perjury, I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct and complete and, if applicable, I further declare that I have authority to sign this document on behalf of

                             ---------------------
                            (Name of Interestholder)

                             ---------------------
                               Signature and Date

                             ---------------------
                             Title (if applicable)

  Note: If the Assignee is a broker, dealer, bank, trust company, clearing corporation, other nominee holder or an agent of any of the foregoing, and is holding for the account of any other person, this application should be completed by an officer thereof or, in the case of a broker or dealer, by a registered representative who is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or, in the case of any other nominee holder, a person performing a similar function. If the Assignee is a broker, dealer, bank, trust company, clearing corporation, other nominee owner or an agent of any of the foregoing, the above certification as to any person for whom the Assignee will hold the Common Units shall be made to the best of the Assignee's knowledge.

                           ANNEX B--GLOSSARY OF TERMS

  Adjusted Operating Surplus: For any period, Operating Surplus generated during that period as adjusted to:

    (a) decrease Operating Surplus by;

      (1) any net increase in working capital borrowings during that period, and

      (2) any net reduction in cash reserves for Operating Expenditures during that period not relating to an Operating Expenditure made during that period; and

    (b) increase Operating Surplus by;

      (1) any net decrease in working capital borrowings during that period; and

      (2) any net increase in cash reserves for Operating Expenditures during that period required by any debt instrument for the repayment of principal, interest or premium.

  Adjusted Operating Surplus does not include that portion of Operating Surplus included in clause (a)(1) of the definition of Operating Surplus.

  Available Cash: For any quarter prior to liquidation:

    (a)the sum of:

      (1) all cash and cash equivalents of the Star Gas Partners and its subsidiaries on hand at the end of that quarter; and

      (2) all additional cash and cash equivalents of Star Gas Partners and its subsidiaries on hand on the date of determination of Available Cash for that quarter resulting from Working Capital Borrowings after the end of that quarter;

    (b) less the amount of cash reserves that is necessary or appropriate in the reasonable discretion of the general partner to:

      (1) provide for the proper conduct of the business of Star Gas Partners and its subsidiaries (including reserves for future capital expenditures) after that quarter;

      (2) provide funds for minimum quarterly distributions and cumulative common unit arrearages for any one or more of the next four quarters; or

      (3) comply with applicable law or any debt instrument or other agreement or obligation to which any member of Star Gas Partners and its subsidiaries is a party or its assets are subject;

      provided, however, that the general partner may not establish cash reserves for distributions to the senior subordinated units unless the general partner has determined that in its judgment the establishment of reserves will not prevent Star Gas Partners from distributing the minimum quarterly distribution on all common units and any common unit arrearages thereon for the next four quarters; and, provided further, that disbursements made by Star Gas Partners and its subsidiaries or cash reserves established, increased or reduced after the end of that quarter but on or before the date of determination of Available Cash for that quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash, within that quarter if the general partner so determines.

  Capital Account: The capital account maintained for a partner under the amended and restated partnership agreement. The Capital Account for a common unit, a subordinated unit, a junior subordinated unit, a general partner unit or any other specified interest in Star Gas Partners shall be the amount which that Capital Account would be if that common unit, subordinated unit, junior subordinated unit, general partner unit or other interest in Star Gas Partners were the only interest in Star Gas Partners held by a partner.

  Capital Surplus: All Available Cash distributed by Star Gas Partners from any source will be treated as distributed from Operating Surplus until the sum of all Available Cash distributed since the commencement of Star Gas Partners equals the Operating Surplus as of the end of the quarter before that distribution. Any excess Available Cash will be deemed to be Capital Surplus.

  Closing Price: The last sale price on a day, regular way, or in case no sale takes place on that day, the average of the closing bid and asked prices on that day, regular way. In either case, as reported in the principal consolidated transaction reporting system for securities listed or admitted to trading on the principal national securities exchange on which the units of that class are listed or admitted to trading. If the units of that class are not listed or admitted to trading on any national securities exchange, the last quoted price on that day. If no quoted price exists, the average of the high bid and low asked prices on that day in the over-the-counter market, as reported by the Nasdaq Stock Market or any other system then in use. If on any day the units of that class are not quoted by any organization of that type, the average of the closing bid and asked prices on that day as furnished by a professional market maker making a market in the units of the class selected by the board of directors of the general partner. If on that day no market maker is making a market in the units of that class, the fair value of such units on that day as determined reasonably and in good faith by the board of directors of the general partner.

  Current Market Price: With respect to any class of units listed or admitted to trading on any national securities exchange as of any date, the average of the daily Closing Prices for the 20 consecutive trading days immediately prior to such date.

 Interim Capital Transactions:

    (a) borrowings, refinancings or refundings of indebtedness and sales of debt securities (other than Working Capital Borrowings and other than for items purchased on open account in the ordinary course of business) by any member of Star Gas Partners and its subsidiaries;

    (b) sales of equity interests (including common units sold to the underwriters in the exercise of their over-allotment option) by any member of Star Gas Partners and its subsidiaries; and

    (c) sales or other voluntary or involuntary dispositions of any assets of any member of Star Gas Partners and its subsidiaries (other than sales or other dispositions of inventory in the ordinary course of business, sales or other dispositions of other current assets, including, without limitation, receivables and accounts, in the ordinary course of business and sales or other dispositions of assets as a part of normal retirements or replacements), in each case before the dissolution and liquidation of Star Gas Partners.

  Operating Expenditures: All expenditures of Star Gas Partners and its subsidiaries including taxes, reimbursements of the general partner, debt service payments, and capital expenditures, subject to the following:

    (a) Payments (including prepayments) of principal and premium on a debt shall not be an Operating Expenditure if the payment is;

      (1) required for the sale or other disposition of assets or

      (2) made for the refinancing or refunding of indebtedness with the proceeds from new indebtedness or from the sale of equity interests. For purposes of the foregoing, at the election and in the reasonable discretion of the general partner, any payment of principal or premium shall be deemed to be refunded or refinanced by any indebtedness incurred or to be incurred by Star Gas Partners and its subsidiaries within 180 days before or after that payment to the extent of the principal amount of that indebtedness.

    (b) Operating Expenditures shall not include;

      (1) capital expenditures made for acquisitions or for capital improvements (as opposed to capital expenditures made to maintain assets);

      (2) payment of transaction expenses relating to Interim Capital Transactions;

      (3) payment of transaction expenses related to the merger and the transactions contemplated by the merger; or

      (4) distributions to partners. Where capital expenditures are made in part for acquisitions or capital improvements and in part for other purposes, the general partner's good faith allocation between the amounts paid for each shall be conclusive.

  Operating Surplus: As to any period before liquidation:

    (a)the sum of:

      (1) $20,340,600 plus all cash of Star Gas Partners and its subsidiaries on hand as of the close of business on the closing date of the initial public offering;

      (2) all the cash receipts of Star Gas Partners and its subsidiaries for the period beginning on the closing date of the initial public offering and ending with the last day of that period, other than cash receipts from Interim Capital Transactions (except to the extent specified in the amended and restated partnership agreement; and

      (3) all cash receipts of Star Gas Partners and its subsidiaries after the end of that period but on or before the date of determination of Operating Surplus for the period resulting from borrowings for working capital purposes; less

    (b)the sum of:

      (1) Operating Expenditures for the period beginning on the date of the closing of the initial public offering and ending with the last day of that period; and

      (2) the amount of cash reserves that is necessary or advisable in the reasonable discretion of the general partner to provide funds for future Operating Expenditures; provided, however, that disbursements made (including contributions to Star Gas Partners or any of its subsidiaries or disbursements on behalf of Star Gas Partners or any of its subsidiaries) or cash reserves established, increased or reduced after the end of that period but on or before the date of determination of Available Cash for that period shall be deemed to have been made, established, increased or reduced, for purposes of determining Operating Surplus, within that period if the general partner so determines.

Notwithstanding the foregoing, "Operating Surplus" for the quarter in which the liquidation date occurs and any later quarter shall equal zero.

  subordination period: The subordination period will extend from the date of the closing of the initial public offering until the first to occur of the following:

    (a)the first day of any quarter beginning on or after October 1, 2002 for which;

      (1) distributions of Available Cash from Operating Surplus on each of the outstanding common units, senior subordinated units, junior subordinated units and general partner units equaled or exceeded the sum of the minimum quarterly distribution on all of the outstanding common units and junior subordinated units for each of the three non-overlapping four-quarter periods immediately preceding that date;

      (2) the Adjusted Operating Surplus, generated during each of the three immediately preceding, non-overlapping four quarter periods equaled or exceeded the sum of minimum quarterly distribution on all of the common units, senior subordinated units, junior subordinated units and general partner units that were outstanding during those periods on a fully diluted basis for employee options or other employee incentive compensation (i.e., taking into account for purposes of that determination all outstanding common units, senior subordinated units, junior subordinated units and general partner units and all common units issuable upon exercise of employee options that have, as of the date of determination, already vested or are scheduled to vest before the end of the quarter immediately following the quarter for which determination is made, and all units that have, as of the date of determination, been earned by but not yet issued to management of Star Gas Partners for incentive compensation); and

      (3) there are no arrearages in payment of the minimum quarterly distribution on the common units.

    (b) the date on which the general partner is removed as general partner of Star Gas Partners upon the requisite vote by limited partners under circumstances where cause does not exist; provided, however, that if the general partner is removed during the subordination period within 12 months after the end of a six-quarter period in which the minimum quarterly distribution was not made on the common units for more than one of those quarters (excluding for this purpose the payment of any common unit arrearages) and the first quarter of that six-quarter period that the minimum quarterly distribution on common units was not made occurs after March 31, 2001, then the subordination period will not end. In the event that the general partner is removed under the circumstances described above, the junior subordinated units shall convert into senior subordinated units on a one-for-one basis and the distribution rights on the general partner units will rank equally with the senior subordinated units.

  Working Capital Borrowings: Borrowings under to a facility or other arrangement requiring all of its borrowings to be reduced to a relatively small amount each year for an economically meaningful period of time. Borrowings that are not intended exclusively for working capital purposes shall not be treated as Working Capital Borrowings.

            ANNEX C--PRO FORMA AVAILABLE CASH FROM OPERATING SURPLUS

  The following table shows the calculation of pro forma Available Cash from Operating Surplus and should be read only in conjunction with "Cash Available for Distribution," and Star Gas Partners unaudited pro forma condensed consolidated financial information.

                                                                 Twelve Months
                                                                     Ended
                                                               December 31, 1998
                                                               -----------------
                                                                (In thousands)
                                                               -----------------
Pro forma net income (loss)...................................     $(16,412)
Add (deduct):
  Loss (gain) on sale of assets...............................          115
  Depreciation and amortization...............................       35,431
  Provision for supplemental benefits ........................          358
  Amortization of debt issuance costs.........................          424
  Corporate identity expenses(a)..............................          152
  Restructuring charges(a)....................................          535
  Transaction expenses(b).....................................        4,823
  Maintenance capital expenditures............................       (4,059)
                                                                   --------
                                                                   $ 21,367
                                                                   ========

--------
(a) Represents infrequent charges associated with Petro's branding, corporate identity and restructuring programs.
(b) Represents expenses associated with the transaction.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

  We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You must not rely on any unauthorized information. This prospectus does not offer to sell or buy any common units in any jurisdiction where it is unlawful. The information in this prospectus is correct as of the date that information is given.

                               ----------------

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Guide To Reading This Prospectus.........................................   1
Summary..................................................................   2
Risk Factors.............................................................  20
The Transaction..........................................................  30
Use of Proceeds..........................................................  32
Capitalization...........................................................  33
Selling Unitholders......................................................  34
Star Gas Partners Structure and Management Following the Transaction.....  35
Price Range of Common Units and Distributions............................  37
Cash Distribution Policy.................................................  38
Business.................................................................  48
Management...............................................................  61
Beneficial Ownership of Principal Unitholders and Management.............  65
Description of the Common Units..........................................  66
The Partnership Agreement................................................  68
Conflicts of Interest....................................................  78
Description of Indebtedness..............................................  81
Federal Income Tax Considerations........................................  84
Investment in Star Gas Partners by Employee Benefit Plans and Individual
 Retirement Accounts..................................................... 100
Validity of Common Units................................................. 101
Experts.................................................................. 101
Where You Can Find More Information...................................... 102
Forward-Looking Statements............................................... 102
Incorporation of Certain Documents by Reference.......................... 103
Unaudited Pro Forma Condensed Consolidated Financial Information......... 104
Annex A -- Application for Transfer of Common Units...................... A-1
Annex B -- Glossary of Terms............................................. B-1
Annex C -- Partnership Agreement......................................... C-1
Annex D -- Pro Forma Available Cash from Operating Surplus............... D-1

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                             427,803 Common Units

                            Star Gas Partners, L.P.

                                 Representing
                           Limited Partner Interests

                               ----------------

                                  PROSPECTUS

                               ----------------









                               ----------------

                                April   , 1999

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution (1)

   SEC Registration Fee.................. $1,770
   NASD Fee..............................    --
   Printing and Engraving Expenses.......
   Accounting Fees and Expenses..........
   Legal Fees and Expenses...............
   Transfer Agent and Registrar Fees.....
   Miscellaneous.........................
                                          ------
     Total............................... $
                                          ======

--------
  (1)The amounts set forth above, except for the SEC, NASD and New York Stock Exchange fees, are in each case estimated.

Item 15. Indemnification of Directors and Officers

  The Partnership Agreement and the Operating Partnership Agreement provide that the Partnership or the Operating Partnership, as the case may be, will indemnify (to the fullest extent permitted by applicable law) certain persons from and against any and all losses, claims, damages, liabilities (joint or several), expenses (including, without limitation, legal fees and expenses), judgements, fines and amounts paid in settlement actually and reasonably incurred by such Indemnitee in connection with any claim, demand, action, suit or proceeding to which the Indemnitee is or was an actual or threatened party and which relates to the Partnership Agreement or the Operating Partnership Agreement or the property, business, affairs or management of the Partnership or the Operating Partnership. This indemnity is available only if the Indemnitee acted in good faith, in a manner in which such Indemnitee believed to be in, or not opposed to, the best interests of the Partnership and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful. Indemnitees include the General Partner, any Departing Partner, any affiliate of the General Partner or any Departing Partner, any person who is or was a director, officer, employee or agent of the general partner or any Departing Partner or any affiliate of either, or any person who is or was serving at the request of the General Partner, any Departing Partner, or any such affiliate as a director, officer, partner, trustee, employee or agent of another person. Expenses subject to indemnity will be paid by the applicable partnership to the Indemnitee in advance, subject to receipt of an undertaking by or on behalf of the Indemnitee to repay such amount if it is ultimately determined by a court of competent jurisdiction that the Indemnitee is not entitled to indemnification. The Partnership will, to the extent commercially reasonable, purchase and maintain insurance on behalf of the Indemnitees, whether or not the Partnership would have the power to indemnify such Indemnitees against liability under the applicable partnership agreement. Star Gas LLC maintains a policy of directors' and officers' liability insurance on behalf of its officers and directors.

Item 16. Exhibits

  The following is a complete list of Exhibits filed or incorporated by reference as part of this Registration Statement.

Exhibit                           Description
-------  --------------------------------------------------------------
  4.2    Form of Agreement of Limited Partnership of Star Gas Partners,
         L.P.+
  4.3    Form of Agreement of Limited Partnership of Star Gas
         Propane, L.P.+
  5.1    Opinion of Phillips Nizer Benjamin Krim & Ballon LLP
         as to the validity of the securities being registered.*

Exhibit                                 Description
-------  --------------------------------------------------------------------------
 8.1     Opinion of Andrews & Kurth L.L.P. as to certain federal
         income tax matters.**
 23.1    Consent of KPMG LLP.**
 23.2    Consent of Phillips Nizer Benjamin Krim & Ballon LLP
         (included in their opinion filed as Exhibit 5.1).*
 23.3    Consent of Andrews & Kurth L.L.P. (included in their
         opinion filed as Exhibit 8.1).**
 24.1    Powers of Attorney (included on the Registration Statement Signature Page)

--------
*  To be filed by amendment.
** Filed herewith.
+ Incorporated by reference to an exhibit to the Registrant's Registration Statement on Form S-4, File No. 333-66005, filed with the Commission on October 22, 1998.

Item 17. Undertakings

  (a) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (b) Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers or controlling persons of the Registrant pursuant to the provisions described in Item 15 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  (c) The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b) (1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Stamford, state of Connecticut, on April 5, 1999.

                                          Star Gas Partners, L.P.

                                          By:  STAR GAS LLC, as
                                              General Partner

                                             /s/ Irik P. Sevin
                                          By: ____________________
                                             Irik P. Sevin
                                             Chairman of the Board and
                                             Chief Executive Officer

                               POWER OF ATTORNEY

  Each person whose signature appears below appoints Irik Sevin, Richard F. Ambury and Joseph P. Cavanaugh and each of them, any of whom may act without the joinder of the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any Registration Statement (including any amendment thereto) for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granted unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or would do in person, hereby ratifying and confirming all that said attorney-in-fact and agents or any of them or their or his or her substitute and substitutes, may lawfully do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

              Signature                          Title                   Date
              ---------                          -----                   ----

          /s/ Irik P. Sevin            Chairman of the Board and     April 5, 1999
______________________________________  Chief Executive Officer
            Irik P. Sevin               (Principal Executive,
                                        Financial and Accounting
                                        Officer)

         /s/  Audrey L. Sevin          Director                      April 5, 1999
______________________________________
           Audrey L. Sevin

        /s/ William Nicoletti          Director                      April 5, 1999
______________________________________
          William Nicoletti

          /s/ Paul Biddelman           Director                      April 5, 1999
______________________________________
            Paul Biddelman

                                       Director                      April  , 1999
______________________________________
          Thomas J. Edelman

         /s/ Wolfgang Traber           Director                      April 5, 1999
______________________________________
           Wolfgang Traber

      /s/ William G. Powers, Jr.       Director                      April 5, 1999
______________________________________
        William G. Powers, Jr.